As filed with the Securities and Exchange Commission on August 6, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COLUMBIA BANKING SYSTEM, INC.

(Exact Name of Registrant as Specified in Its Charter)

WASHINGTON	6712	91-1422237
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

1301 “A” Street, Tacoma, Washington 98402-4200 (253) 305-1900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Clint E. Stein

President and Chief Executive Officer

1301 “A” Street

Tacoma, Washington 98402-4200 (253) 305-1900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Patrick S. Brown Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, CA 90067 Telephone: (310) 712-6600	Randall S. Eslick President and Chief Executive Officer Bank of Commerce Holdings 555 Capitol Mall, Suite 1255 Sacramento, California 95814 Telephone: (800) 421-2575	Stephen M. Klein Miller Nash LLP Pier 70 2801 Alaskan Way, Suite 300 Seattle, WA 98121 Telephone: (206) 624-8300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, no par value	6,758,313	N/A	$228,853,380.74	$24,967.90

(1)

Represents the maximum number of shares of Columbia Banking System, Inc. common stock estimated to be issuable in the transaction described herein, based on an amount equal to the product of (A) 16,895,783 Bank of Commerce Holdings common shares outstanding as of June 21, 2021 (which includes 146,267 Bank of Commerce Holdings shares of restricted stock) and (B) 0.40.

(2)

Calculated in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, the proposed maximum offering price is the product of (A) the average of the high and low sales prices of Bank of Commerce Holdings common shares as reported on the NASDAQ Global Market on August 4, 2021 ($13.55) times (B) 16,895,783 (the maximum number of Bank of Commerce Holdings common shares expected to be exchanged for the common shares being registered).

(3)

Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, to be $109.10, which is equal to .0001091 multiplied by the proposed maximum aggregate offering price of $228,853,380.74.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED August 6, 2021

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Bank of Commerce Holdings,

As previously announced, Bank of Commerce Holdings, which we refer to as BOCH, and Columbia Banking System, Inc., which we refer to as Columbia, have entered into a definitive merger agreement, which we refer to as the merger agreement, that provides for the combination of the two companies. Under the merger agreement, BOCH will merge with and into Columbia, with Columbia as the surviving entity, which we refer to as the parent merger. Promptly following the parent merger, Merchants Bank of Commerce, a California state-chartered bank and wholly owned subsidiary of BOCH, which we refer to as Merchants Bank, will merge with and into Columbia State Bank, a Washington state-chartered bank and wholly owned subsidiary of Columbia, which we refer to as Columbia Bank, with Columbia Bank as the surviving bank, which we refer to as the bank merger. We refer to the parent merger and the bank merger collectively as the mergers. We cannot complete the mergers until the shareholders of BOCH approve the principal terms of the merger agreement. BOCH shareholders will be asked to vote on whether to approve the principal terms of the merger agreement at the special meeting of shareholders to be held on             , 2021.

Under the terms of the merger agreement, BOCH shareholders will have the right to receive 0.40 of a share of Columbia common stock with respect to each of their shares of BOCH common stock (subject to any adjustment as provided in the merger agreement), which we refer to as the merger consideration. As of June 23, 2021, the date the mergers were announced, based on the expected issuance of 6,758,313 Columbia common shares in the parent merger, the total merger consideration payable to holders of BOCH common shares was valued at approximately $266.0 million. As of the date of this proxy statement/prospectus, based on the expected issuance of              Columbia common shares in the parent merger, the total merger consideration payable to holders of BOCH common shares is valued at approximately $         million. We expect the transactions to be tax-free for BOCH shareholders. After completion of the parent merger, based on the current issued and outstanding Columbia common shares and the              Columbia common shares expected to be issued to BOCH shareholders, BOCH shareholders would own approximately     % of Columbia’s common shares (ignoring any shares of Columbia common shares they may already own).

Subject to the terms and conditions of the merger agreement, at the date and time when the parent merger becomes effective, which we refer to as the effective time, each share of BOCH’s common stock issued and outstanding will be converted into the right to receive from Columbia 0.40 of a share of Columbia common stock, which we refer to as the exchange ratio. The exchange ratio is subject to adjustment to the extent that specified expenses incurred by BOCH in connection with the transaction total in excess of $10,500,000 ($10,750,000 if the effective time occurs in 2022) and in certain other circumstances as described below.

BOCH may elect to terminate the merger agreement if (a) the Columbia average closing price is less than $35.48 per share and (b) the percentage decline in the Columbia average closing price underperforms the KBW Regional Banking Index over the same time period by greater than 15%, provided that BOCH has given notice of its election to exercise its right to terminate the merger agreement within one business day following the determination date and Columbia does not, within two business days following such notice, agree to adjust the exchange ratio so that the termination above does not occur.

You should obtain current price quotations for Columbia common shares and BOCH common shares. Columbia common shares are traded on the Nasdaq Global Select Market under the symbol “COLB,” and BOCH common shares are traded on the Nasdaq Global Market under the symbol “BOCH.”

BOCH’s board of directors has unanimously determined that the combination of BOCH and Columbia is in the best interests of BOCH and its shareholders based upon its analysis, investigation and deliberation, and the BOCH board of directors unanimously recommends that the BOCH shareholders vote “FOR” the approval of the principal terms of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should read this entire proxy statement/prospectus carefully, including the appendices and the documents incorporated by reference into the document, because it contains important information about the mergers and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 15 for a discussion of the risks you should consider in evaluating the proposed mergers and how they will affect you.

The Columbia common shares to be issued to BOCH shareholders in the parent merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Sincerely,

Randall S. Eslick

President and Chief Executive Officer

Bank of Commerce Holdings

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the mergers described in this proxy statement/prospectus or the Columbia common shares to be issued in the parent merger, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated             , 2021, and is first being mailed to the shareholders of BOCH on or about             , 2021.

Bank of Commerce Holdings

555 Capitol Mall, Suite 1255

Sacramento, California 95814

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                , 2021

To the Shareholders of Bank of Commerce Holdings:

Bank of Commerce Holdings, which we refer to as BOCH, will hold a special meeting of shareholders at 1015 7th Street, Sacramento, California 95814, at                , Pacific Time, on                , 2021, which we refer to as the BOCH special meeting, to consider and vote upon the following matters:

•

a proposal to approve the principal terms of the Agreement and Plan of Merger, dated as of June 23, 2021, by and between Columbia Banking System, Inc. and BOCH, pursuant to which BOCH will merge with and into Columbia Banking System, Inc., as more fully described in the attached proxy statement/prospectus, which we refer to as the merger proposal;

•

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to BOCH’s named executive officers in connection with the mergers, and the agreements or understandings pursuant to which such compensation may be paid or become payable, discussed under the section entitled “The Mergers—Interests of BOCH’s Directors and Executive Officers in the Mergers,” which we refer to as the merger-related named executive officer compensation proposal; and

•

a proposal to approve one or more adjournments of the BOCH special meeting, if necessary or appropriate, including adjournments to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

BOCH will transact no other business at the BOCH special meeting, except for business properly brought before the BOCH special meeting or any adjournment or postponement of such meeting.

The approval by BOCH’s shareholders of the merger proposal is required for the completion of the merger described in this proxy statement/prospectus.

We have fixed the close of business on                , 2021, as the record date for the BOCH special meeting. Only BOCH common shareholders of record at that time are entitled to notice of, and to vote at, the BOCH special meeting, or any adjournment or postponement of the BOCH special meeting. Approval of the merger proposal requires the affirmative vote of the holders of a majority of all outstanding BOCH common shares entitled to vote. Approval of the merger-related named executive officer compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the BOCH common shares represented and voting.

Your vote is very important. To ensure your representation at the BOCH special meeting, please submit your proxy through the Internet or by telephone or complete and return the enclosed proxy card. Please vote promptly whether or not you expect to attend the BOCH special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the BOCH special meeting.

The BOCH board of directors has adopted and approved the merger agreement and the transactions contemplated thereby, and unanimously recommends that you vote “FOR” each of the proposals.

By order of the Board of Directors,

Andrea M. Newburn

Corporate Secretary

Sacramento, California

                , 2021

WHERE YOU CAN FIND MORE INFORMATION

Both Columbia Banking System, Inc., which we refer to as Columbia, and Bank of Commerce Holdings, which we refer to as BOCH, file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which we refer to as the SEC. You may read the materials that either Columbia or BOCH files with the SEC at the SEC’s website located at http://www.sec.gov. You can also obtain, free of charge, documents that Columbia files with the SEC at www.columbiabank.com under the tab “About Us” and then under the heading “Investor Relations” or documents that BOCH files with the SEC at www.bankofcommerceholdings.com under the tab “Investor Services” and then under the heading “Corporate Profile.” The information provided on the Columbia and BOCH websites is not part of this proxy statement/prospectus and is not incorporated herein by reference. Copies of the documents that Columbia or BOCH, respectively, files with the SEC can also be obtained, free of charge, by directing a written request to Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Suite 800, Tacoma, Washington 98402 or to Bank of Commerce Holdings, Attention: Corporate Secretary, 555 Capitol Mall, Suite 1255, Sacramento, California 95814.

Columbia has filed a registration statement on Form S-4 to register with the SEC Columbia common shares as specified therein. This proxy statement/prospectus is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates important business and financial information about Columbia and BOCH that is not included in or delivered with this document, including incorporating by reference documents that Columbia and BOCH have previously filed with the SEC. These documents contain important information about the companies and their financial condition. See “Documents Incorporated by Reference.” These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below:

Columbia Banking System, Inc. 1301 “A” Street, Suite 800 Tacoma, Washington 98402 Attention: Corporate Secretary Telephone: (253) 305-1900	Bank of Commerce Holdings 555 Capitol Mall, Suite 1255 Sacramento, CA 95814 Attention: Corporate Secretary Telephone: (800) 421-2575

To obtain timely delivery of these documents, you must request the information no later than             , 2021, in order to receive them before the special meeting of BOCH shareholders, which we refer to as the BOCH special meeting.

Columbia common shares, no par value per share, which we refer to as Columbia common shares, are traded on the Nasdaq Global Select Market under the symbol “COLB,” and BOCH common shares, no par value, which we refer to as BOCH common shares, are traded on the Nasdaq Global Market under the symbol “BOCH.”

i

ii

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the transactions and the shareholder meeting. They may not include all the information that is important to the shareholders of BOCH. Shareholders of BOCH should carefully read this entire proxy statement/prospectus, including the appendices and other documents referred to in this document.

Q:	What are the transactions?

A:

Columbia and BOCH have entered into an agreement and plan of merger, which we refer to as the merger agreement, pursuant to which, subject to the terms and conditions of the merger agreement, BOCH will merge with and into Columbia, with Columbia continuing as the surviving corporation, which we refer to as the parent merger. A copy of the merger agreement is attached as Appendix A to this document. Promptly following the parent merger, Merchants Bank of Commerce, a California state-chartered bank and wholly owned subsidiary of BOCH, which we refer to as Merchants Bank, will merge with and into Columbia State Bank, a Washington state-charted bank and wholly owned subsidiary of Columbia, which we refer to as Columbia Bank, with Columbia Bank as the surviving bank, which we refer to as the bank merger, and together with the parent merger, the mergers. In order to complete the transaction, BOCH needs the approval of its shareholders of the merger agreement and each party needs the approval of the mergers by the applicable banking regulators of Columbia, Columbia Bank, BOCH and Merchants Bank.

Q:	Why am I receiving these materials?

A:

BOCH is sending these materials to its shareholders to help them decide how to vote their shares of BOCH with respect to the proposed parent merger and other matters to be considered at the special meeting, described below.

The parent merger cannot be completed unless BOCH shareholders approve the principal terms of the merger agreement. BOCH is holding a special meeting of shareholders to vote on the proposals necessary to complete the parent merger. Information about the special meeting and the mergers is contained in this proxy statement/prospectus.

This document constitutes both a proxy statement of BOCH and a prospectus of Columbia. It is a proxy statement because the BOCH board of directors is soliciting proxies from its shareholders. It is a prospectus because Columbia will issue Columbia common shares in exchange for BOCH common shares in the parent merger.

Q:	What will BOCH shareholders receive in the parent merger?

A:

Under the terms of the merger agreement, BOCH shareholders will have the right, with respect to each of their BOCH common shares, to receive a number of Columbia common shares equal to the exchange ratio. The exchange ratio will be 0.40 of a share of Columbia common stock per share of BOCH common stock, subject to adjustment as described below.

If immediately prior to the effective time, the transaction expenses incurred by BOCH exceed $10.5 million, or $10.75 million if the closing date is in calendar year 2022, which we refer to as the threshold amount, there will be an adjustment made to the exchange ratio such that the excess amount of transaction expenses will be deducted from the aggregate merger consideration. In that event, the exchange ratio will be equal to the product of (x) the exchange ratio and (y) the quotient obtained by dividing (1) the aggregate merger consideration, as defined below, minus the reduction amount, as defined below, by (2) the aggregate merger consideration. The aggregate merger consideration will equal (A) the Columbia average closing price multiplied by 0.40, multiplied by (B) the total number of BOCH common shares issued and outstanding immediately prior to the closing (other than treasury shares). The reduction amount means, to the extent the transaction expenses exceed the threshold amount, (a) the transaction expenses, minus (b) the threshold amount, plus (c) any tax benefits estimated to result from the transaction expenses exceeding the threshold amount, as reasonably estimated by Columbia. In the event of a transaction or series of related transactions in which a person acquires record or beneficial ownership of Columbia common shares that, together with shares held by such person, constitutes greater than 50% of the outstanding Columbia common shares, the reduction amount will be zero.

In addition, if (a) the Columbia average closing price is less than $35.48, which we refer to as the signing price, and (b) the Columbia average closing price underperforms the KBW Regional Banking Index by greater than 15%, then BOCH can terminate the merger agreement unless Columbia, at its option and in its sole discretion, adjusts the exchange ratio to a number equal to the lesser of (A) a quotient, the numerator of which is the signing price multiplied by the exchange ratio, and the denominator of which is the Columbia average closing price, or (B) the product of (1) a quotient, the numerator of which is the signing price multiplied by the exchange ratio, and the denominator of which is the Columbia average closing price, multiplied by (2) the percent change in the KBW Regional Banking Index.

Q:	Will the value of the merger consideration change between the date of this document and the time the parent merger is completed?

A:

Yes. The number of Columbia common shares that BOCH shareholders will receive in the parent merger will be fixed based on the exchange ratio, other than in certain circumstances described below. Accordingly, the value of the merger consideration will fluctuate between the date of this document and the completion of the parent merger based upon the market value of Columbia common shares.

Q:	How are BOCH restricted stock awards addressed in the merger agreement?

A:

As described under “The Mergers—Treatment of BOCH Equity Awards,” at the closing of the parent merger, any vesting conditions applicable to any BOCH outstanding restricted stock awards, which we refer to as BOCH restricted shares, will automatically and without any action on the part of the holders thereof, accelerate in full and each BOCH restricted share will be cancelled, and will only entitle the holders of such BOCH restricted shares to receive the merger consideration (less applicable taxes required to be withheld).

Q:	How are outstanding BOCH stock options addressed in the merger agreement?

A:

The merger agreement provides that at the effective time of the parent merger, all outstanding BOCH stock options, which we refer to as BOCH options, whether vested or unvested, will automatically and without any action on the part of the holders thereof be cancelled and will only entitle the holders of such BOCH options to receive (without interest), an amount in cash equal to the product of (x) the number of BOCH common shares subject to such BOCH option immediately prior to the effective time, multiplied by (y) the excess, if any, of (A) the product of (i) the exchange ratio, as it may be adjusted pursuant to the merger agreement, multiplied by (ii) the Columbia average closing price, which we refer to as the equity award cashout price, over (B) the exercise price per share of BOCH common stock of such BOCH option, less applicable taxes required to be withheld with respect to such payment. Any BOCH option which has an exercise price per share of BOCH common shares that is greater than or equal to the equity award cashout price will be cancelled at the effective time for no consideration or payment.

Q:	When do Columbia and BOCH expect to complete the mergers?

A:

Columbia and BOCH expect to complete the mergers after all conditions to the parent merger in the merger agreement are satisfied or waived, including after shareholder approval is received at the BOCH special meeting and all required regulatory approvals are received. Columbia and BOCH currently expect to complete the mergers by the end of 2021. It is possible, however, that as a result of factors outside of either company’s control, the mergers may be completed at a later time, or may not be completed at all.

Q:	Who is entitled to vote?

A:

Holders of record of BOCH common shares at the close of business on                , which is the date that the BOCH board of directors has fixed as the record date for the BOCH special meeting, are entitled to vote at the BOCH special meeting.

Q:	What constitutes a quorum?

A:

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the BOCH special meeting. Abstentions and broker non-votes will be included in determining the number of shares present at the BOCH special meeting for the purpose of determining a quorum.

Q:	What am I being asked to vote on?

A:	BOCH shareholders are being asked to vote on the following proposals:

•	Approval of the Merger Agreement. To approve the principal terms of the merger agreement, which we refer to as the merger proposal;

•

Non-Binding Approval of Certain Compensation. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to BOCH’s named executive officers in connection with the mergers, and the agreements or understandings pursuant to which such compensation may be paid or become payable, which we refer to as the merger-related named executive officer compensation proposal; and

•

Adjournment of Meeting. To approve one or more adjournments of the BOCH special meeting, if necessary or appropriate, including adjournments to solicit additional proxies in favor of the merger proposal, which we refer to as the BOCH adjournment proposal.

Q:	How does the BOCH board of directors recommend that I vote?

A:	The BOCH board of directors unanimously recommends that BOCH shareholders vote “FOR” the proposals described in this proxy statement/prospectus.

Q:	Are there any voting agreements with existing shareholders?

A:

Yes. Each of the directors of BOCH, in such director’s capacity as a beneficial owner of shares of common stock of BOCH, has entered into a voting support agreement with Columbia, the form of which is attached to this proxy statement/prospectus as Appendix B, in which each such director has agreed, among other things, to vote his or her shares in favor of approval of (i) the principal terms of the merger agreement and the transactions contemplated thereby, (ii) any other matter that is required to facilitate the transactions contemplated by the merger agreement, and (iii) any proposal to adjourn or postpone the BOCH special meeting to a later date if there are not sufficient votes to approve the principal terms of the merger agreement. As of the close of business on the record date, BOCH’s directors beneficially owned, in the aggregate,                shares of BOCH common stock, allowing them to exercise approximately                % of the voting power of BOCH common stock.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please vote by telephone or on the Internet, or complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible so that your shares will be represented at the BOCH special meeting.

Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:	How do I vote?

A:	If you are a shareholder of record of BOCH as of the BOCH record date, you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing the enclosed proxy card and returning it in the postage-paid envelope provided.

You may also cast your vote in person at the BOCH special meeting.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Holders in “street name” who wish to vote in person at the BOCH special meeting will need to obtain a proxy form from the institution that holds their shares.

Q:	How do I vote if my shares are held in the Merchants Bank of Commerce 401(k) Profit Sharing Plan?

A:

If you hold any shares in the Merchants Bank of Commerce 401(k) Profit Sharing Plan, which we refer to as the 401(k) Plan, you are receiving, or being provided access to, the same proxy materials as any other shareholder. However, your proxy vote will serve as voting instructions to the 401(k) Plan trustee. Your voting instructions must be received at least          days prior to the BOCH special meeting in order to count. The 401(k) Plan’s Administrative Committee will instruct the trustee as to how to vote shares for which no instructions are received from 401(k) Plan participants at least          days prior to the BOCH special meeting.

Q:	When and where is the BOCH special meeting?

A:

The BOCH special meeting will be held at 1015 7th Street, Sacramento, California 95814, at                Pacific Time, on                , 2021. All shareholders of BOCH as of the BOCH record date, or their duly appointed proxies, may attend the BOCH special meeting.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker or nominee vote my shares for me?

A:

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to BOCH or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Brokers, banks or other nominees who hold shares in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the shareholder meeting but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker, bank or other nominee does not have discretionary voting power on such proposal.

If you are a BOCH shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” the proposal. If you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on the merger-related named executive compensation proposal or BOCH adjournment proposal, which broker non-votes will have no effect on the vote on these proposals.

Q:	What vote is required to approve each proposal to be considered at the BOCH special meeting?

A:	The Merger Proposal. The affirmative vote of the holders of a majority of all outstanding BOCH common shares entitled to vote is required to approve the principal terms of the merger agreement.

The Merger-Related Named Executive Officer Compensation Proposal. The affirmative vote of a majority of the BOCH common shares represented and voting on the merger-related named executive officer compensation proposal is required to approve the proposal.

The BOCH Adjournment Proposal. The affirmative vote of a majority of the BOCH common shares represented and voting on the BOCH adjournment proposal is required to approve the proposal.

Q:	What if I abstain from voting or do not vote?

A:	For the purposes of the BOCH special meeting, an abstention occurs when a shareholder attends the special meeting, either in person or by proxy, but abstains from voting.

For purposes of the merger proposal, if a BOCH shareholder present in person at the BOCH special meeting abstains from voting or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the merger proposal. If a BOCH shareholder is not present in person at the BOCH special meeting and does not respond by proxy, it also will have the same effect as a vote cast “AGAINST” the merger proposal.

For purposes of the merger-related named executive officer compensation proposal and the BOCH adjournment proposal, if a BOCH shareholder is present in person at the BOCH special meeting and abstains from voting or responds by proxy with an “abstain” vote, or is not present in person at the BOCH special meeting and does not respond by proxy, it will have no effect on the vote on these proposals.

Q:	May I change my vote or revoke my proxy after I have delivered my proxy or voting instruction card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary of BOCH;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•

by logging onto the website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so, and following the instructions on the proxy card; or

•

by attending the special meeting and voting in person if your shares are registered in your name rather than in the name of a broker, bank or other nominee; however, your attendance alone will not revoke any proxy.

If you choose any of the first three methods, you must take the described action (and, in the case of the second method, your proxy card must be received) no later than 11:59 PM ET the day prior to the special meeting, unless you are voting shares held in the 401(k) Plan, in which case the deadline is 11:59 PM ET on                 .

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	Do I need identification to attend the BOCH special meeting in person?

A:

Yes. Please bring proper identification, together with proof that you are a record owner of BOCH common shares. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned common shares of BOCH on the record date.

Q:	What happens if I sell my shares after the record date but before the BOCH special meeting?

A:

The record date for the BOCH special meeting is earlier than the date of the special meeting and the date that the mergers are expected to be completed. If you transfer your shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive any merger consideration for the transferred shares of BOCH. You will only be entitled to receive the merger consideration in respect of shares of BOCH that you hold at the effective time of the parent merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:

If you hold shares of BOCH directly as a record holder and also in “street name,” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the BOCH special meeting. These should each be voted or returned separately to ensure that all of your shares are voted.

Q:	What are the U.S. federal income tax consequences of the mergers?

A:

The parent merger is intended to qualify, and the obligation of Columbia and BOCH to complete the parent merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the parent merger will qualify, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, which we refer to as the Code.

Accordingly, based on the opinions to be delivered in connection with the completion of the parent merger, you generally will not recognize any gain or loss upon receipt of Columbia common shares in exchange for BOCH common shares in the parent merger (except with respect to any cash received in lieu of a fractional Columbia common share, as discussed below under “Material U.S. Federal Income Tax Consequences of the Parent Merger—Cash Received In Lieu of a Fractional Columbia Common Share”).

For a more detailed discussion of the material U.S. federal income tax consequences of the parent merger, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Parent Merger” beginning on page 59.

The tax consequences of the parent merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the mergers.

Q:	Do I have appraisal or dissenters’ rights?

A:

Under California law, BOCH shareholders are not entitled to exercise appraisal rights in connection with the parent merger. See “The Mergers—Conversion of Shares; Exchange of Certificates—Dissenting Shares.”

Q:	What happens if the mergers are not completed?

A:

If the mergers are not completed, BOCH shareholders will not receive any consideration for their common shares of BOCH that otherwise would have been received in connection with the parent merger. Instead, BOCH will remain an independent public company and its common shares will continue to be listed and traded on the Nasdaq Global Market.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send your share certificates with your proxy card. If you do not vote by internet or telephone, you should send the proxy card in the enclosed envelope. If you are a shareholder of record, you will receive written instructions from Broadridge Financial Solutions, Inc., the exchange agent, in a letter of transmittal to be mailed after the parent merger is completed on how to exchange your share certificates for Columbia common shares. You should follow those instructions regarding how and when to surrender your share certificates at that time.

Q:	Whom should I contact if I have any questions about the proxy materials or the meeting?

A:

If you have any questions about the mergers or any of the proposals to be considered at the BOCH special meeting, need assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact BOCH’s Corporate Secretary by calling (800) 421-2575 or by writing to Bank of Commerce Holdings, Attention: Corporate Secretary, 555 Capitol Mall, Suite 1255, Sacramento, California 95814.

SUMMARY

This summary highlights selected information from this document. It may not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer you in order to fully understand the mergers and the related transactions. See “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (page 72)

Columbia

Headquartered in Tacoma, Washington, Columbia is the holding company of Columbia Bank, a Washington state-chartered full service commercial bank, with deposits insured by the Federal Deposit Insurance Corporation, which we refer to as the FDIC. At July 22, 2021, Columbia had 145 banking offices, including 70 branches in Washington State, 60 branches in Oregon and 15 branches in Idaho. At March 31, 2021, Columbia had total assets of approximately $17.34 billion, total net loans receivable and loans held for sale of approximately $9.53 billion, total deposits of approximately $14.77 billion and approximately $2.2 billion in shareholders’ equity.

Columbia’s stock is traded on the Nasdaq Global Select Market under the symbol “COLB.” Financial and other information relating to Columbia is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021. Information regarding the names, ages, positions, and business backgrounds of the executive officers and directors of Columbia, as well as additional information, including executive compensation, and certain relationships and related person transactions, is set forth in or incorporated by reference in Columbia’s Annual Report on Form 10-K and in its proxy statement for its 2021 annual meeting of shareholders.

Columbia’s principal office is located at 1301 “A” Street, Tacoma, Washington 98402, and its telephone number at that location is (253) 305-1900. Columbia’s internet address is www.columbiabank.com. The information provided on the Columbia website is not part of this proxy statement/prospectus and is not incorporated herein by reference. Additional information about Columbia is included under “Information Concerning Columbia” and “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

BOCH

Headquartered in Sacramento, California, BOCH is the holding company of Merchants Bank of Commerce, which we refer to as Merchants Bank, a California state-chartered commercial bank, with deposits insured by the FDIC. At July 22, 2021, Merchants Bank had 10 full service facilities, one internet banking branch, one limited service facility, and one loan production office in northern California. BOCH provides a wide range of financial services and products for business and retail customers that are competitive with those traditionally offered by banks of similar size in California. At March 31, 2021, BOCH had $1.83 billion in total assets, $1.13 billion in net loans, and $1.61 billion in total deposits.

BOCH common shares are traded on the Nasdaq Global Market under the symbol “BOCH.” Financial and other information relating to BOCH is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021. Information regarding the names, ages, positions, and business backgrounds of the executive officers and directors of BOCH, as well as additional information, including executive compensation, and certain relationships and related person transactions, is included in BOCH’s Annual Report on Form 10-K and in the Definitive Proxy Statement on Schedule 14A for BOCH’s 2021 Annual Meeting of Shareholders.

BOCH’s principal office is located at 555 Capitol Mall, Suite 1255, Sacramento, California 95814, and its telephone number at that location is (800) 421-2575. BOCH’s internet address is www.bankofcommerceholdings.com. The information provided on the BOCH website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Additional information about Columbia and BOCH is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” and “Documents Incorporated by Reference” included elsewhere in this proxy statement/prospectus.

The Mergers and the Merger Agreement (pages 21 and 43)

The terms and conditions of the parent merger are contained in the merger agreement which is attached to this proxy statement/prospectus as Appendix A. The parties encourage you to read the merger agreement carefully as it is the legal document that governs the parent merger.

Under the terms and conditions of the merger agreement and in accordance with Washington law, upon completion of the parent merger, BOCH will merge with and into Columbia, with Columbia continuing as the surviving entity. Promptly following the parent merger, Merchants Bank will merge with and into Columbia Bank, with Columbia Bank as the surviving bank.

Merger Consideration (page 21)

In the parent merger, BOCH shareholders will have the right, with respect to each of their BOCH common shares, to receive, as described below, an amount of Columbia common shares equal to the exchange ratio, which is 0.40, subject to exchange ratio adjustment mechanisms as more fully detailed in this proxy statement/prospectus. See “The Mergers” beginning on page 21.

Recommendations of the BOCH Board of Directors and Reasons for the Mergers (page 29)

BOCH’s board of directors unanimously recommends that holders of BOCH common shares vote “FOR” the merger proposal, “FOR” the merger-related named executive officer compensation proposal and “FOR” the BOCH adjournment proposal.

For further discussion of BOCH’s reasons for the mergers and the recommendations of BOCH’s board of directors, see “The Mergers—Background of the Mergers” and “The Mergers—Recommendations of the BOCH Board of Directors and Reasons for the Mergers.”

Opinion of Raymond James (page 31)

At the June 23, 2021 meeting of the BOCH board of directors, representatives of Raymond James & Associates, Inc., which we refer to as Raymond James, rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the BOCH board of directors dated June 23, 2021, which we refer to as the Raymond James opinion, as to the fairness, as of such date, from a financial point of view, to the holders of BOCH’s outstanding common shares of the merger consideration to be received by such holders in the parent merger, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of the Raymond James opinion.

The full text of the Raymond James opinion, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix C to this proxy statement/prospectus. Raymond James provided the Raymond James opinion for the information and assistance of the BOCH board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the parent merger, and the Raymond James opinion only addresses whether the merger consideration to be received by the holders of BOCH common shares in the parent merger was fair, from a financial point of view, to such holders. For purposes of the Raymond James opinion, and with BOCH’s consent, Raymond James assumed that the value of the merger consideration is $16.70 per share, based on Columbia’s 20-day average closing stock price of $41.74 per share as of June 22, 2021. The Raymond James opinion did not address any other term or aspect of the merger agreement or the mergers. The Raymond James opinion does not constitute a recommendation to the BOCH board of directors or any holder of BOCH common shares as to how the BOCH board of directors, such shareholder or any other person should vote or otherwise act with respect to the mergers or any other matter.

Interests of BOCH’s Directors and Executive Officers in the Mergers (page 39)

In considering the recommendation of the BOCH board of directors, BOCH shareholders should be aware that certain directors and executive officers of BOCH have interests in the parent merger that may differ from, or may be in addition to, the interests of BOCH shareholders generally. The BOCH board of directors was aware of these interests and considered them, among other matters, when it adopted the merger agreement and in making its recommendations that the BOCH shareholders approve the principal terms of the merger agreement. These interests include:

•

Randall S. Eslick, who is the chief executive officer and president of BOCH, entered into an employment agreement with Columbia and Columbia Bank that becomes effective upon the completion of the parent merger and that replaces an existing employment agreement with BOCH and Merchants Bank;

•

Each of BOCH’s four executive officers are party to agreements that provide for severance and other benefits following a change in control of BOCH in connection with a qualifying termination of employment;

•	Certain of BOCH’s executive officers and directors may have equity awards that under the merger agreement become fully vested upon completion of the parent merger; and

•	BOCH directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For a more complete description of the interests of BOCH’s directors and executive officers in the mergers, see “The Mergers—Interests of BOCH’s Directors and Executive Officers in the Mergers.”

Regulatory Matters (page 47)

Columbia and BOCH have each agreed to use its commercially reasonable efforts to obtain all regulatory approvals required to complete the mergers contemplated by the merger agreement. Regulatory approvals are required from the Federal Reserve Board, which we refer to as the Federal Reserve, the FDIC and the Washington State Department of Financial Institutions, which we refer to as the WDFI. As of the date of this proxy statement/prospectus, Columbia and BOCH have submitted applications and notifications to obtain the required regulatory approvals. There can be no assurances that such approvals will be received on a timely basis, or as to the ability of Columbia or BOCH to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. See “The Mergers—Regulatory Approvals Required for the Mergers.”

Conditions to the Parent Merger (page 54)

Currently, Columbia and BOCH expect to complete the merger by the end of 2021. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

No Solicitation; Change in Board Recommendation (page 50)

Under the terms of the merger agreement, BOCH has agreed not to initiate, solicit, encourage or knowingly facilitate any inquiries or the making of proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal (as defined below in the section entitled “The Merger Agreement—Covenants and Agreements”). Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if BOCH receives an unsolicited bona fide acquisition proposal and the BOCH board of directors concludes in good faith that such acquisition proposal constitutes, or is reasonably expected to result in, a superior proposal (as defined below in the section entitled “The Merger Agreement—Covenants and Agreements”), then BOCH and its board of directors may furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the BOCH board of directors concludes in good faith (after consultation with outside legal counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law, provided that prior to providing any such nonpublic information or engaging in any such negotiations, BOCH entered into a confidentiality agreement with such third party.

Under the terms of the merger agreement, none of the members of the BOCH board of directors may, except as expressly permitted by the merger agreement, make an adverse change of recommendation (as defined below in the section entitled “The Merger Agreement—Covenants and Agreements”), or cause or commit BOCH to enter into any agreement or understanding other than the confidentiality agreement referred to above relating to any acquisition proposal made to BOCH. Nevertheless, in the event that BOCH receives an acquisition proposal that the BOCH board of directors concludes in good faith constitutes a superior proposal, the BOCH board of directors may make an adverse change of recommendation or terminate the merger agreement, if it concludes in good faith (and based on the advice of counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law, as long as BOCH gives Columbia prior written notice at least five business days before taking such action and during such five business day period BOCH negotiates in good faith with Columbia to enable Columbia to make an improved offer that is at least as favorable to the shareholders of BOCH as such alternative acquisition proposal.

Termination (page 55)

The merger agreement can be terminated at any time prior to completion of the parent merger by mutual consent, or by either party in the following circumstances:

•

a requisite regulatory approval is denied and such denial has become final and non-appealable, or if a governmental entity of competent jurisdiction has issued a final and non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement;

•

the parent merger has not closed by March 31, 2022, provided that such date may be extended by written agreement between Columbia and BOCH if the only condition not satisfied or waived on such date is the receipt of the requisite regulatory approval and all other conditions have been satisfied, waived, or remain capable of being satisfied and unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•

there is a breach by the other party of any of its covenants, agreements, representations or warranties that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition of the other party, and such breach is not cured within 30 days following written notice to the party committing the breach, or the breach, by its nature, cannot be cured within such time (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

•

BOCH shareholders have not approved the merger agreement and the transactions contemplated thereby at the duly convened BOCH special meeting or at any adjournment or postponement thereof, provided that the failure to obtain such shareholder approval was not caused by the terminating party’s material breach of any of its obligations under the merger agreement.

The merger agreement may be terminated by Columbia prior to obtaining the BOCH shareholder approval, in the event that:

•	BOCH breaches in any material respect its non-solicitation covenants in the merger agreement;

•

BOCH or the BOCH board of directors submits the merger agreement to its shareholders without a recommendation for approval or withdraws or materially and adversely modifies its recommendation with respect to the merger agreement or recommends an acquisition proposal other than the mergers;

•

at any time after the end of five business days following receipt of an acquisition proposal, the BOCH board of directors fails to reaffirm its board recommendation as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by Columbia; or

•

a tender offer or exchange offer for outstanding BOCH common shares is publicly disclosed (other than by Columbia or one of its affiliates) and the BOCH board of directors recommends that its shareholders tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, the BOCH board of directors fails to recommend unequivocally against acceptance of such offer, which we refer to as a termination due to no company recommendation.

The merger agreement may be terminated by BOCH, in the following circumstances:

•

if (a) the Columbia average closing price is less than the signing price, and (b) the Columbia average closing price underperforms the KBW Regional Banking Index by greater than 15%, then BOCH can terminate the merger agreement unless Columbia, at its option and in its sole discretion, adjusts the exchange ratio to a number equal to the lesser of (A) a quotient, the numerator of which is the signing price multiplied by the exchange ratio, and the denominator of which is the Columbia average closing price, or (B) the product of (1) a quotient, the numerator of which is the signing price multiplied by the exchange ratio, and the denominator of which is the Columbia average closing price, multiplied by (2) the percent change in the KBW Regional Banking Index; or

•

prior to obtaining BOCH shareholder approval, in order to enter into a definitive agreement providing for a superior proposal (as defined below in the section entitled “The Merger Agreement—Covenants and Agreements”).

Termination Fee and Fees and Expenses (pages 55 and 57)

Expenses

All fees and expenses incurred in connection with the mergers (including the costs and expense of printing and mailing this proxy statement/prospectus) will be paid by the party incurring such fees or expenses.

BOCH Termination Fee

BOCH is required to pay Columbia a termination fee of $12,000,000 in the event that:

•	the merger agreement is terminated by BOCH in order to enter into a definitive agreement providing for a superior proposal;

•	Columbia terminates the merger agreement due to no BOCH board of directors recommendation; or

•

any person has made an acquisition proposal with respect to BOCH, which proposal has been publicly announced, disclosed or proposed and not withdrawn, and: (1) thereafter the merger agreement is terminated (a) by either party because the merger agreement has not been consummated pursuant to the termination provision for delay or pursuant to the termination provision for no approval by BOCH shareholders or (b) by Columbia pursuant to the termination provision for breach, and (2) within 12 months after such termination of the merger agreement, an acquisition proposal with respect to BOCH is entered into (provided that references to “more than 15%” in the definition of acquisition proposal are deemed to be references to “at least 50%”).

Matters to Be Considered at the BOCH Special Meeting (page 75)

BOCH shareholders are being asked to vote on the following proposals:

•	Approval of the Merger Agreement. To approve the principal terms of the merger agreement;

•	Non-Binding Approval of Certain Compensation. To approve the merger-related named executive officer compensation proposal; and

•	Adjournment of Meeting. To approve the BOCH adjournment proposal.

Material U.S. Federal Income Tax Consequences of the Parent Merger (page 59)

The parent merger is intended to qualify, and the obligation of Columbia and BOCH to complete the parent merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the parent merger will qualify, as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, based on the opinions to be delivered in connection with the completion of the parent merger, the specific U.S. federal income tax consequences to a U.S. holder (as defined below under “Material U.S. Federal Income Tax Consequences of the Parent Merger”) exchanging BOCH common shares in the parent merger will be as follows:

•

no gain or loss will be recognized by U.S. holders who receive Columbia common shares in exchange for BOCH common shares pursuant to the parent merger (except for any gain or loss that may result from the receipt of cash in lieu of fractional Columbia common shares that the U.S. holders would otherwise be entitled to receive as discussed below under “Material U.S. Federal Income Tax Consequences of the Parent Merger—Cash Received In Lieu of a Fractional Columbia Common Share”);

•

the aggregate basis of the Columbia common shares received in the parent merger will be the same as the aggregate basis of the BOCH common shares surrendered in the exchange, decreased by any basis attributable to fractional interests in Columbia common shares for which cash is received; and

•	the holding period of Columbia common shares received in exchange for BOCH common shares will include the holding period of the BOCH common shares surrendered in the exchange.

Any gain or loss recognized upon the exchange will generally be capital gain, and will be long-term capital gain if, as of the effective date of the parent merger, the U.S. holder’s holding period with respect to its surrendered BOCH common shares exceeds one year.

For a more detailed discussion of the material U.S. federal income tax consequences of the transactions, see “Material U.S. Federal Income Tax Consequences of the Parent Merger.”

You are encouraged to consult your tax advisor as to the tax consequences of the parent merger in your particular circumstances, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any state, local or foreign and other tax laws and of changes in those laws.

The U.S. federal income tax consequences described above may not apply to all holders of BOCH common shares. Your tax consequences will depend on your individual situation. Accordingly, you are urged to consult your tax advisor for a full understanding of the particular tax consequences of the parent merger to you.

Rights of BOCH Shareholders Will Change as a Result of the Parent Merger (page 63)

The rights of BOCH shareholders are governed by California law and by BOCH’s restated articles of incorporation, as amended, which we refer to as the BOCH articles, and BOCH’s amended and restated bylaws, which we refer to as the BOCH bylaws. The rights of Columbia shareholders are governed by Washington law and by Columbia’s amended and restated articles of incorporation, which we refer to as the Columbia articles, and Columbia’s amended and restated bylaws, which we refer to as the Columbia bylaws. Upon the completion of the parent merger, there will no longer be any publicly held BOCH common shares. BOCH shareholders will no longer have any direct interest in BOCH. Those BOCH shareholders receiving Columbia common shares as merger consideration will only participate in the combined company’s future earnings and potential growth through their ownership of Columbia common shares. All of the other incidents of direct stock ownership in BOCH will be extinguished upon completion of the parent merger. The rights of former BOCH shareholders that become Columbia shareholders will be governed by Washington law, the Columbia articles and the Columbia bylaws. Therefore, BOCH shareholders that receive Columbia common shares in the parent merger will have different rights once they become Columbia shareholders. See “Comparison of Certain Rights of Holders of Columbia and BOCH Common Shares.”

Risk Factors (page 15)

Before voting at the BOCH special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” and described in Columbia’s and BOCH’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2020, and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information” and “Documents Incorporated by Reference.”

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including Columbia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, and BOCH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, and the matters addressed under the caption “Cautionary Note Regarding Forward-Looking Statements,” BOCH shareholders should consider the matters described below carefully in determining whether to approve the principal terms of the merger agreement and the other proposals described herein.

Risk Factors Relating to the Mergers

Because the market price of Columbia common shares may fluctuate, you cannot be sure of the value of the merger consideration that you will receive.

Upon completion of the parent merger, each BOCH common share (other than treasury shares) will be converted into the right to receive merger consideration consisting of a number of Columbia common shares equal to the exchange ratio, pursuant to the terms of the merger agreement. Other than in certain circumstances described below, the number of Columbia common shares to be received by a BOCH shareholder will be determined based on a fixed exchange ratio of 0.40 of a Columbia common share for each BOCH common share (other than treasury shares). Accordingly, the value of the merger consideration to be received by the BOCH shareholders will be based on the value of the Columbia common shares at closing. The value of the Columbia common shares to be received by BOCH shareholders in the parent merger may vary from the value as of the date we announced the mergers, the date that this document was mailed to BOCH shareholders, the date of the BOCH special meeting and the determination period. Any change in the market price of Columbia common shares prior to completion of the parent merger will affect the value of the merger consideration that BOCH shareholders will receive upon completion of the parent merger. Accordingly, at the time of the BOCH special meeting, BOCH shareholders will not know or be able to calculate the value of the per share consideration they would receive upon completion of the parent merger. Share price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Columbia and BOCH. BOCH shareholders should obtain current market quotations for Columbia common shares before voting their shares at the BOCH special meeting.

In addition, the exchange ratio adjustment mechanisms provide that, in the event (a) the Columbia average closing price is less than the signing price and (b) the Columbia average closing price underperforms the KBW Regional Banking Index by greater than 15%, then BOCH can terminate the merger agreement unless Columbia, at its option and in its sole discretion, adjusts the exchange ratio to a number equal to the lesser of (A) a quotient, the numerator of which is the signing price multiplied by the exchange ratio, and the denominator of which is the Columbia average closing price, or (B) the product of (1) a quotient, the numerator of which is the signing price multiplied by the exchange ratio, and the denominator of which is the Columbia average closing price, multiplied by (2) the percent change in the KBW Regional Banking Index. Furthermore, if immediately prior to the effective time, the transaction expenses incurred by BOCH exceed $10.5 million, or $10.75 million if the closing date is in calendar year 2022, there will be an adjustment made to the exchange ratio such that the excess amount of transaction expenses will be deducted from the aggregate merger consideration. However, as noted above, at the time of the BOCH special meeting, BOCH shareholders may not know or be able to calculate the exchange ratio used to determine the number of Columbia common shares they would receive with respect to each BOCH common share upon the completion of the merger.

The results of operations of Columbia after the mergers may be affected by factors different from those currently affecting the results of operations of BOCH.

The businesses of Columbia and BOCH differ in certain respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s common shares may be affected by factors different from those currently affecting the independent results of operations of BOCH and Columbia. For a discussion of the business of Columbia and certain factors to be considered in connection with Columbia’s business, see “Information Concerning Columbia” and the documents incorporated by reference in this document and referred to under “Where You Can Find More Information.” For a discussion of the business of BOCH and certain factors to be considered in connection with BOCH’s business, see “Information Concerning BOCH” and the documents incorporated by reference in this document and referred to under “Where You Can Find More Information.”

The merger agreement limits BOCH’s ability to pursue an alternative transaction and requires BOCH to pay a termination fee of $12,000,000 under certain circumstances relating to alternative acquisition proposals.

The merger agreement prohibits BOCH from soliciting, initiating, encouraging or knowingly facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—Covenants and Agreements—No Solicitation; Change of Board Recommendation” included elsewhere in this proxy statement/prospectus. The merger agreement also provides for the payment by BOCH to Columbia of a termination fee of $12,000,000 in the event that the merger agreement is terminated in certain circumstances involving, among others, the termination of the merger agreement in certain circumstances followed by an acquisition, or a definitive agreement providing for an acquisition, of BOCH by a third party. These provisions may discourage a potential competing acquirer that might have an interest in acquiring BOCH from considering or proposing such an acquisition. It should be noted, however, that the failure of BOCH shareholders to approve the principal terms of the merger agreement will not in and of itself trigger BOCH’s obligation to pay the termination fee, unless other factors, including a third-party acquisition proposal for BOCH, also exist. See “The Merger Agreement—Termination; Termination Fee” included elsewhere in this proxy statement/prospectus.

The opinion of Raymond James delivered to BOCH’s board of directors prior to the signing of the merger agreement does not reflect any changes in circumstance since the date of the opinion.

The BOCH board of directors received an opinion from Raymond James & Associates, Inc., which we refer to as Raymond James, on June 23, 2021, to address the fairness of the exchange ratio for BOCH shareholders from a financial point of view as of that date. Changes in the operations and prospects of Columbia or BOCH, general market and economic conditions and other factors that may be beyond the control of Columbia or BOCH may have altered the value of Columbia or BOCH or the market prices of shares of Columbia or BOCH as of the date of this proxy statement/prospectus, or may alter such values and market prices by the time the mergers are completed. Raymond James does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments, and has not done so. The opinion did not address the fairness of the exchange ratio for BOCH shareholders from a financial point of view at the time the mergers are completed or as of any date other than the date of the opinion. However, BOCH’s board of directors’ unanimous recommendation that BOCH shareholders vote “FOR” approval of the principal terms of the merger agreement is made as of the date of this proxy statement/prospectus. For a description of the opinion that BOCH received from Raymond James, see “The Mergers—Opinion of Raymond James” included elsewhere in this proxy statement/prospectus.

The mergers are subject to the receipt of approvals from governmental entities that may impose conditions that could have an adverse effect on the combined company following the mergers.

Before the mergers may be completed, various approvals must be obtained from the Federal Reserve, the FDIC and the WDFI. These governmental entities may impose conditions on the granting of such approvals or require changes to the terms of the mergers. Although Columbia and BOCH do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying or preventing completion of the mergers or imposing additional costs or limiting the revenues of the combined company following the mergers, any of which might have an adverse effect on the combined company following the mergers.

The parent merger is subject to certain closing conditions that, if not satisfied or waived, will result in the mergers not being completed, which may cause the prices of Columbia common shares or BOCH common shares to decline.

The parent merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of BOCH’s shareholders of certain merger-related proposals. If any condition to the parent merger is not satisfied or waived, to the extent permitted by law, the mergers will not be completed. In addition, Columbia and BOCH may terminate the merger agreement under certain circumstances even if the merger agreement is approved by BOCH’s shareholders. If Columbia and BOCH do not complete the parent merger, the trading prices of Columbia common shares or BOCH common shares may decline. In addition, neither company would realize any of the expected benefits of having completed the mergers. If the mergers are not completed and BOCH’s board of directors seeks another merger or business combination, BOCH shareholders cannot be certain that BOCH will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Columbia has agreed to provide. If the mergers are not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of Columbia or BOCH. For more information on closing conditions to the merger agreement, see “The Merger Agreement—Conditions to the Parent Merger” included elsewhere in this proxy statement/prospectus.

Columbia and BOCH will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on employees, customers and vendors may have an adverse influence on the business, financial condition and results of operations of Columbia and BOCH. These uncertainties may impair Columbia’s or BOCH’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the mergers, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the mergers. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Columbia or BOCH to seek to change existing business relationships with Columbia, BOCH or the combined company or fail to extend an existing relationship with Columbia, BOCH or the combined company.

In addition, the merger agreement restricts BOCH from taking certain actions without Columbia’s consent while the mergers are pending. These restrictions could have a material adverse effect on BOCH’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants applicable to BOCH.

Columbia common shares to be received by BOCH shareholders as a result of the parent merger will have rights different from the BOCH common shares.

Upon completion of the parent merger, the rights of former BOCH shareholders who receive Columbia common shares in the parent merger and thereby become Columbia shareholders will be governed by the Columbia articles and the Columbia bylaws. The rights associated with BOCH common shares are different from the rights associated with Columbia common shares. In addition, the rights of shareholders under Washington law, where Columbia is organized, may differ from the rights of shareholders under California law, where BOCH is organized. See “Comparison of Certain Rights of Holders of Columbia and BOCH Common Shares” for a discussion of the different rights associated with Columbia common shares.

Columbia has various provisions in the Columbia articles that could impede a takeover of Columbia.

The Columbia articles contain provisions providing for, among other things, preferred stock, super majority approval of certain business transactions, and consideration of non-monetary factors in evaluating a takeover offer. Although these provisions were not adopted for the express purpose of preventing or impeding the takeover of Columbia without the approval of the Columbia board of directors, such provisions may have that effect. Such provisions may prevent former BOCH shareholders who receive shares of Columbia common shares in the parent merger from taking part in a transaction in which such shareholders could realize a premium over the current market price of Columbia common shares. See “Comparison of Certain Rights of Holders of Columbia and BOCH Common Shares.”

Columbia and BOCH shareholders will generally have a reduced ownership and voting interest after the parent merger and will exercise less influence over management.

Columbia shareholders currently have the right to vote in the election of the Columbia board of directors and on other matters affecting Columbia. BOCH shareholders currently have the right to vote in the election of the BOCH board of directors and on other matters affecting BOCH. Upon the completion of the parent merger, except for shareholders who own common shares in both Columbia and BOCH, each party’s shareholders will be a shareholder of Columbia with a percentage ownership of Columbia that is smaller than such shareholder’s current percentage ownership of Columbia or BOCH, as applicable. It is currently expected that the former shareholders of BOCH as a group will receive shares in the parent merger constituting approximately 9% of the outstanding shares of the combined company immediately after the parent merger. As a result, current shareholders of Columbia as a group will own approximately 91% of the outstanding shares of the combined company immediately after the parent merger. Because of this, Columbia and BOCH shareholders will generally have less influence on the management and policies of the combined company than they now have on the management and policies of Columbia or BOCH, as applicable.

Sales of substantial amounts of Columbia’s common shares in the open market by former BOCH shareholders could depress Columbia’s share price.

Columbia common shares that are issued to shareholders of BOCH in the parent merger will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, which we refer to as the Securities Act. As of June 21, 2021, Columbia had approximately 71,743,885 common shares outstanding and 2,210,216 Columbia common shares were reserved for issuance under the Columbia stock plans. Based on the number of BOCH common shares outstanding as of June 21, 2021, Columbia expects to issue approximately 6,758,313 common shares in connection with the parent merger.

If the parent merger is completed and if BOCH’s former shareholders sell substantial amounts of Columbia common shares in the public market following completion of the parent merger, the market price of Columbia common shares may decrease. These sales might also make it more difficult for Columbia to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The combined company may fail to realize the anticipated benefits of the mergers.

The success of the mergers will depend on, among other things, the combined company’s ability to combine the businesses of Columbia and BOCH. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected.

Columbia and BOCH have operated and, until the consummation of the parent merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Columbia or BOCH or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Columbia or BOCH could choose to discontinue their relationships with the combined company because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Columbia and BOCH during the pre-merger period and for an undetermined amount of time after the consummation of the mergers.

Certain BOCH directors and executive officers may have interests in the parent merger different from the interests of BOCH shareholders.

In considering the recommendations of the BOCH board of directors, BOCH shareholders should be aware that certain directors and executive officers of BOCH have interests in the mergers that may differ from, or may be in addition to, the interests of BOCH shareholders generally. The BOCH board of directors was aware of these interests and considered them, among other matters, when it adopted the merger agreement and in making its recommendations that the BOCH shareholders approve the principal terms of the merger agreement. These interests include:

•

Randall S. Eslick, who is the chief executive officer and president of BOCH, entered into an employment agreement with Columbia and Columbia Bank that becomes effective upon the completion of the parent merger and that replaces an existing employment agreement with BOCH and Merchants Bank;

•

Each of BOCH’s four executive officers are party to an agreement that provides for severance and other benefits following a change in control of BOCH in connection with a qualifying termination of employment;

•	Certain of BOCH’s executive officers and directors may have equity awards that under the merger agreement become fully vested upon completion of the parent merger; and

•	BOCH directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For a more complete description of the interests of BOCH’s directors and executive officers in the mergers, see “The Mergers—Interests of BOCH’s Directors and Executive Officers in the Mergers.”

Risk Factors Relating to BOCH and BOCH’s Business

BOCH is, and will continue to be, subject to the risks described in BOCH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference” and “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

Risk Factors Relating to Columbia and Columbia’s Business

Columbia is, and will continue to be, subject to the risks described in Columbia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference” and “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

MARKET VALUE OF SECURITIES

Stock Prices

The following table sets forth the closing sale prices per Columbia common share and BOCH common share on June 22, 2021, the last trading day completed before the public announcement of the signing of the merger agreement, and on                , 2021, the latest practicable date before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of BOCH common share, which was calculated by multiplying the closing price of Columbia common stock on those dates by the exchange ratio of 0.40.

	Columbia Common Shares		BOCH Common Shares		Implied Value of One Share of BOCH Common Share
June 22, 2021		$39.72		$13.97		$15.89
, 2021	$		$		$

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the mergers, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the mergers; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “prospects,” “projections,” or “potential,” future conditional verbs such as “will,” “would,” “should,” “could,” or “may” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Columbia’s and BOCH’s managements and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Columbia’s and BOCH’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

In addition to factors previously disclosed in Columbia’s and BOCH’s reports filed with the SEC and those identified elsewhere in this filing (including the section entitled “Risk Factors”), the following potential factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements:

•	the mergers may not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received on a timely basis or at all;

•	Columbia’s share price could change, before closing of the parent merger, including as a result of broader stock market movements, and the performance of financial companies and peer group companies;

•

benefits from the mergers may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Columbia and BOCH operate;

•	operating costs, customer losses and business disruption following the mergers, including adverse developments in relationships with employees, may be greater than expected; and

•	management time and effort may be diverted to the resolution of merger-related issues.

All subsequent written and oral forward-looking statements concerning the proposed transactions or other matters attributable to Columbia or BOCH or any person acting on behalf of Columbia or BOCH are expressly qualified in their entirety by the cautionary statements above. Neither Columbia nor BOCH undertakes any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE MERGERS

The following is a discussion of the mergers and the material terms of the merger agreement between Columbia and BOCH. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this document and incorporated by reference herein. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. Factual information about Columbia and BOCH can be found elsewhere in this proxy statement/prospectus and in the public filings Columbia and BOCH make with the SEC, as described in the section entitled “Where You Can Find More Information.”

Terms of the Mergers

Transaction Structure

The merger agreement provides for the acquisition of BOCH by Columbia through the merger of BOCH with and into Columbia with Columbia continuing as the surviving corporation in the parent merger. Promptly following the parent merger, Merchants Bank will merge with and into Columbia Bank, with Columbia Bank continuing as the surviving bank in the bank merger.

Merger Consideration

In the merger, BOCH shareholders will have the right, with respect to each of their BOCH common shares, to receive a number of Columbia common shares equal to the exchange ratio, which is 0.40 of a share of Columbia common stock per share of BOCH common stock, subject to any adjustments set forth in the merger agreement.

The exchange ratio adjustment mechanisms provide that, in the event that (a) the Columbia average closing price is less than the signing price and (b) the Columbia average closing price underperforms the KBW Regional Banking Index by greater than 15%, then BOCH can terminate the merger agreement unless Columbia, at its option and in its sole discretion, adjusts the exchange ratio to a number equal to the lesser of (A) a quotient, the numerator of which is the signing price multiplied by the exchange ratio, and the denominator of which is the Columbia average closing price, or (B) the product of (1) a quotient, the numerator of which is the signing price multiplied by the exchange ratio, and the denominator of which is the Columbia average closing price, multiplied by (2) the percent change in the KBW Regional Banking Index.

The value of the Columbia common shares to be received by BOCH shareholders in the parent merger may vary from the value as of the date we announced the mergers, the date that this document was mailed to BOCH shareholders, the date of the meeting of BOCH shareholders and the determination period. Any change in the market price of Columbia common shares prior to completion of the parent merger will affect the value of the merger consideration that BOCH shareholders will receive upon completion of the parent merger. Accordingly, at the time of the BOCH special meeting, BOCH shareholders will not know or be able to calculate the value of the per share consideration they would receive upon completion of the parent merger.

Adjustment for Transaction Expenses

If, immediately prior to the effective time of the parent merger, the transaction expenses incurred by BOCH exceed the threshold amount, there will be an adjustment made to the exchange ratio such that the excess amount of transaction expenses will be deducted from the aggregate merger consideration. In that event, the exchange ratio will be equal to the product of (x) the exchange ratio as calculated in accordance with the merger agreement and (y) the quotient obtained by dividing (1) the aggregate merger consideration minus the reduction amount by (2) the aggregate merger consideration. In the event of a transaction or series of related transactions in which a person acquires record or beneficial ownership of Columbia common shares that, together with stock held by such person, constitutes greater than 50% of the outstanding Columbia common shares, the reduction amount will be zero.

Treatment of BOCH Equity Awards

BOCH Options

At the effective time of the parent merger, each outstanding BOCH option, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, be cancelled and will only entitle the holder of such BOCH option to receive (without interest), no later than the first payroll period following the effective time of the merger and in any event no later than 30 calendar days following the closing date, an amount in cash equal to the product of (x) the number of shares subject to such BOCH options multiplied by (y) the excess, if any, of (A) the equity award cashout price over (B) the exercise price per share of such BOCH option, less applicable taxes required to be withheld with respect to such payment. Any BOCH option which has an exercise price per share that is greater than or equal to the equity award cashout price will be cancelled at the effective time of the parent merger for no consideration or payment.

Restricted Stock Awards

At the effective time of the parent merger, each outstanding BOCH restricted stock award will, automatically and without any action on the part of the holder thereof, accelerate in full and will be converted into, and become exchanged for the merger consideration (less applicable taxes required to be withheld with respect to such vesting).

Conversion of Shares; Exchange of Certificates

The conversion of BOCH common shares (other than treasury shares) into the right to receive the merger consideration will occur automatically at the effective time. As soon as reasonably practicable after the effective time, the exchange agent will exchange certificates representing BOCH common shares (other than treasury shares) for merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Letters of Transmittal

As soon as reasonably practicable after the completion of the parent merger, but in any event within five business days thereafter, the exchange agent will send a letter of transmittal and instructions for surrendering certificates or book-entry shares in exchange for the merger consideration, any cash in lieu of fractional shares of Columbia (as described below), and any dividends or distributions to which a holder may be entitled (as described below), to each holder of record of certificates or book-entry shares which, immediately prior to the completion of the parent merger, represented BOCH common shares, whose shares were converted into the right to receive the merger consideration.

If a certificate for BOCH common shares has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction and, if requested by the exchange agent, the posting of a bond to indemnify the exchange agent against any claim that may be made against it with respect to such certificate.

Cash in Lieu of Fractional Shares

No fractional Columbia common shares will be issued upon the surrender of certificates or book-entry shares for exchange, and no dividend or distribution with respect to Columbia common shares will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Columbia. In lieu of the issuance of any such fractional share, Columbia will pay to each former shareholder of BOCH who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Columbia average closing price for the determination period by (ii) the fraction of a share (after taking into account all shares of BOCH common stock held by such holder at the effective time of the parent merger and rounded to the nearest thousandth when expressed in decimal form) of Columbia common shares which such holder would otherwise be entitled to receive.

Dividends and Distributions

Until certificates or book-entry shares representing BOCH common shares are surrendered for exchange, any dividends or other distributions with a record date after the effective time of the parent merger with respect to Columbia common shares into which such BOCH common shares may have been converted will not be paid. Following surrender of any such certificates or book-entry shares, the record holder thereof will be entitled to receive, without interest, any dividends or other distributions with a record date after the effective time of the parent merger payable with respect to the whole number of Columbia common shares represented by such certificates or book-entry shares and paid prior to the surrender date, and at the appropriate payment date, the amount of dividends or other distributions payable with respect to Columbia common shares represented by such certificates or book-entry shares with a record date after the effective time of the parent merger but before the surrender date and with a payment date after the issuance of Columbia common shares issuable with respect to such certificates or book-entry shares.

After the effective time of the parent merger, there will be no transfers on the share transfer books of BOCH of any BOCH common shares. If certificates representing such shares are presented for transfer after the completion of the parent merger, they will be cancelled and exchanged for the merger consideration into which the shares represented by that certificate have been converted.

Dissenting Shares

Under California law, BOCH shareholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with any of the proposals being presented to them.

Regulatory Approvals Required for the Mergers

Each of Columbia and BOCH has agreed to use its commercially reasonable efforts to obtain all regulatory approvals required to complete the mergers and the other transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve, the FDIC and the WDFI, among others. As of the date of this proxy statement/prospectus, Columbia and BOCH have submitted applications and notifications to obtain the required regulatory approvals.

Federal Deposit Insurance Corporation

The prior approval of the FDIC will be required under Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act, to merge Merchants Bank with and into Columbia Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the banks’ effectiveness in combating money-laundering activities and (4) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the United States banking or financial system. The FDIC also reviews the performance records of the relevant depository institutions under the Community Reinvestment Act of 1997, which we refer to as CRA, including their CRA ratings. In connection with its review under the Bank Merger Act, the FDIC will provide an opportunity for public comment on the application for the bank merger and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the FDIC generally may not be completed until 30 days after the approval of the FDIC is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the bank merger, the DOJ could analyze the bank merger’s effect on competition differently than the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the FDIC does regarding the bank merger’s effects on competition. A determination by the DOJ not to object to the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Federal Reserve Board

The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve pursuant to the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act. Columbia has submitted an application pursuant to the BHC Act and Regulation Y seeking the prior approval of the Federal Reserve for Columbia to acquire BOCH. In considering the approval of transactions such as the mergers, the Federal Reserve is required by the BHC Act to review, with respect to the bank holding companies and the banks concerned: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the CRA, (4) the effectiveness of the companies and the depository institutions concerned in combating money laundering activities and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with such a review, the Federal Reserve will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate. The Federal Reserve may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

Additional Regulatory Approvals and Notices

The transactions contemplated by the merger agreement are also subject to approval by or other filing to the California Department of Financial Protection and Innovation and the WDFI, and notifications may be filed with various other regulatory agencies.

There can be no assurances that such approvals will be received on a timely basis, or as to the ability of Columbia and BOCH to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurances that federal or state regulatory authorities will not attempt to challenge the mergers on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge. The parties’ obligations to complete the transactions contemplated by the merger agreement are subject to a number of conditions, including the receipt of all requisite regulatory approvals.

Accounting Treatment

In accordance with current accounting guidance, the mergers will be accounted for using the acquisition method. The result of this method is that the assets and liabilities of Columbia will be carried forward at their recorded amounts, Columbia’s historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of BOCH will be adjusted to fair value at the date of the mergers. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of Columbia common shares to be issued to former BOCH shareholders at fair value, exceeds the fair value of the net assets acquired, including identifiable intangible assets, from BOCH at the date of the mergers, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but, in general, will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of BOCH being included in the operating results of Columbia beginning from the date of completion of the mergers.

Public Trading Markets

Columbia common shares are listed on the Nasdaq Global Select Market under the symbol “COLB.” BOCH common shares are listed on the Nasdaq Global Market under the symbol “BOCH.” Upon completion of the parent merger, BOCH common shares will be delisted from the Nasdaq Global Market and thereafter will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The Columbia common shares issued in the parent merger will be listed on the Nasdaq Global Select Market.

Resale of Columbia Common Shares

All Columbia common shares received by BOCH shareholders in the parent merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for Columbia common shares received by any such holder who becomes an “affiliate” of Columbia after completion of the parent merger. This document does not cover resales of Columbia common shares received by any person upon completion of the parent merger, and no person is authorized to make any use of this document in connection with any resale.

Background of the Mergers

Over the last several years, BOCH’s board of directors and executive management has regularly reviewed and discussed BOCH’s business, performance, prospects and long-term strategy in the context of enhancing long-term value for all BOCH’s shareholders. In recent years, these strategic discussions have been set against a backdrop of, among other things, the impact of low interest rates and the challenging regulatory, compliance and competitive environments facing financial institutions generally, as well as conditions and ongoing consolidation in the financial services industry, including the challenges posed to banks of BOCH’s size operating principally in Northern California. The BOCH board of directors has considered, from time to time, various potential strategic alternatives, including transactions involving other financial institutions, such as potential acquisitions of financial institutions of a smaller size, mergers with financial institutions of similar size or business combinations with larger financial institutions. Furthermore, BOCH had on occasion been approached by various financial institutions to discuss the potential of combining organizations and BOCH had approached other entities about combining with them. Columbia’s management and board of directors also regularly reviews its business strategies and opportunities, including opportunities to expand its geographic footprint, with a longer-term view of further enhancing the value of the Columbia franchise through acquisitions.

In the fourth quarter of 2020, the BOCH board of directors discussed the challenges and competitive landscape in the banking industry, as well as the overall market, economic and regulatory environments. The BOCH board of directors also discussed in general the standalone financial forecast of BOCH and the merits of continuing operations on a standalone basis and determined to explore a potential process to combine with a larger financial institution. The BOCH board or directors then embarked on an extensive educational process on various strategic alternatives with the advice and input of its financial advisor and counsel.

On January 19, 2021, the BOCH board of directors held a meeting that was also attended by representatives of Raymond James, a nationally-recognized investment banking firm with substantial experience in transactions similar to the proposed mergers. At this meeting, Raymond James representatives reviewed and discussed (i) the current market environment for community banks in general, (ii) the current merger and acquisition environment within the banking industry, (iii) the current day-to-day market valuation for BOCH, (iv) the standalone financial forecast of BOCH and the merits of continuing operations on a standalone basis, and (v) various strategic alternatives for BOCH, including the prospects of BOCH finding a potential partner.

On February 16, 2021, representatives of Miller Nash reviewed with the BOCH board of directors the fiduciary duties of directors in connection with their consideration of a proposed business combination and the likely terms of a merger agreement. At this meeting, the BOCH board of directors approved the engagement of Raymond James to serve as financial advisor to BOCH in a potential sale or merger transaction. Raymond James was subsequently engaged to act as financial advisor to BOCH in a potential sale or merger transaction.

On March 16, 2021, the BOCH board of directors convened a meeting that representatives of Raymond James and Miller Nash also attended. At the meeting, Raymond James representatives provided an update on market conditions and reviewed publicly available information regarding an inventory of potential merger partners, including their trading multiples, for consideration by the BOCH board of directors. After considering the market conditions and other factors, the BOCH board of directors decided to launch a process to explore a combination with a larger financial institution in early April, once first quarter 2021 results became available to be provided confidentially to interested parties that agreed to execute non-disclosure agreements. After reviewing an inventory of potential merger partners and considering the potential risks associated with a potential business combination, including the disclosure of confidential information to competitors and the consequences of an abandoned transaction to BOCH shareholders, employees and customers, and following discussion with Raymond James regarding the inventory and those financial institutions likely to have interest in a proposed combination, the BOCH board of directors selected six potential merger partners to be contacted in regards to a potential transaction. The BOCH board of directors decided these potential merger partners possessed the highest capacity to provide a premium to BOCH shareholders in a transaction as well as the strongest cultural and operational match, based on publically available information. Prior to first quarter 2021 results becoming available, the BOCH board of directors directed Raymond James to contact a few selected banks that could be interested to arrange introductory meetings with Randall S. Eslick, President and Chief Executive Officer of BOCH.

Mr. Eslick had in-person meetings facilitated by Raymond James with Clint Stein from Columbia on April 1, 2021. These meetings were informal and not specific to the merger but rather focused on providing an update regarding publicly available information as to the financial condition, general business interests, and operating strategy of BOCH and of each party.

On April 13, 2021, at the direction of BOCH, Raymond James began to contact potential merger partners, including Columbia, as part of the process described above. After signing a non-disclosure agreement, potential merger partners were provided a confidential information memorandum, granted access to a due diligence data room and offered diligence calls with BOCH management. During the month of April, Raymond James contacted six parties, four of which executed non-disclosure agreements and three of which met with BOCH management. Columbia and BOCH executed a non-disclosure agreement on April 16, 2021, and due diligence discussions ensued between Columbia and BOCH.

On April 27, 2021, Clint Stein, President and Chief Executive Officer of Columbia, met with the mergers and acquisitions committee of the Columbia board of directors, together with representatives of Columbia’s financial advisor, Keefe, Bruyette & Woods, Inc., which we refer to as KBW. After discussion concerning BOCH and a potential combination transaction, the committee authorized management to submit a non-binding indication of interest. On May 7, 2021, BOCH received two non-binding indications of interest and one verbal indication that a third non-binding indication would be delivered the following week.

On May 14, 2021, the BOCH board of directors convened a meeting to consider the three non-binding indications of interest. Representatives from Raymond James and Miller Nash attended this meeting. Columbia submitted a non-binding indication of interest to exchange 100% stock consideration in a fixed exchange of 0.40 of a share of Columbia common stock for each BOCH share, representing a market price of $17.85 per BOCH share. The closing price of BOCH stock on May 13, 2021 was $14.00. The second indication of interest was from Party A for $16.17 per BOCH share in all stock or with a mix of 90% stock and 10% cash and a willingness to consider alternate consideration mixtures. The final indication of interest was from Party B for an all-stock transaction with an unspecified exchange ratio at a stated value of $15.15 per BOCH share. In order to move to a due diligence phase, each party requested a period of exclusivity. Columbia indicated that BOCH would need to grant it exclusivity for 60 days. After reviewing the three non-binding indications of interest, in consultation with Raymond James, the BOCH board of directors instructed Raymond James to inform Columbia that it was chosen subject to the receipt of a revised non-binding indication (i) further clarifying any material conditions to closing and, (ii) reducing the exclusivity period from 60 to 45 days.

On May 14, 2021, at the instruction of the BOCH board of directors, Raymond James and CEO Eslick informed Parties A and B that BOCH had decided to go a different direction. CEO Eslick and a representative of Raymond James informed Columbia and a representative of KBW, respectively, that BOCH had decided to move forward with Columbia subject to receipt of a revised non-binding indication as described above. After consulting with Columbia, a representative of KBW informed a representative of Raymond James that Columbia would provide a revised non-binding indication of interest as requested and on May 14, 2021, Columbia and BOCH signed the non-binding indication of interest and agreed to move forward to the due diligence phase.

Promptly following the execution of the non-binding indication of interest, including a 45-day exclusivity agreement, Columbia commenced its due diligence on BOCH and BOCH commenced its reverse due diligence on Columbia, including a meeting between BOCH executive management and Columbia’s management team, held in Tacoma, Washington on May 25, 2021.

On May 19, 2021, Columbia management, together with representatives of KBW, updated the Columbia mergers and acquisitions committee of the Columbia Board and the Columbia board regarding the status of discussions with BOCH and discussed, among other things, the strategic rationale for the proposed transaction and estimated timeline.

On June 4, 2021, representatives of Sullivan & Cromwell LLP, counsel to Columbia, sent an initial draft of the merger agreement to representatives of Miller Nash. On June 6, 2021, representatives of Sullivan & Cromwell sent to representatives of Miller Nash a draft employment agreement for Mr. Eslick to be effective upon closing of the parent merger. On June 10, 2021, representatives of Miller Nash sent to representatives of Sullivan & Cromwell an initial mark-up of the draft merger agreement, and on June 11, 2021, representatives of Sullivan & Cromwell sent to representatives of Miller Nash a draft of a proposed voting agreement for the potential transaction that Columbia required be entered into with members of the BOCH board of directors. Thereafter, until the execution of the merger agreement on June 23, 2021, the parties and their respective legal advisors exchanged drafts of, and engaged in discussion and negotiations concerning the terms of, the merger agreement, voting agreements and employment agreement. Key items negotiated included, among others, certain of the representations and warranties to be provided by BOCH and related thresholds and materiality qualifications, certain restrictive covenants to be applicable to BOCH between signing and closing, and the amount of transaction-related expenses BOCH could incur without an impact on the exchange ratio. During this time, Columbia and BOCH continued their extensive documentary and other due diligence in parallel with the negotiation of the transaction documentation.

On June 23, 2021, the BOCH board of directors held a meeting at which representatives of the BOCH executive management team, Raymond James and Miller Nash were present. Management presented its final due diligence report to the BOCH board of directors. Also at the meeting, Raymond James reviewed the financial aspects of the proposed merger and rendered to the BOCH board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Raymond James as set forth in its opinion, the consideration contemplated in the proposed merger was fair, from a financial point of view, to the holders of BOCH common stock. Representatives of Miller Nash reviewed with the BOCH board of directors their fiduciary duties in connection with their consideration of the proposed business combination and the terms of the merger agreement. After extensive discussion regarding the terms of the merger agreement and the voting agreements, a full analysis of BOCH’s reasons for engaging in the proposed business combination with Columbia, including those set forth below under “The Mergers—Recommendations of the BOCH Board of Directors and Reasons for the Merger,” and consideration of other relevant issues, including a variety of business, financial and market factors, the BOCH board of directors unanimously adopted and approved the merger agreement and the mergers.

On June 23, 2021, the Columbia board of directors also held a meeting to discuss the proposed transaction. Also in attendance at the meeting were representatives of management, KBW and Sullivan & Cromwell. Among other things, Mr. Stein and other members of management discussed the terms of the proposed transaction, the results of Columbia’s due diligence investigation of BOCH and the strategic rationale for the transaction, and representatives of KBW presented on certain financial aspects of the transaction. A representative of Sullivan & Cromwell discussed with the members of the Columbia board of directors their fiduciary duties in connection with their consideration of the proposed transaction and reviewed for the Board the terms of the draft definitive merger agreement and related agreements. After extensive discussion regarding the terms of the merger agreement and the related agreements, and taking into consideration the matters described under “The Merger—Columbia Board of Directors’ Reasons for the Mergers” among others, the Columbia board of directors unanimously approved the merger agreement and the mergers.

Following the BOCH board of directors meeting on June 23, 2021 and Columbia’s board of directors meeting on June 23, 2021, BOCH and Columbia entered into the merger agreement and announced the mergers on June 23, 2021. The parties to the voting agreements also entered into the voting agreements, and Mr. Eslick and Columbia entered into his employment agreement to be effective upon closing of the parent merger.

Columbia Board of Directors’ Reasons for the Mergers

In reaching its decision to adopt and approve the merger agreement, the Columbia board of directors evaluated the mergers in consultation with Columbia’s management, as well as Columbia’s legal and financial advisors, and considered a number of factors, including:

•

its knowledge of Columbia’s business, operations, financial condition, asset quality, earnings and prospects, and of BOCH’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of Columbia’s due diligence review of BOCH;

•

its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, continued consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide and global competition, the current environment for community banks, and current financial market conditions and the likely effects of these factors on the companies’ potential growth, development, productivity and strategic options, and the historical market prices of BOCH common shares;

•

its belief that combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop its market share in California and the West;

•	the complementary aspects of BOCH’s and Columbia’s businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•	its understanding of BOCH’s commitment to enhancing the strategic position of the combined company in the West;

•	the potential expense-saving and revenue-enhancing opportunities in connection with the mergers and the related potential impact on the combined company’s earnings;

•

Columbia’s successful operating and acquisition track record, specifically Columbia’s history of efficiently closing and integrating acquisitions, and Columbia’s board of directors’ belief that the combined enterprise would benefit from Columbia’s ability to take advantage of economies of scale and grow in the current economic environment, making BOCH an attractive partner for Columbia;

•

its assessment of the likelihood that the mergers would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the mergers;

•

the structure of the mergers and the terms of the merger agreement, including the fact that BOCH shareholders would receive Columbia common shares, the no-solicitation and shareholder approval covenants and the termination fee provisions;

•	the expectation that the parent merger would qualify as a “reorganization” for U.S. federal income tax purposes;

•	the regulatory and other approvals required in connection with the mergers and the likelihood that such approvals would be received in a timely manner and without unacceptable conditions; and

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the mergers.

The foregoing discussion of the factors considered by the Columbia board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Columbia board of directors. In reaching its decision to adopt and approve the merger agreement, and the other transactions contemplated by the merger agreement, the Columbia board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Columbia board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.

Recommendations of the BOCH Board of Directors and Reasons for the Mergers

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the BOCH board of directors evaluated the merger agreement in consultation with executive management, as well as its legal counsel and financial advisor, and considered numerous factors, including the following:

•

information with respect to BOCH’s business, earnings, operations, financial condition, asset quality and prospects, and information with respect to Columbia’s business, earnings, operations, financial condition, asset quality and prospects, taking into account the presentations made by BOCH’s officers, the results of BOCH’s due diligence review of Columbia, and information provided by BOCH’s financial advisor; the BOCH board of directors’ knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, ongoing industry consolidation, uncertainties in the regulatory climate for financial institutions, increased costs resulting from rapidly changing banking technologies, increased operating costs resulting from regulatory initiatives and compliance mandates, including increasing competition, the current environment for community banks, and current financial market conditions, and the likely effects of these factors on the companies’ potential growth, development, productivity and strategic options;

•

its belief that combining the two companies would create a larger and more diversified financial institution serving a broader geographic market, better equipping it to respond to economic and industry developments;

•	the complementary aspects of BOCH’s and Columbia’s businesses, including customer focus, business orientation and compatibility of the companies’ cultures, and management and operating styles;

•

the fact that the merger consideration consists entirely of Columbia common shares, giving BOCH shareholders the opportunity to participate as Columbia shareholders in the benefits of the combination and the future performance of the combined company generally;

•	the potential expense-saving and revenue-enhancing opportunities in connection with the mergers and the related potential impact on the combined company’s earnings;

•	Columbia’s successful track record, including, among other things, with respect to the integration of acquisitions;

•

the BOCH board of directors’ assessment of the likelihood that the mergers will be completed in a timely manner and that the management team of the combined company will be able to successfully integrate and operate the businesses of the combined company after the mergers;

•	the fact that the BOCH board of directors is permitted to change its recommendation that the BOCH shareholders approve the principal terms of the merger agreement in certain circumstances;

•	the expectation that the merger will qualify as a “reorganization” for U.S. federal income tax purposes;

•

the BOCH board of directors’ belief that the merger consideration exceeds BOCH’s likely value in the absence of a merger, including its potential for future growth, which belief was based on a number of factors, including:

•	the risks and uncertainties associated with maintaining BOCH’s performance as a stand-alone company;

•	the BOCH board of directors’ analysis of other strategic alternatives available to BOCH;

•

the greater market capitalization and anticipated trading liquidity of Columbia common shares after the transaction in the event BOCH shareholders desire to sell the Columbia common shares to be received upon completion of the mergers;

•

the financial analyses presented by Raymond James & Associates, Inc. to the BOCH board of directors and the opinion, dated June 23, 2021, delivered by Raymond James to the BOCH board of directors to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of BOCH common shares, as more fully described below under “—Opinion of Raymond James”;

•

the terms of the merger agreement, including the exchange ratio, deal protection and termination fee provisions, conditions to closing and the restrictions on the conduct of the business of both companies between the date of the merger agreement and the effective date of the mergers, which the BOCH board of directors reviewed with its outside legal and financial advisors, and which terms are described more fully under “The Merger Agreement”;

•	the requirement to obtain approval by the BOCH shareholders, as well as regulatory approvals, in order to complete the transaction and the risk that those or other conditions will not be satisfied;

•

the risks associated with the operations of the combined company, including the challenges of integrating BOCH’s business, operations and employees with those of Columbia and of achieving the anticipated cost savings;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the mergers; and

•	the fact that some of the officers of BOCH have arrangements and interests in the mergers that are different from or in addition to those of BOCH shareholders generally.

The foregoing discussion of the factors considered by the BOCH board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the BOCH board of directors. In reaching its decision to adopt and approve the merger agreement, and the other transactions contemplated by the merger agreement, the BOCH board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The BOCH board of directors considered all these factors as a whole, including discussions with, and questioning of, BOCH’s management and its financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The BOCH board of directors also relied on the experience of Raymond James, its financial advisor, for analyses of the financial terms of the mergers and for its opinion as to the fairness, from a financial point of view, of the exchange ratio to the shareholders of BOCH.

For the reasons set forth above, the BOCH board of directors unanimously determined that the mergers, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of BOCH and its shareholders, and approved and adopted the merger agreement. The BOCH board of directors unanimously recommends that the BOCH shareholders vote “FOR” the merger proposal, “FOR” the merger-related named executive officer compensation proposal, and “FOR” the adjournment proposal.

Opinion of Raymond James

BOCH retained Raymond James as its financial advisor on April 8, 2021. As part of that engagement, the BOCH board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of BOCH common shares of the merger consideration to be received by such holders pursuant to the merger agreement.

At the June 23, 2021 meeting of the BOCH board of directors, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of the Raymond James opinion, as to the fairness, as of such date, from a financial point of view, to the holders of BOCH common shares of the merger consideration to be received by such holders pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the Raymond James opinion is attached as Appendix C to this document. The summary of the Raymond James opinion set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of BOCH common shares are urged to read this opinion in its entirety.

Raymond James provided the Raymond James opinion for the information of the BOCH board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the parent merger and the Raymond James opinion only addresses whether the merger consideration to be received by the holders of the BOCH common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Raymond James opinion does not address any other term or aspect of the merger agreement or the mergers contemplated thereby. The Raymond James opinion does not constitute a recommendation to the BOCH board of directors or to any holder of BOCH common shares as to how the BOCH board of directors, such shareholder, or any other person should vote or otherwise act with respect to the mergers or any other matter. Raymond James does not express any opinion as to the likely trading range of Columbia common shares following the mergers, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Columbia at that time.

In connection with its review of the proposed mergers and the preparation of the Raymond James opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the merger agreement dated June 22, 2021, which we refer to in this section as the draft agreement;

•

reviewed certain information related to the historical condition and prospects of BOCH, as made available to Raymond James by or on behalf of BOCH, including, but not limited to, financial projections based on consensus estimates for 2021 and 2022, and long-term growth rates thereafter, for the years ending December 31, 2021 through December 31, 2025, as approved for Raymond James’ use by BOCH (the “projections”);

•

reviewed BOCH’s audited financial statements for the years ended December 31, 2020, December 31, 2019 and December 31, 2018 and unaudited financial statements for the quarters ended March 31, 2021, September 30, 2020 and June 30, 2020;

•	reviewed BOCH’s recent public filings and certain other publicly available information regarding BOCH;

•	reviewed the financial and operating performance of BOCH and of other selected public companies that Raymond James deemed to be relevant;

•	considered certain publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

•

reviewed the current and historical market prices and trading volume for BOCH’s common shares and for Columbia’s common shares, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•

received a certificate addressed to Raymond James from a member of BOCH’s senior management regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of BOCH; and

•

discussed with members of BOCH’s senior management certain information relating to the aforementioned matters and any other matters that Raymond James deemed relevant to its inquiry, including, but not limited to, BOCH’s past and current business operations and its financial condition and future prospects and operations.

With BOCH’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of BOCH, or otherwise reviewed by or discussed with Raymond James. Raymond James did not undertake any duty or responsibility to independently verify any of such information. Furthermore, Raymond James undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which BOCH or Columbia is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which BOCH or Columbia is a party or may be subject. With BOCH’s consent, the Raymond James opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James did not make or obtain an independent appraisal of BOCH’s assets or liabilities (contingent or otherwise). With respect to the projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with BOCH’s consent, assumed that the projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of BOCH’s management and Raymond James relied on BOCH to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the projections or the assumptions on which they were based. Based upon the terms specified in the merger agreement, Raymond James assumed that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. Raymond James relied upon and assumed, without independent verification, that the final form of the merger agreement would be substantially similar to the draft agreement reviewed by Raymond James in all respects material to its analysis, and that the mergers would be consummated in accordance with the terms of the merger agreement without waiver of or amendment of any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the mergers will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained and that no delay, limitations, restrictions, or conditions would be imposed or amendments, modifications, or waivers made that would have an effect on the mergers or that would be material to Raymond James’ analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the mergers, the structure or tax consequences of the mergers, or the availability or advisability of any alternatives to the mergers. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of BOCH common shares. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the BOCH board of directors to approve or consummate the mergers. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel, or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with BOCH’s consent, on the fact that BOCH was assisted by legal, accounting, and tax advisors and, with BOCH’s consent relied upon and assumed the accuracy and completeness of the assessments by BOCH and its advisors as to all legal, accounting, and tax matters with respect to BOCH and the mergers.

In formulating the Raymond James opinion, Raymond James considered only the merger consideration to be received by the holders of BOCH common shares, and Raymond James did not consider, and the Raymond James opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of BOCH’s officers, directors, or employees, or such class of persons, in connection with the mergers whether relative to the merger consideration or otherwise. Raymond James was not requested to opine as to, and the Raymond James opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the mergers to the holders of any class of securities, creditors or other constituencies of BOCH, or to any other party, except and only to the extent expressly set forth in the last sentence of the Raymond James opinion or (2) the fairness of the mergers to any one class or group of BOCH or any other party’s security holders or other constituents vis-à-vis any other class or group of BOCH or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the mergers amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the mergers on the solvency or viability of BOCH or Columbia or the ability of BOCH or Columbia to pay their respective obligations when they become due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the BOCH board of directors at its meeting on June 23, 2021, which material was considered by Raymond James in rendering the Raymond James opinion. No company or transaction used in the analyses described below is identical or directly comparable to BOCH or the contemplated transaction.

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for its analysis. The selected groups represent companies Raymond James believed relevant to BOCH. Raymond James analyzed the relative valuation multiples of eight publicly-traded financial institutions that satisfied the following criteria: (i) traded over the NASDAQCM, NASDAQGM, NASDAQGS, NYSE, or NYSEAM stock exchanges; (ii) headquartered in Northern California; and (iii) had total assets between $1.0 billion and $5.0 billion. This group excluded targets of announced mergers. The selected companies that Raymond James deemed relevant included the following:

•	Sierra Bancorp

•	Bank of Marin Bancorp

•	BayCom Corp

•	Central Valley Community Bancorp

•	Five Star Bancorp

•	California BanCorp

•	Oak Valley Bancorp

•	United Security Bancshares

Raymond James calculated various financial multiples for each selected public company, including price per share at close on June 22, 2021, compared to (i) tangible book value per share at the most recently reported financial period ended March 31, 2021 or December 31, 2020, as shown by S&P Global Market Intelligence; (ii) earnings per share for the latest 12 months available; (iii) consensus forward operating earnings per share, which we refer to as ‘21E EPS, for the 2021 fiscal year based on mean S&P Global Market Intelligence data; and (iv) consensus forward operating earnings per share, which we refer to as ‘22E EPS, for the 2022 fiscal year based on mean S&P Global Market Intelligence data. Raymond James reviewed the 75th percentile, mean, median and 25th percentile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for BOCH implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	SUMMARY PRICING MULTIPLES Price /
	Tangible Book Value Per Share	Last Twelve Months Earnings Per Share	‘21E EPS	‘22E EPS
75th Percentile	133%	15.8x	14.2x	13.1x
Median	123%	13.4x	11.4x	11.9x
Mean	132%	14.1x	12.1x	11.8x
25th Percentile	115%	11.0x	10.2x	10.7x
Implied Transaction Metric	174%	15.5x	15.2x	15.9x

Furthermore, Raymond James applied the 75th percentile, median, mean and 25th percentile relative valuation multiples for each of the metrics to BOCH’s actual financial results to derive an implied transaction value. Raymond James then compared those implied values to $16.70, the value attributed to the per share merger consideration for the purposes of the Raymond James opinion. The results of this analysis are summarized below:

	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION Price /
	Tangible Book Value Per Share	Last Twelve Months Earnings Per Share	‘21E EPS	‘22E EPS
75th Percentile	$12.74	$17.07	$15.57	$13.76
Median	$11.78	$14.46	$12.58	$12.45
Mean	$12.67	$15.20	$13.28	$12.41
25th Percentile	$11.02	$11.86	$11.21	$11.22

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected regional transactions announced since March 1, 2020, involving financial institution targets headquartered in the Western United States, which includes the states of Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington, and Wyoming, with assets between $1.0 billion and $5.0 billion. Raymond James also analyzed publicly available information relating to selected national transactions announced since March 1, 2020, involving financial institution targets headquartered in the United States with assets between $1.0 billion and $5.0 billion. Both regional and national selected transactions excluded: (i) transactions without publicly disclosed deal value or sufficient financial information; (ii) mergers of equals; (iii) transactions in which less than 100% of equity ownership was acquired; and (iv) transactions involving specialty finance companies. The selected transactions (with transaction announcement dates shown) used in the analysis included:

Regional Transactions (also listed under National Transactions):

•	Acquisition of First Choice Bancorp by Enterprise Financial Services Corp (04/26/2021)

•	Acquisition of Pacific Mercantile Bancorp by Banc of California, Inc. (03/22/2021)

•	Acquisition of Seacoast Commerce Banc Holdings by Enterprise Financial Services Corp (08/20/2020)

National Transactions:

•	Acquisition of County Bancorp, Inc. by Nicolet Bankshares, Inc. (06/22/2021)

•	Acquisition of Landmark Community Bank by Simmons First National Corporation (06/07/2021)

•	Acquisition of Community Bankers Trust Corporation by United Bankshares, Inc. (06/03/2021)

•	Acquisition of TGR Financial, Inc. by First Foundation Inc. (06/03/2021)

•	Acquisition of Select Bancorp, Inc. by First Bancorp (06/01/2021)

•	Acquisition of Altabancorp by Glacier Bancorp, Inc. (05/18/2021)

•	Acquisition of First Choice Bancorp by Enterprise Financial Services Corp (04/26/2021)

•	Acquisition of Mackinac Financial Corporation by Nicolet Bankshares, Inc. (04/12/2021)

•	Acquisition of Premier Financial Bancorp, Inc. by Peoples Bancorp Inc. (03/29/2021)

•	Acquisition of Pacific Mercantile Bancorp by Banc of California, Inc. (03/22/2021)

•	Acquisition of Kentucky Bancshares, Inc. by Stock Yards Bancorp, Inc. (01/27/2021)

•	Acquisition of Cummins-American Corp. by First Busey Corporation (01/19/2021)

•	Acquisition of LINCO Bancshares, Inc. by First Mid Bancshares, Inc. (09/28/2020)

•	Acquisition of Standard AVB Financial Corp. by Dollar Mutual Bancorp (09/25/2020)

•	Acquisition of Seacoast Commerce Banc Holdings by Enterprise Financial Services Corp (08/20/2020)

•	Acquisition of SB One Bancorp by Provident Financial Services, Inc. (03/12/2020)

•	Acquisition of Three Shores Bancorporation, Inc. by United Community Banks, Inc. (03/09/2020)

Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) most recent quarter tangible book value at announcement; (ii) last twelve months earnings at the time of announcement; and (iii) premium to core deposits (total deposits less time deposits greater than $100,000). Raymond James adjusted earnings of subchapter S corporations using an effective tax rate of 21%. Raymond James reviewed the 75th percentile, median, mean and 25th percentile relative valuation multiples of the selected regional and national transactions.

Regional Transactions:

	SUMMARY TRANSACTION MULTIPLES
	Deal Value / Tangible Book Value	Deal Value / Last Twelve Months Earnings	Premium / Core Deposits
75th Percentile	178%	21.8x	9.9%
Median	156%	14.0x	6.7%
Mean	171%	18.1x	8.4%
25th Percentile	156%	12.2x	6.1%
Implied Transaction Metric	175%	15.5x	8.0%

National Transactions:

	SUMMARY TRANSACTION MULTIPLES
	Deal Value / Tangible Book Value	Deal Value / Last Twelve Months Earnings	Premium / Core Deposits
75th Percentile	177%	21.0x	9.8%
Median	156%	16.4x	6.8%
Mean	162%	17.4x	7.7%
25th Percentile	140%	14.0x	5.5%
Implied Transaction Metric	175%	15.5x	8.0%

Furthermore, Raymond James applied the 75th percentile, median, mean and 25th percentile relative valuation multiples for the selected regional and national transactions to BOCH’s tangible book value, last twelve months earnings, and core deposits. Raymond James then compared those implied values to $16.70, the value attributed to the per share merger consideration for the purposes of the Raymond James opinion. The results of the selected transactions analysis are summarized below:

Regional Transactions:

	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Deal Value / Tangible Book Value	Deal Value / Last Twelve Months Earnings	Premium / Core Deposits
75th Percentile	$17.05	$23.48	$18.40
Median	$14.97	$15.00	$15.56
Mean	$16.35	$19.42	$17.10
25th Percentile	$14.96	$13.15	$15.03

National Transactions:

	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Deal Value / Tangible Book Value	Deal Value / Last Twelve Months Earnings	Premium / Core Deposits
75th Percentile	$16.90	$22.53	$18.33
Median	$14.96	$17.63	$15.60
Mean	$15.50	$18.67	$16.49
25th Percentile	$13.38	$15.08	$14.49

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of BOCH’s projected free cash flows for the nine months ending December 31, 2021 and the 12 months ending December 31, 2022 through December 31, 2025 on a standalone basis, which were provided to Raymond James and approved for its use by BOCH. Raymond James used tangible common equity in excess of a target ratio of 8.0% of tangible assets at the end of each projection period for free cash flow.

The discounted cash flow analysis was based solely on the projections. Consistent with the periods included in the projections, Raymond James used calendar year 2025 as the final year for the analysis and applied multiples, ranging from 13.0x to 15.0x, to calendar year 2025 adjusted net income in order to derive a range of terminal values for BOCH in 2025. The projected free cash flows and terminal values were discounted to present value using rates ranging from 11.0% to 13.0%. Raymond James arrived at its discount range by using the Modified CAPM (Capital Asset Pricing Model) methodology as presented in the 2020 Duff & Phelps Valuation Handbook.

The resulting range of present equity values was divided by the number of diluted shares outstanding. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to $16.70, the value attributed to the per share merger consideration for purposes of the Raymond James opinion. The results of the discounted cash flow analysis indicated a range of values from $13.62 per share to $16.06 per share.

In connection with its analysis, Raymond James considered and discussed with BOCH’s management how the discounted cash flow analysis would be affected by changes in the underlying assumptions. Raymond James noted that discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results are not necessarily indicative of actual values or future results.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the Raymond James opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to BOCH’s actual value.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond BOCH’s control. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the BOCH board of directors (solely in its capacity as such) and were prepared solely as part of the analysis by Raymond James of the fairness, from a financial point of view, to the holders of BOCH common shares of the merger consideration to be received by such holders in connection with the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The Raymond James opinion was one of many factors taken into account by the BOCH board of directors in making its determination to approve the merger agreement. Neither the Raymond James opinion nor the analyses described above should be viewed as determinative of the views with respect to BOCH, Columbia, or the mergers of BOCH’s management or the BOCH board of directors. Raymond James provided advice to BOCH with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the BOCH board of directors or indicate that any specific merger consideration constituted the only appropriate consideration for the mergers. BOCH placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on June 22, 2021, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of BOCH since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or the Raymond James opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

As the BOCH board of directors was aware, there is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals have taken and may take to address the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). Raymond James expressed no opinion or view as to the potential impact of the Pandemic Effects on its analysis, the Raymond James opinion, the mergers, Columbia, BOCH, or the value of the merger consideration after June 23, 2021.

As the BOCH board of directors was also aware, the credit, financial, and stock markets had been experiencing and do experience unusual volatility from time to time, and Raymond James expressed no opinion or view as to any potential effects of such volatility on the mergers, Columbia, or BOCH. The Raymond James opinion did not purport to address potential developments in any such credit, financial and stock markets on the value of the merger consideration.

Miscellaneous. During the two years preceding the date of the Raymond James opinion, Raymond James has been engaged by or otherwise performed the following services for BOCH, Columbia, or their respective subsidiaries, for which it was paid a fee (separately from any amounts that were paid to Raymond James under the engagement letter described in this proxy statement pursuant to which Raymond James was retained as a financial advisor to BOCH to assist in reviewing strategic alternatives): (i) Raymond James has provided services to BOCH in connection with a share repurchase program, for which Raymond James was paid commissions and may be paid commissions in the future; (ii) Raymond James has engaged in certain fixed income and other trading activities with Merchants Bank, for which Raymond James has earned income; and (iii) Raymond James has engaged in certain fixed income trading activity with Columbia Bank, for which Raymond James has earned income.

For services rendered in connection with the delivery of the Raymond James opinion, BOCH paid Raymond James a fee in the amount of $350,000 upon delivery of the Raymond James opinion. BOCH has also agreed to pay Raymond James a cash fee for advisory services in connection with the mergers equal to 1.35% of the aggregate merger consideration, payment of which is contingent upon the closing of the mergers. BOCH also agreed to reimburse Raymond James for its reasonable out-of-pocket expenses and disbursements incurred in connection with its services, including the fees and expenses of its counsel, and to indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of BOCH and Columbia for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to BOCH, Columbia, or other parties with interests in the mergers in the future, for which Raymond James may receive compensation.

Columbia Management and Board of Directors After the Mergers

Upon completion of the parent merger, the Columbia board of directors will consist of the directors serving on the Columbia board of directors prior to the effective time of the parent merger.

The current directors and senior executive officers of Columbia are expected to continue in their current positions, other than as has been or may be publicly announced by Columbia in the normal course of business. Information about the current Columbia directors and senior executive officers can be found in the documents listed under “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

Continuing Services as Directors on the Columbia Board

The Columbia board of directors after the mergers will include each of the current directors from the current Columbia board of directors. The Columbia board of directors presently consists of thirteen directors.

Continuing Employment with the Columbia Surviving Corporation

It is currently expected that the senior executive officers of Columbia will continue their employment with Columbia following the effective time of the parent merger on substantially similar terms and conditions in existence immediately prior to the effective time of the parent merger.

None of Columbia’s directors or senior executive officers is a party to, or participates in any, Columbia plan, program or arrangement that provides such director or senior executive officer with any kind of compensation that is based on or otherwise related to the completion of the mergers.

Directors’ and Officers’ Insurance

Columbia will continue to provide indemnification and insurance coverage to the directors and executive officers of Columbia.

Interests of BOCH’s Directors and Executive Officers in the Merger

In considering the recommendations of the BOCH board of directors, BOCH shareholders should be aware that certain directors and executive officers of BOCH have interests in the merger that may differ from, or may be in addition to, the interests of BOCH shareholders generally. These interests are described in more detail and quantified below. The BOCH board of directors was aware of these interests and considered them, among other matters, when it adopted the merger agreement and in making its recommendation that the BOCH shareholders approve the principal terms of the merger agreement. For purposes of all BOCH agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control or a term of similar meaning.

Indemnification and Insurance

Under the merger agreement, Columbia will provide or purchase director and officer liability insurance for a period of six years following the effective time of the merger for purposes of reimbursing each present and former director and officer of BOCH or its subsidiaries with respect to claims arising from facts or events occurring before the effective time of the merger. Such insurance will provide for at least the same coverage and amounts, and contain terms and conditions no less advantageous to such persons, as the coverage currently provided by BOCH to the present and former directors and officers of BOCH or its subsidiaries immediately prior to the completion of the merger; provided that Columbia is not required to expend, in the aggregate for such six-year period, an amount in excess of 250% of the aggregate annual premiums paid by BOCH for any such insurance in place as of the date of the merger agreement. If any such annual expense at any time would exceed that amount, then Columbia will be required to maintain policies of insurance providing for the maximum coverage available at an annual premium equal to that amount. Notwithstanding and in lieu of the foregoing, BOCH will use its reasonable best efforts to purchase a six-year prepaid tail policy for directors’ and officers’ liability insurance on the terms described above and subject to certain other specifications agreed to by the parties, and fully pay for such policy prior to the effective time of the merger, at an aggregate cost up to but not exceeding 250% of the current annual premiums paid by BOCH for such insurance.

Treatment of BOCH Equity Awards

BOCH Options. BOCH has awarded options to purchase BOCH common stock to certain employees. At the effective time of the merger, each outstanding BOCH option, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, be cancelled and will only entitle the holder of such BOCH option to receive (without interest), no later than the first payroll period following the effective time of the merger (and in any event no later than 30 calendar days following the closing date of the merger), an amount in cash equal to the product of (x) the number of shares covered by such BOCH options multiplied by (y) the excess, if any, of (A) the equity award cashout price over (B) the exercise price per share of such BOCH options, less applicable taxes required to be withheld with respect to such payment. As of the date of this proxy statement/prospectus, no executive officers and no directors held any unvested options.

BOCH Restricted Stock Awards. BOCH has granted awards of restricted stock to certain employees that are subject to vesting conditions. At the effective time of the merger, each outstanding share of restricted stock will, automatically and without any action on the part of the holder thereof, accelerate in full and will be converted into and exchanged for the merger consideration, less applicable taxes required to be withheld. For information concerning restricted stock held by certain BOCH executive officers, see “Merger-Related Compensation for BOCH’s Named Executive Officers” below. As of the date of this proxy statement/prospectus, no non-employee directors held any restricted stock awards.

Voting Support Agreements of BOCH Directors

In addition to any other restrictive covenant described below, in connection with the merger, each member of the BOCH board of directors was asked to, and did, enter into a voting support agreement pursuant to which he or she agreed, among other things, to vote his or her shares in favor of approval of (i) the principal terms of the merger agreement and the transactions contemplated thereby, (ii) any other matter that is required to facilitate the transactions contemplated by the merger agreement, and (iii) any proposal to adjourn or postpone the BOCH special meeting to a later date if there are not sufficient votes to approve the principal terms of the merger agreement. Such directors have also agreed to vote against any action or agreement submitted for approval to the shareholders of BOCH that would (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of BOCH under the merger agreement, (ii) result in any of the conditions to the consummation of the merger under the merger agreement not being fulfilled, (iii) be in competition with or opposition to the merger agreement or the merger, (iv) be an acquisition proposal or (v) impair the ability of Columbia to complete the merger, the ability of BOCH to complete the merger, or otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the merger agreement.

The directors have also agreed, for a two-year period following the closing of the merger, not to directly or indirectly, for either him/her self or any other person, solicit, induce, or attempt to solicit or induce any employees or independent contractors, customers, business partners, or joint venturers of Columbia to participate in or transfer their business to a competing business, which is defined as any depository, wealth management, or trust business company or holding company thereof within the state of California, or to hire any person then employed by Columbia or who was employed by BOCH prior to the effective time of the merger, except that the foregoing prohibition does not apply to persons who were terminated more than 120 days beforehand and the former BOCH director did not solicit or otherwise interfere with or disrupt Columbia’s relationship with such person. See “The Merger Agreement—Related Agreements” included elsewhere in this proxy statement/prospectus. The form of voting support agreement is attached to this proxy statement/prospectus as Appendix B.

Employment Agreements of BOCH Executive Officers

BOCH and Merchants Bank have previously entered into employment agreements with BOCH’s four executive officers, Randall S. Eslick, Robert H. Muttera, Carl W. Rood, and James A. Sundquist. The employment agreements provide for change-in-control, which we refer to as CIC, severance payments in the event that the executive’s employment is terminated by the acquiring or surviving company other than for “cause” or by the executive for “good reason” within one year after consummation of the change in control. It is anticipated that the employment of Messrs. Muttera, Rood, and Sundquist will be terminated upon or shortly after the closing of the merger. As discussed in more detail below, Columbia and Columbia Bank have entered into an employment agreement with Mr. Eslick that will become effective upon completion of the merger. Columbia has also agreed that Mr. Eslick will be paid the benefits to which he would have been entitled under his employment agreement as if his employment were terminated following completion of the mergers.

The CIC payments and benefits payable under the above-referenced employment agreements generally include:

•

in the case of Mr. Eslick, a lump-sum payment equal to 2.99 times his total compensation package (defined as annual base salary, average annual bonus paid for services during the preceding three years, accrued incentive awards, and accrued but unused vacation) in effect as of the completion of the mergers; and

•

in the case of Messrs. Muttera, Rood, and Sundquist, a lump-sum payment equal to two years’ salary at the salary rate in effect for the executive as of the date of termination, plus one times the average annual bonus paid for services during the preceding three years (or total term of employment, if shorter);

Each of the above-referenced employment agreements also includes a one-year customer non-solicitation condition following termination of employment.

In addition to the CIC payments and benefits payable under the employment agreements, BOCH has agreed to pay each of Messrs. Muttera, Rood and Sundquist a lump-sum payment equal to his 2021 target cash incentive bonus under BOCH’s 2021 Short-Term Program, pro-rated through and payable immediately prior to the closing of the merger.

Employment Agreement of Mr. Eslick with Columbia

In connection with the execution of the merger agreement, Mr. Eslick entered into an employment agreement with Columbia and Columbia Bank. The employment agreement will become effective immediately following the effective time of the merger, and provides that Mr. Eslick will serve as President, Merchants Bank of Commerce division for the surviving entity. The employment agreement has an initial term of two years, and may be extended for an additional 12 months upon mutual agreement.

Mr. Eslick will receive an annual (calendar year) base salary of $490,000, and will be eligible to receive a bonus based on a target opportunity of 20% of such base salary, as determined by the Personnel and Compensation Committee of Columbia’s board of directors. In addition, within 60 days following the effective date, Mr. Eslick will receive a one-time award of 6,000 restricted shares of Columbia’s common stock, which shares will vest in full at the end of the initial two-year term, subject to Mr. Eslick’s continued employment with Columbia. Mr. Eslick will also be entitled to receive benefits similar to those offered by Columbia to similarly situated employees of Columbia.

In lieu and in full satisfaction of the potential CIC benefits payable under Mr. Eslick’s employment agreement with BOCH and Merchants Bank, the Columbia employment agreement provides that Columbia will make a lump-sum payment to Mr. Eslick in the amount of $1,872,782 within 15 days following the closing of the merger. The employment agreement further provides that if, during the initial two-year term, Mr. Eslick’s employment is terminated by Columbia without “cause” or by Mr. Eslick for “good reason”, Mr. Eslick will be entitled to receive a lump sum payment equal to the base salary that would have been payable over the remainder of the initial two-year term, and accelerated vesting of a pro rata portion of the one-time award of 6,000 restricted shares.

Under the Columbia employment agreement, Columbia also will assume Mr. Eslick’s existing salary continuation agreement with Merchants Bank. The employment agreement includes a one-year noncompetition covenant covering counties in which Merchants Bank maintains a branch or office or has documented plans to establish a branch or office, and a one-year customer nonsolicitation condition.

Merger-Related Compensation for BOCH’s Named Executive Officers

The following table and the related footnotes provide information required by Item 402(t) of Regulation S-K about the compensation that may be paid or become payable to BOCH’s named executive officers that is based on or otherwise relates to the mergers. The compensation shown in this table and described in these footnotes is the subject of a non-binding advisory vote of the BOCH shareholders at the BOCH special meeting, as described in “BOCH Proposals—Merger-Related Named Executive Officer Compensation Proposal.” The figures in the table are estimated based on compensation levels as of the date of this proxy statement/prospectus and an assumed effective date of December 31, 2021, for both the merger and, where applicable, termination of the executive officer’s employment. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this proxy statement/prospectus, and do not reflect certain compensation actions that may occur before the completion of the merger. All amounts below that are determined using the value per BOCH common share have been calculated based on a price per BOCH common share of $14.98 (the average closing market price of BOCH common shares over the first five business days following the public announcement of the mergers on June 23, 2021, as reported by the Nasdaq Global Market). The amounts set forth below are subject to reduction to the extent necessary to avoid imposition of the excise tax imposed under Section 4999 of the Code on excess parachute payments as defined in Code Section 280G. As a result of the foregoing issues and assumptions, the actual amounts, if any, to be received by an executive officer may differ materially from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Other ($) (3)	Total ($)(4)
Randall S. Eslick	—	443,393	1,872,782	2,316,175
Robert H. Muttera	781,190	199,039	—	980,229
James A. Sundquist	837,504	212,881	—	1,050,385

(1)

Pursuant to employment agreements with Messrs. Muttera and Sundquist, upon a change in control following which a qualifying termination occurs (as described above), each such executive officer will be entitled to a lump-sum cash payment in an amount equal to the sum of (a) two times such respective executive’s base salary, plus (b) one times the average annual bonus paid to such executive for services during the preceding three years, plus (c) the target cash bonus for such executive under BOCH’s 2021 Short-Term Program, pro-rated through the closing of the merger. The amounts shown assume that the closing will occur on December 31, 2021.

(2)

Represents restricted shares that will fully vest upon the closing of the parent merger as set forth in the merger agreement and described under “The Merger—Treatment of BOCH Equity Awards” above, based on a $14.98 price per share multiplied by 29,599 outstanding restricted shares in the case of Mr. Eslick, 13,287 outstanding restricted shares in the case of Mr. Muttera, and 14,211 outstanding restricted shares in the case of Mr. Sundquist.

(3)

Represents the lump-sum cash payment Mr. Eslick will be entitled to receive under his employment agreement with Columbia, payable within 15 days following the closing of the parent merger, in lieu and in full satisfaction of the potential CIC benefits payable under his employment agreement with BOCH and Merchants Bank.

(4)	The amounts shown are subject to reduction to the extent necessary to avoid imposition of the excise tax imposed under Code Section 4999 on excess parachute payments as defined in Code Section 280G.

THE MERGER AGREEMENT

Effects of the Mergers

As a result of the parent merger, BOCH will merge with and into Columbia with Columbia continuing as the surviving corporation in the parent merger. Promptly following the parent merger, Merchants Bank will merge with and into Columbia Bank, with Columbia Bank as the surviving bank in the bank merger. As a result of the mergers, there will no longer be any publicly held common shares of BOCH. In receiving Columbia common shares as merger consideration, former BOCH shareholders will only participate in Columbia’s future earnings and potential growth through their ownership of Columbia common shares. All of the other incidents of direct stock ownership in BOCH, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from BOCH, will be extinguished upon completion of the parent merger.

Effective Time of the Parent Merger

The closing of the parent merger will occur on the first business day of the first calendar month that follows the month in which the last to be satisfied of the closing conditions is satisfied (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or waiver of those conditions), unless the parties mutually agree to extend the closing. However, if the last to be satisfied of the closing conditions is satisfied in the month of November 2021, then the closing date will be January 1, 2022. The parent merger will be completed legally at the date and time specified in the articles of merger to be filed by Columbia with the Secretary of State of the State of California. As of the date of this document, the parties expect that the parent merger will be effective by the end of 2021. However, there can be no assurance as to when or if the parent merger will occur.

As described below, if the parent merger has not closed by March 31, 2022, which date may be extended under certain conditions, the merger agreement may be terminated by either BOCH or Columbia, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Parent Merger

BOCH has agreed that, except as previously disclosed, as expressly contemplated by or permitted by the merger agreement, as required by applicable law or with the prior written consent of Columbia, prior to the date and time when the parent merger becomes effective, BOCH will, and will cause each of its subsidiaries to, conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, officers and employees and business associates and keep available the services of BOCH and its subsidiaries’ present employees and agents. BOCH and Columbia have agreed to take no action (and to cause their subsidiaries to take no action) that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either BOCH or Columbia to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform the covenants and agreements in the merger agreement or to consummate the transactions contemplated by the merger agreement.

In addition to the general covenants above, BOCH has agreed that prior to the effective time of the parent merger, except as previously disclosed, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the prior written consent of Columbia (which may not be unreasonably withheld):

•

(i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any of its shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, or (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become subject to new grants, in each case except as required pursuant to the exercise or settlement of BOCH options outstanding on the date of the merger agreement in accordance with the terms of the applicable BOCH stock plan in effect on the date of the merger agreement;

•

(i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any of its shares (other than (A) authorized dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries and (B) regular quarterly dividends on BOCH common shares in an amount not to exceed $0.06 per share), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any BOCH common shares;

•

amend or modify the material terms of, waive, release or assign any rights under, terminate, renew or allow to renew automatically, make any payment not then required under, knowingly violate the terms of or enter into (i) any material contract, lease, regulatory agreement, any contract that would be a material contract if it were in existence on the date of the merger agreement or other binding obligation that is material to BOCH and its subsidiaries, taken as a whole, (ii) any material restriction on the ability of BOCH or its subsidiaries to conduct its business as it is presently being conducted or (iii) any contract governing the terms of BOCH common shares or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness;

•

sell, transfer, mortgage, lease, guarantee, encumber, license, let lapse, cancel, abandon or otherwise create any lien or otherwise dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations, which are governed as described below), except for sales, transfers, mortgages, leases, guarantees, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to BOCH and its subsidiaries, taken as a whole;

•

acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity (other than purchases of loans and loan participations, which are governed as described below) except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to BOCH and its subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the closing date of the merger will be materially delayed or that the requisite regulatory approvals will be more difficult to obtain;

•	amend the BOCH articles, the BOCH bylaws or similar governing documents of any of its subsidiaries;

•

except as required under applicable law or the terms of the merger agreement or any employee benefit plan of BOCH or its subsidiaries in effect as of the date of the merger agreement, (i) increase in any manner the compensation, bonus or pension, welfare, severance or other benefits of any of the current or former directors, officers, employees or other service providers of BOCH or its subsidiaries, except for ordinary course merit-based increases in the base salary and target bonus of employees (other than directors or executive officers of, or individuals who are party to an employment agreement or change in control agreement with BOCH or its subsidiaries) consistent with past practice and in no event representing an increase of 5% or more, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any employee benefit plan of BOCH or its subsidiaries or plan that would be an employee benefit plan of BOCH or its subsidiaries if in effect as of the date of the merger agreement, (iii) grant any new equity award, (iv) grant, pay or increase (or commit to grant, pay or increase) any severance, retirement or termination pay, (v) accelerate the payment or vesting of, or lapsing of restrictions with respect to, any stock-based compensation, long-term incentive compensation or any bonus or other incentive compensation, (vi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan of BOCH or its subsidiaries, (vii) terminate the employment or services of any officer or employee other than for cause, (viii) enter into any collective bargaining or other agreement with a labor organization, (ix) forgive any loans to any current or former officer, employee or director of BOCH or its subsidiaries or (x) hire any officer, employee, or other service provider, except in the ordinary course of business for non-executive officer positions for an annual base salary not in excess of $180,000;

•

incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

•

enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law or requested by a regulatory agency;

•

(i) other than in accordance with the investment policies of BOCH or any of its subsidiaries in effect on the date of the merger agreement or in securities transactions as described in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person or (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, BOCH may purchase investment securities if, within two business days after BOCH requests in writing (which request must describe in detail the investment securities to be purchased and the price thereof) that Columbia consent to the making of any such purchase, Columbia has approved such request in writing or has not responded in writing to such request;

•

enter into any settlement, compromise or similar agreement with respect to, any action, suit, claim, proceeding, order or investigation to which BOCH or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement, compromise, agreement or action, suit, claim, proceeding, order or investigation is settled in an amount and for consideration not in excess of $500,000 and that would not (i) impose any material restriction on the business of BOCH or its subsidiaries or (ii) create adverse precedent for claims that are reasonably likely to be material to BOCH or its subsidiaries;

•

other than as determined to be necessary or advisable by BOCH in the good faith exercise of its discretion based on changes in market conditions, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of any of its subsidiaries or waive any material fees with respect thereto;

•

except as required by applicable law or by a regulatory agency, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or (ii) fail to follow in all material respects, BOCH’s or its applicable subsidiary’s existing policies or practices with respect to managing its exposure to interest rate and other risk;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;

•	invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

•

except for loans or commitments for loans that have been approved by BOCH prior to the date of the merger agreement, without prior consultation with Columbia, (i) make any loan or loan commitment to any person that would, when aggregated with all outstanding loans or loan commitments or any renewals or extensions thereof made to such person and any affiliate or immediate family member of such person exceed (x) $7,000,000 for loans secured by real estate or (y) $5,000,000 for loans that are unsecured or secured by non-real estate collateral, or (ii) purchase or sell any loan or loan participation in excess of $5,000,000, in each case, without first submitting a copy of the loan write up containing the information customarily submitted to the loan committee of Merchants Bank, to the chief credit officer of Columbia two full business days prior to taking such action; provided, that, if Columbia objects in writing to such loan or loan commitment or such purchase or sale within two full business days after receiving such loan write up, BOCH obtains the approval of the loan committee of Merchants Bank prior to making such loan or loan commitment or such purchase or sale;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•

make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $75,000 individually or $250,000 in the aggregate;

•

pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to the merger agreement;

•

take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of BOCH’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the parent merger, (ii) any of the closing conditions to the parent merger not being or becoming not capable of being satisfied or (iii) a material violation of any provision of the merger agreement, except as may be required by applicable law;

•

make or change any tax election, change or consent to any change in BOCH’s or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), settle or compromise any tax liability, claim or assessment, in each case in a material amount, enter into any closing agreement, waive or extend any statute of limitations with respect to taxes, surrender any right to claim a refund for taxes or file any amended tax return; or

•	agree to take, make any commitment to take or adopt any resolutions of the BOCH board of directors in support of, any of the above prohibited actions.

Columbia has agreed to a more limited set of restrictions on its business prior to the completion of the parent merger. Specifically, Columbia has agreed that prior to the effective time of the parent merger, except as expressly permitted by the merger agreement, it will not, and will not permit its subsidiaries to, except as may be required by applicable law or policies imposed by any governmental entity, without the prior written consent of BOCH (which will not be unreasonably withheld):

•	take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement; or

•	take, or omit to take, any action that is reasonably likely to result in any of the conditions to the parent merger not being or becoming not being capable of being satisfied.

Regulatory Matters

Columbia and BOCH have agreed to use their commercially reasonable efforts to promptly prepare and file with the SEC within 45 days after the date of the merger agreement, and in any event as soon as reasonably practicable thereafter, a registration statement on Form S-4, in which this proxy statement/prospectus is included. Each of Columbia and BOCH has agreed to use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and BOCH and Columbia agreed to then mail or deliver the proxy statement/prospectus to their respective shareholders. Columbia also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and BOCH agreed to furnish all information concerning BOCH and the holders of BOCH common shares as may be reasonably requested in connection with any such action.

Columbia and BOCH have agreed to reasonably cooperate with each other and use their respective commercially reasonable efforts to promptly prepare all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the mergers and the other transactions contemplated by the merger agreement as soon as reasonably practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or governmental entities. Columbia agreed to use its commercially reasonable efforts to make all initial requisite regulatory filings within 20 business days of the date of the merger agreement, and in any event no later than 30 days following the date of the merger agreement (other than any notice to the Federal Reserve under its regulations, which will be filed in accordance with the timing contemplated by such regulations). BOCH and Columbia have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the non-confidential information relating to BOCH or Columbia (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In exercising this right, each of the parties has agreed to act reasonably and as promptly as practicable. BOCH and Columbia will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the mergers and the other transactions contemplated by the merger agreement and each party will keep the other reasonably apprised of the status of matters relating to such approvals and the completion of the mergers and the other transactions contemplated by the merger agreement. Each party will consult with the other in advance of any meeting or conference with any governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement.

Each of Columbia and BOCH has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Columbia, BOCH or any of their respective subsidiaries to any governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement.

Each of Columbia and BOCH has agreed to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under the merger agreement or under applicable laws to consummate and make effective the mergers, and the other transactions contemplated as promptly as practicable, including the satisfaction of the closing conditions set forth in the merger agreement.

Neither Columbia nor any of its subsidiaries are required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any permits, consents, approvals and authorizations of any governmental entities that would reasonably be likely, in each case following the effective time of the parent merger (but regardless when the action, condition or restriction is taken or implemented), to have a material adverse effect on Columbia (measured on a scale relative to BOCH), a material adverse effect on BOCH or materially restrict or impose a material burden on Columbia or any of its subsidiaries (including, after the effective time of the parent merger, BOCH and its subsidiaries) in connection with the transactions contemplated by the merger agreement or with respect to the business or operation of Columbia or any of its subsidiaries (including, after the effective time of the parent merger, BOCH and its subsidiaries), which we refer to as a materially burdensome regulatory condition.

Each of Columbia and BOCH will promptly advise the other upon receiving any communication from any governmental entity the consent or approval of which is required for consummation of the mergers and the other transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed.

Shareholder Approval

BOCH has agreed to convene a special meeting of its shareholders as soon as practicable after the Form S-4 is declared effective to consider and vote upon the proposals necessary to consummate the mergers, and BOCH has agreed to recommend to its shareholders that they approve such proposals. BOCH may change its recommendation to its shareholders if, following receipt of a superior proposal (as defined below), the BOCH board of directors concludes in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to result in a violation of its fiduciary duties under applicable law.

Nasdaq Listing

Columbia has agreed to file with the Nasdaq Global Select Market any required notices or forms with respect to the Columbia common shares to be issued in the parent merger.

Employee Matters

The merger agreement provides that for the period beginning on the effective time of the parent merger and ending on the 1-year anniversary of the effective time of the parent merger, Columbia will provide each employee who is actively employed by BOCH or its subsidiaries on the closing date, while employed by Columbia or any of its subsidiaries following the effective time of the parent merger, whom we refer to as a continuing employee, with: (i) base salary no less favorable than the base salary provided to such continuing employees immediately prior to the effective time of the parent merger; (ii) annual cash bonus opportunities no less favorable than annual cash bonus opportunities provided by Columbia to similarly situated employees of Columbia; (iii) employee benefits which, in the aggregate, are no less favorable than employee benefits provided by Columbia to similarly situated employees of Columbia and (iv) certain agreed severance terms, provided that until Columbia causes such continuing employees to participate in Columbia employee benefit plans, a continuing employee’s continued participation in a BOCH employee benefit plan satisfies this provision.

Columbia will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Columbia or its affiliates to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the effective time of the parent merger occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the effective time of the merger for which payment has been made and (iii) give each continuing employee service credit for such continuing employee’s employment with BOCH and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Columbia benefit plan, as if such service had been performed with Columbia, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

If requested in writing by Columbia at least 15 calendar days prior to the effective time of the parent merger, BOCH will take (or cause to be taken) all actions reasonably determined by Columbia to be necessary or appropriate to terminate, effective not later than the business day immediately prior to the effective time of the parent merger, any BOCH employee benefit plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code, provided that such actions are in compliance with applicable law. In the event that Columbia requests that such plan(s) be terminated, BOCH will provide Columbia with evidence that such plan(s) has been terminated (the form and substance of which will be subject to review and approval by Columbia, approval of which will not be unreasonably withheld) not later than the business day immediately preceding the effective time of the parent merger.

From and after the date of the merger agreement, prior to making any written or oral communications to officers or employees of BOCH or any of its subsidiaries pertaining to compensation, benefit or other employment-related matters that are affected by the transactions contemplated by the merger agreement, BOCH will provide Columbia with a copy of the intended communication or talking points, Columbia will have a reasonable period of time to review and comment on the communication, and Columbia and BOCH will cooperate in providing any such mutually agreeable communication.

Columbia has agreed to satisfy all amounts duly owed to officers and directors of BOCH and its subsidiaries pursuant to BOCH’s salary continuation agreement and directors deferred compensation plans, as in effect as of the date of the merger agreement, in accordance with the provisions or elections as to timing specified therein.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the parent merger, Columbia will indemnify and hold harmless each present and former director and officer of BOCH and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses (including reasonable, documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the parent merger, including the transactions contemplated by the merger agreement, to the extent they are indemnified by BOCH or its subsidiaries on the date of the merger agreement, to the fullest extent permitted under applicable law. Columbia has also agreed to advance expenses as incurred to the fullest extent permitted under applicable law; provided that the indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification.

For a period of six years following the effective time of the parent merger, Columbia will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of BOCH or any of its subsidiaries as of the effective time of the parent merger (providing only for the Side A coverage where the existing policies also include Side B coverage for BOCH) with respect to claims against such directors and officers arising from facts or events occurring before the effective time of the parent merger (including the transactions contemplated by the merger agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such persons as that coverage currently provided by BOCH, except that Columbia is not required to expend in the aggregate for such six-year period, an amount in excess of 250% of the aggregate annual premiums paid as of the date of the merger agreement by BOCH for any such insurance, provided that, if Columbia is unable to maintain or obtain such director’s and officer’s liability insurance, Columbia shall obtain as much comparable insurance as is available at a cost in the aggregate for such 6-year period up to 250% of the current annual premium, and provided further that, officers and directors of BOCH may be required to make applications and provide customary representations and warranties to Columbia’s or the surviving corporation’s insurance carrier for the purpose of obtaining such insurance. Prior to the effective time of the parent merger, and in lieu of the foregoing, BOCH will use reasonable best efforts to purchase a six-year prepaid tail policy for directors’ and officers’ liability insurance on the terms described above, and fully pay for such policy prior to the effective time of the parent merger, at an aggregate cost up to, but not exceeding 250% of the current annual premium for such insurance.

No Solicitation; Change in Board Recommendation

The merger agreement provides that neither BOCH, its subsidiaries nor any of their respective officers, directors and employees will, and will cause its and its subsidiaries’ officers, directors, agents, representatives, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiries or the making of proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal (as defined below) or otherwise facilitate any effort to attempt or make or implement an acquisition proposal. However, if at any time after the date of the merger agreement and prior to, but not after, obtaining the approval of the merger agreement by BOCH shareholders, BOCH receives an unsolicited bona fide acquisition proposal and the BOCH board of directors concludes in good faith that such acquisition proposal constitutes, or is reasonably expected to result in, a superior proposal (as defined below), then BOCH and its board of directors may, and may permit its subsidiaries and BOCH’s and its subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the BOCH board of directors concludes in good faith (after consultation with outside legal counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law; provided that prior to providing any such nonpublic information or engaging in any such negotiations, BOCH must have entered into a confidentiality agreement with such third party on terms no less restrictive in the aggregate to the counterparty than those contained in the confidentiality agreement between BOCH and Columbia, and which expressly permits BOCH to comply with its obligations pursuant to the merger agreement. BOCH will immediately cease and cause to be terminated any activities, discussions or negotiations conducted on or before the date of the merger agreement with any persons other than Columbia with respect to any acquisition proposal and will use its reasonable best efforts, subject to applicable law, to (i) enforce any confidentiality or similar agreement relating to an acquisition proposal and (ii) within 10 business days after the date of the merger agreement, request and confirm the return or destruction of any confidential information provided to any person (other than Columbia and its affiliates) pursuant to any such confidentiality or similar agreement. BOCH must promptly (and in any event within 24 hours) advise Columbia following receipt of any acquisition proposal, of any discussions or negotiations that are sought to be initiated or continued or any request for nonpublic information or inquiry that would reasonably be expected to lead to any acquisition proposal and the substance thereof (including the identity of the person making such acquisition proposal), and keep Columbia promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or acquisition proposal, or all amendments or proposed amendments thereto) on a current basis (it being understood that no such communications to Columbia will be deemed an adverse change of recommendation (as defined below)). BOCH agrees that it will contemporaneously provide to Columbia any confidential or nonpublic information concerning BOCH or any of its subsidiaries that may be provided to any other person in connection with any acquisition proposal which has not previously been provided to Columbia.

The term “acquisition proposal” means a tender or exchange offer, proposal for a merger, consolidation, sale of assets or other business combination involving BOCH or any of its subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, BOCH or any of its subsidiaries or any public announcement of a proposed plan or intention to do any of the foregoing or any agreements to engage in any of the foregoing, other than the transactions contemplated by the merger agreement and any sale of whole loans and securitizations in the ordinary course. The term “superior proposal” means an unsolicited bona fide written acquisition proposal that the BOCH board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the parent merger and the other transactions contemplated by the merger agreement and to be reasonably capable of being consummated on the terms proposed, (i) after receiving the advice of its financial advisors (who must be a nationally recognized investment banking or financial advisory firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law, and after taking into account any amendment or modification to the merger agreement agreed to by Columbia; provided that for purposes of the definition of superior proposal, the references to “more than 15%” in the definition of acquisition proposal will be deemed to be references to “at least 50%.”

None of the members of the BOCH board of directors may, except as expressly permitted by the merger agreement, withdraw or materially and adversely modify his or her recommendation that BOCH shareholders vote to approve the principal terms of the merger agreement, or recommend to BOCH shareholders an acquisition proposal other than the parent merger, which we refer to as an adverse change of recommendation, or cause or commit BOCH to enter into any agreement or understanding other than the confidentiality agreement referred to above relating to any acquisition proposal made to BOCH. Nevertheless, in the event that BOCH receives an acquisition proposal that the BOCH board of directors concludes in good faith constitutes a superior proposal, the BOCH board of directors may make an adverse change of recommendation or terminate the merger agreement, if it concludes in good faith (after consultation with outside legal counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law, as long as BOCH gives Columbia prior written notice at least 5 business days before taking such action and during such 5-business day period BOCH negotiates in good faith with Columbia to enable Columbia to make an improved offer that is at least as favorable to the shareholders of BOCH as such alternative acquisition proposal.

Representations and Warranties

The merger agreement contains representations and warranties made by BOCH to Columbia relating to a number of matters, including the following:

•	corporate organization, qualification to do business and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required regulatory consents, approvals and filings necessary in connection with the mergers;

•	reports to regulatory authorities and the accuracy of the information contained therein;

•	financial statements, and the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the mergers;

•	the absence of certain changes or events;

•	compliance with applicable law, including the existence of orders, consent agreements or similar communications with governmental entities;

•	inapplicability of certain state takeover statutes;

•	employee benefit matters;

•	absence of knowledge of any reason why required regulatory approvals should not be obtained on a timely basis;

•	opinion from Raymond James;

•	accuracy of BOCH information provided in this proxy statement/prospectus;

•	legal proceedings;

•	certain material contracts;

•	environmental matters;

•	tax matters;

•	absence of action or circumstance that would impede the parent merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	intellectual property matters;

•	real property matters;

•	insurance matters;

•	accounting and internal controls;

•	absence of derivative securities;

•	loan matters;

•	CRA compliance;

•	investment securities matters;

•	related party transactions; and

•	labor matters.

The merger agreement also contains representations and warranties made by Columbia to BOCH relating to a number of matters, including the following:

•	corporate organization, qualification to do business and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required regulatory consents, approvals and filings necessary in connection with the mergers;

•	reports to regulatory authorities and the accuracy of the information contained therein;

•	financial statements, and the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the mergers;

•	the absence of certain changes or events;

•	compliance with applicable law, including the existence of orders, consent agreements or similar communications with governmental entities;

•	absence of knowledge of any reason why required regulatory approvals should not be obtained on a timely basis;

•	accuracy of Columbia information provided in this proxy statement/prospectus;

•	legal proceedings;

•	accounting and internal controls;

•	related party transactions; and

•	absence of action or circumstance that would impede the parent merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the merger agreement, a “material adverse effect” with respect to BOCH or Columbia, as the case may be, means, with respect to any party, a material adverse effect on (a) the business, assets or deposit liabilities, properties, operations, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole or (b) the ability of such party to consummate the transactions contemplated by the merger agreement on a timely basis and in any event on or before March 31, 2022; provided, however, that, with respect to clause (a) only, a material adverse effect will not be deemed to include effects to the extent arising out of, relating to or resulting from (A) changes after the date of the merger agreement in applicable GAAP or regulatory accounting requirements generally affecting other companies in the banking industries in which such party and its subsidiaries operate, (B) changes after the date of the merger agreement in laws, rules or regulations of general applicability to companies of similar size in the banking industries in which such party and its subsidiaries operate or interpretations thereof, (C) changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting financial institutions generally, (D) changes after the date of the merger agreement in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and not specifically relating to such party or its subsidiaries, (E) a decline in the trading price of a party’s common shares or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof, (F) the entry into or announcement of the merger agreement or the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement; provided, further, that any effect attributable to or resulting from any of the changes, events, conditions or trends described in clauses (A), (B), (C), (D), (E) and (G) may constitute, and may be taken into account in determining the occurrence of a material adverse effect if and only to the extent they have a disproportionate adverse impact on such party and its subsidiaries, taken as a whole, as compared to other companies of similar size in the banking industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time of the parent merger and, as described below under “Effect of Termination,” if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, unless a party knowingly breached the merger agreement.

This summary and the copy of the merger agreement attached to this document as Appendix A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by Columbia and BOCH, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. In reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Columbia, BOCH or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Columbia’s and BOCH’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Columbia and BOCH publicly file with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

Conditions to the Parent Merger

Conditions to Each Party’s Obligations

The respective obligations of each of Columbia and BOCH to complete the parent merger are subject to the satisfaction of the following conditions:

•	receipt of BOCH’s shareholder approval;

•

the effectiveness of the registration statement on Form S-4, of which this document is a part, and the absence of a stop-order suspending the effectiveness of the Form S-4 or any proceeding initiated or threatened by the SEC for that purpose; and

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the mergers or the other transactions contemplated by the merger agreement.

Conditions to Obligations of Columbia

The obligation of Columbia to complete the parent merger is also subject to the satisfaction, or waiver by Columbia, at or prior to the effective time of the parent merger, of the following conditions:

•

the accuracy of the representations and warranties of BOCH as of the closing date, other than, in most cases, those failures to be true and correct that (disregarding any materiality, material adverse effect and similar qualifying terms), individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on BOCH, and the receipt by Columbia of an officer’s certificate to such effect;

•	performance in all material respects by BOCH of the obligations required to be performed by it at or prior to the closing date, and the receipt by Columbia of an officer’s certificate to such effect;

•

the receipt of all requisite regulatory approvals of governmental entities, including the necessary regulatory approvals from the FDIC, the WDFI and the Federal Reserve and any other regulatory approvals set forth in the merger agreement the failure of which to be obtained would reasonably be expected to have a material adverse effect on Columbia or BOCH, as well as the expiration of all waiting periods in respect thereof, in each case required to consummate the transactions contemplated by the merger agreement, including the mergers and none of such consents, registrations, approvals, permits and authorizations contain any materially burdensome regulatory condition;

•

no occurrence since the date of the merger agreement of any event or circumstance that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect with respect to BOCH; and

•	receipt by Columbia of an opinion of Sullivan & Cromwell LLP as to certain tax matters.

Conditions to Obligations of BOCH

The obligation of BOCH to complete the merger is also subject to the satisfaction, or waiver by BOCH, at or prior to the effective time of the merger, of the following conditions:

•

the accuracy of the representations and warranties of Columbia as of the closing date, other than, in most cases, those failures to be true and correct that (disregarding any materiality, material adverse effect and similar qualifying terms), individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Columbia, and the receipt by BOCH of an officer’s certificate to such effect;

•	performance in all material respects by Columbia of the obligations required to be performed by it at or prior to the closing date, and the receipt by BOCH of an officer’s certificate to such effect;

•

the receipt of all requisite regulatory approvals, described in the third bullet above in “Conditions to Obligations of Columbia”, which must remain in full force and effect and the expiration of all waiting periods in respect thereof;

•

no occurrence since the date of the merger agreement of any event or circumstance that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect with respect to Columbia; and

•	receipt by BOCH of an opinion of Miller Nash LLP as to certain tax matters.

Termination; Termination Fee

The merger agreement may be terminated at any time prior to the effective time of the parent merger, whether before or after approval of matters presented in connection with the parent merger to the shareholders of Columbia and BOCH:

•	by mutual written consent of Columbia and BOCH;

•

by either Columbia or BOCH, if a requisite regulatory approval is denied and such denial has become final and non-appealable, or if a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement;

•

by either Columbia or BOCH, if the parent merger has not closed by March 31, 2022, provided that, subject to certain conditions, such date may be extended by written agreement between Columbia and BOCH, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•

by either Columbia or BOCH, if there is a breach by the other party of any of its covenants, agreements, representations or warranties that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition of the other party, and such breach is not cured within 30 days following written notice to the party committing the breach, or the breach, by its nature, cannot be cured within such time (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•

by either Columbia or BOCH, if BOCH shareholders have not approved the merger agreement and the transactions contemplated thereby at the duly convened BOCH special meeting or at any adjournment or postponement thereof, provided that the failure to obtain such shareholder approval was not caused by the terminating party’s material breach of any of its obligations under the merger agreement;

•

by Columbia prior to obtaining BOCH shareholder approval, in the event (a) BOCH breaches in any material respect its non-solicitation obligations set forth in the merger agreement; (b) BOCH or the BOCH board of directors makes an adverse change of recommendation; (c) at any time after the end of five business days following receipt of an acquisition proposal, the BOCH board of directors fails to reaffirm its BOCH board recommendation as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by Columbia; or (d) a tender offer or exchange offer for BOCH common shares is publicly disclosed (other than by Columbia or one of its affiliates) and either (i) the BOCH board of directors recommends that its shareholders tender their shares in such tender or exchange offer, or (ii) within ten business days after the commencement of such tender or exchange offer, the BOCH board of directors fails to recommend unequivocally against acceptance of such offer, which we refer to as a termination due to no BOCH board of directors recommendation;

•

by BOCH prior to obtaining BOCH shareholder approval, in order to enter into a definitive agreement providing for a superior proposal (provided that BOCH is not in material breach of any of the terms of the merger agreement and BOCH pays Columbia a termination fee in advance of or concurrently with such termination, as described below), which we refer to as a termination due to a superior proposal; or

•

by BOCH immediately following the determination period, in the event that (i) the Columbia average closing price for the determination period is less than $35.48 (with a proportionate adjustment in the event that outstanding Columbia common shares are changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the merger agreement and the end of the determination period) and (ii) the number obtained by dividing the Columbia average closing price by $41.74, which we refer to as the closing price ratio, is less than the number obtained by (A) dividing the final index price by the initial index price, which we refer to as the index change ratio, and (B) then subtracting 0.15; provided, however, if BOCH elects to exercise such termination right, Columbia will have the option of reinstating the parent merger by adjusting the exchange ratio to a number equal to the lesser of (i) a quotient (rounded to the nearest thousandth), the numerator of which is $35.48 multiplied by the exchange ratio, and the denominator of which is the Columbia average closing price, or (ii) the product of (A) a quotient (rounded to the nearest thousandth), the numerator of which is $35.48 multiplied by the exchange ratio, and the denominator of which is the Columbia average closing price, multiplied by (B) the index change ratio.

BOCH must pay Columbia a termination fee of $12,000,000 in the event that:

•	the merger agreement is terminated by BOCH in order to enter into a definitive agreement providing for a superior proposal;

•	Columbia terminates the merger agreement due to no BOCH board of directors recommendation; or

•

any person has made an acquisition proposal, which proposal has been publicly announced, disclosed or proposed and not withdrawn, and: (1) thereafter the merger agreement is terminated (a) by either party pursuant to the termination provision for delay or pursuant to the termination provision for no approval by BOCH shareholders or (b) by Columbia pursuant to the termination provision for breach, and (2) within 12 months after such termination of the merger agreement, an acquisition proposal is consummated or any definitive agreement with respect to an acquisition proposal is entered into (provided that references to “more than 15%” in the definition of acquisition proposal are deemed to be references to “at least 50%”).

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, and none of BOCH, Columbia, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that (i) the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement and (ii) neither BOCH nor Columbia will be relieved or released from any liabilities or damages arising out of its knowing breach of the merger agreement (which, in the case of BOCH includes the loss to BOCH’s shareholders of the economic benefits of the parent merger).

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the parent merger by the shareholders of BOCH or Columbia, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by such shareholders, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the parent merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver must be in writing signed on behalf of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Fees and Expenses

Except for the termination fee, as described elsewhere in this document, all fees and expenses incurred in connection with the mergers, the merger agreement and the transactions contemplated by the merger agreement (including costs and expenses of printing and mailing this document) will be paid by the party incurring such fees or expenses, whether or not the parent merger is completed.

Related Agreements

Each member of the BOCH board of directors has entered into a voting support agreement with Columbia and BOCH pursuant to which such directors have agreed, until the earlier of the closing or the termination of the merger agreement in accordance with its terms, to vote his or her BOCH common shares in favor of approval of (i) the principal terms of the merger agreement and the transactions contemplated thereby, (ii) any other matter that is required to facilitate the transactions contemplated by the merger agreement and (iii) any proposal to adjourn or postpone the BOCH special meeting to a later date if there are not sufficient votes to approve the principal terms of the merger agreement. Such directors have also agreed to vote against any action or agreement submitted for approval to the shareholders of BOCH that would (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of BOCH under the merger agreement, (ii) result in any of the conditions to the consummation of the parent merger under the merger agreement not being fulfilled, (iii) be in competition with or opposition to the merger agreement or the parent merger, (iv) be an acquisition proposal or (v) impair the ability of Columbia to complete the parent merger, the ability of BOCH to complete the parent merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the merger agreement. The voting support agreements apply solely to the directors in their capacities as shareholders of BOCH and do not prevent them from discharging their fiduciary duties with respect to their roles on the BOCH board of directors. As of April 6, 2021, the directors who are parties to the voting support agreements have the right to vote, in the aggregate, 833,185 outstanding BOCH common shares, which represents approximately 4.98% of the outstanding BOCH common shares entitled to vote.

The voting support agreements also provide that the directors will not transfer (other than for estate planning or philanthropic purposes) the BOCH common shares that they own until the earlier of the closing or the termination of the merger agreement in accordance with its terms.

The voting support agreements also prohibit the directors for a two-year period following the closing from (a) soliciting or attempting to solicit (i) any employees or independent contractors of Columbia, BOCH or the combined company to participate in a competing business, (ii) any customers, business partners or joint venturers of Columbia, BOCH or the combined company to transfer their business to a competing business or to reduce their business or cease conducting business with Columbia, BOCH or the combined company or (iii) the termination of an employment or contractual relationship between Columbia, BOCH or the combined company and any employee, independent contractor, customer, business partner or joint venturer, (b) hiring any employees who were then employed by the combined company or who were employed by Columbia or BOCH prior to the effective time of the parent merger, subject to certain exceptions or (c) in any other way interfering with or disrupting Columbia, BOCH or the combined company’s relationship with any of its employees, independent contractors, customers, business partners or joint venturers.

Pursuant to the voting support agreements, BOCH directors party thereto have agreed to tender their resignations from the BOCH board of directors, subject to and effective upon the closing. The voting support agreements terminate automatically in the event that the merger agreement is terminated in accordance with its terms.

The form of voting support agreement is attached to this proxy statement/prospectus as Appendix B.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PARENT MERGER

This discussion addresses the material U.S. federal income tax consequences of the parent merger to U.S. holders (as defined below) of BOCH common shares. The discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to BOCH shareholders that hold their BOCH common shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:

•	financial institutions;

•	investors in pass-through entities;

•	persons liable for the alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold BOCH common shares as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	shareholders who acquired their BOCH common shares through the exercise of a BOCH option or as a BOCH restricted stock award, or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds BOCH common shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the parent merger to them.

The actual tax consequences of the parent merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the parent merger in your particular circumstances, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any state, local or foreign and other tax laws and of changes in those laws.

U.S. Federal Income Tax Consequences of the Parent Merger

The parties intend for the parent merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to BOCH’s obligation to complete the parent merger that BOCH receives a written opinion of its counsel, Miller Nash, dated as of the closing date, to the effect that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Columbia’s obligation to complete the parent merger that Columbia receives an opinion of its counsel, Sullivan & Cromwell, dated as of the closing date, to the effect that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the parent merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and on representation letters provided by Columbia and BOCH to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time of the parent merger, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Columbia and BOCH. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the parent merger the U.S. federal income tax consequences of the parent merger could be adversely affected.

In addition, neither of the tax opinions given in connection with the parent merger or in connection with the filing of this registration statement will be binding on the Internal Revenue Service. Neither Columbia nor BOCH intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the parent merger, and consequently, there is no guarantee that the Internal Revenue Service will treat the parent merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Based solely on the information, and subject to the assumptions, qualifications and limitations set forth herein and in their respective federal income tax opinions filed herewith, this discussion of the material U.S. federal income tax consequences of the parent merger, to the extent such discussion expresses conclusions as to the application of U.S. federal income tax law, constitutes the opinions of Sullivan & Cromwell, counsel to Columbia, and Miller Nash, counsel to BOCH.

As a “reorganization,” the material U.S. federal income tax consequences of the parent merger to U.S. holders of BOCH common shares will be as follows:

•	no gain or loss will be recognized by Columbia or BOCH as a result of the parent merger;

•

no gain or loss will be recognized by U.S. holders who receive Columbia common shares in exchange for BOCH common shares pursuant to the parent merger (except for any gain or loss that may result from the receipt of cash in lieu of fractional Columbia common shares that the U.S. holders would otherwise be entitled to receive (as discussed below under “—Cash Received In Lieu of a Fractional Columbia Common Share”));

•

the aggregate basis of the Columbia common shares received in the parent merger will be the same as the aggregate basis of the BOCH common shares surrendered in the exchange, decreased by any basis attributable to fractional interests in Columbia common shares for which cash is received; and

•	the holding period of Columbia common shares received in exchange for BOCH common shares will include the holding period of the BOCH common shares surrendered in the exchange.

If a U.S. holder of BOCH common shares acquired different blocks of BOCH common shares at different times or at different prices, such holder’s basis and holding period may be determined with reference to each block of BOCH common shares. Any such holder should consult its tax advisors regarding the manner in which Columbia common shares received in the exchange should be allocated among different blocks of BOCH common shares and with respect to identifying the bases or holding periods of the particular Columbia common shares received in the parent merger.

Cash Received In Lieu of a Fractional Columbia Common Share

A U.S. holder of BOCH common shares who receives cash in lieu of a fractional Columbia common share will be treated as having received the fractional share pursuant to the parent merger and then as having exchanged the fractional share for cash in a redemption by Columbia. As a result, a BOCH shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the parent merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A non-corporate U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash received in the parent merger, including cash received in lieu of a fractional Columbia common share. Backup withholding generally will not apply, however, to such U.S. holders who:

•

furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the parent merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the parent merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

DESCRIPTION OF COLUMBIA’S CAPITAL STOCK

Columbia’s authorized capital stock consists of 115,000,000 common shares, no par value per share, and 2,000,000 preferred shares, no par value per share.

Common Shares

General

The holders of Columbia common shares have one vote per share on all matters submitted to a vote of Columbia’s shareholders. There are no cumulative voting rights for the election of directors. Holders of common shares are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds, subject to preferences that may be applicable to any outstanding series of preferred stock. In the event of a liquidation, dissolution or winding up of Columbia, the holders of common shares are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred shares. Holders of Columbia common shares have no preemptive, subscription, redemption, sinking fund or conversion rights.

Dividends

The holders of Columbia common shares are entitled to receive dividends declared by Columbia’s board of directors out of funds legally available therefor. Holders of preferred shares and debt securities, however, have a priority right to distributions and payment over Columbia common shares. Columbia’s ability to pay dividends basically depends on the amount of dividends paid by Columbia’s subsidiaries. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on Columbia’s subsidiaries by statute or regulation effectively may limit the amount of dividends Columbia can pay.

Columbia common shares are listed for trading on the Nasdaq Global Select Market under the symbol “COLB.”

For additional information concerning Columbia’s common shares, see “Comparison of Certain Rights of Holders of Columbia and BOCH Common Shares” below.

Preferred Shares

Under the Columbia articles, Columbia’s board of directors has the authority, without any further vote or action by Columbia’s shareholders, to issue 2,000,000 preferred shares.

COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF COLUMBIA AND BOCH COMMON SHARES

General

BOCH is incorporated under the laws of the State of California and the rights of BOCH shareholders are governed by the laws of the State of California, the BOCH articles and the BOCH bylaws. As a result of the parent merger, BOCH shareholders will receive Columbia common shares and will become Columbia shareholders. Columbia is incorporated under the laws of the State of Washington and the rights of Columbia shareholders are governed by the laws of the State of Washington, the Columbia articles and the Columbia bylaws. Thus, following the parent merger, the rights of BOCH shareholders who become Columbia shareholders in the parent merger will no longer be governed by the laws of the State of California, the BOCH articles and the BOCH bylaws and instead will be governed by the laws of the State of Washington, as well as by the Columbia articles and the Columbia bylaws.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Columbia shareholders under the Columbia articles, the Columbia bylaws and Washington law (right column), and the rights of BOCH shareholders under the BOCH articles, BOCH bylaws and California law (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Columbia articles and Columbia bylaws, the BOCH articles and BOCH bylaws, the California General Corporation Law, which we refer to as the CGCL, and the Washington Business Corporation Act, which we refer to as the WBCA.

BOCH	Columbia
Authorized Capital Stock
The BOCH articles authorize the issuance of up to 50,000,000 BOCH common shares, without par value. As of the record date, there were BOCH common shares, of which shares were BOCH restricted shares under BOCH stock plans, and no preferred shares issued and outstanding. BOCH common shares are reserved for issuance upon exercise of outstanding BOCH options.	The Columbia articles authorize Columbia to issue 115,000,000 common shares, no par value per share, and 2,000,000 preferred shares, no par value per share. As of June 21, 2021, there were 71,743,885 Columbia common shares outstanding.

Voting Rights
BOCH shareholders are entitled to one vote, in person or by proxy, for each share of common stock held. However, under BOCH’s bylaws, if any shareholder gives notice at a meeting at which directors are to be elected, prior to the voting, of an intention to cumulate the shareholder’s votes in the election of directors, then all shareholders entitled to vote at the meeting may cumulate their votes in the election of directors. Cumulative voting means that a shareholder has the right to give any one candidate who has properly been placed in nomination a number of votes equal to the number of directors to be elected multiplied by the number of shares the shareholder is entitled to vote, or to distribute such votes on the same principle among as many properly nominated candidates (up to the number of persons to be elected) as the shareholder may wish.	The Columbia bylaws provide that each holder of Columbia common shares will be entitled to one vote for each share held of record by such holder on all matters on which shareholders are generally entitled to vote.

BOCH	Columbia
Number of Directors
BOCH’s bylaws provide that the number of directors may not be fewer than 7 nor more than 13. The BOCH board of directors currently has 10 directors.	The Columbia bylaws provide that the number of directors will not be fewer than five or more than 17, with the exact number to be fixed by resolution of the board of directors. Columbia’s board of directors currently has 13 directors.

Removal of Directors
California law provides that the shareholders of a corporation may remove directors without cause if the removal is approved by an affirmative vote of the majority of the outstanding shares; (i) provided, that, the number of votes cast against removing the director would not be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected, and (ii) provided further, that, if the provisions of the articles the holders of the shares of any class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.	Under the WBCA, a director may be removed from office with or without cause if the number of votes cast to remove the director exceeds the number cast not to remove the director at a special meeting called for the purpose of removing the director.

Filling Vacancies on the Board of Directors
The BOCH bylaws provide that except for a vacancy created by the removal of a director, vacancies on the BOCH board of directors may be filled by a majority of the directors then in office, whether or not they constitute a quorum. A vacancy in the BOCH board of directors caused by a removal of a director may be filled only by the shareholders, except that a vacancy created when the board declares the office of a director vacant because a director has been convicted of a felony or declared of unsound mind may be filled by the board.	The Columbia bylaws provide that any vacancy occurring on the board may be filled by the affirmative vote of a majority of the remaining directors whether or not less than a quorum. If the vacant office was held by a director elected by holders of one or more authorized classes or series of shares, only the holders of those classes or series of shares are entitled to vote to fill the vacancy.

Shareholder Proposals and Nominations
Under the BOCH bylaws, to properly place any action on the agenda for an annual meeting, a shareholder must deliver written notice of the proposal not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting nor later than the close of business on the 90th day prior to such anniversary date; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior	The Columbia bylaws provide for an advance notice procedure for shareholders to make nominations of candidates for election as directors, or to bring other business before an annual meeting of shareholders. Only persons who are nominated by, or at the direction of, Columbia’s board of directors, or by a shareholder who has given timely written notice to the corporate secretary prior to the meeting at which directors are to be elected, are eligible for election as directors of Columbia. The business to be conducted at an annual meeting is limited to business brought before the meeting by, or at the direction of, the

BOCH	Columbia

to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the corporation.

Each notice must set forth:

•  as to each person, if any, whom the shareholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations for proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•  if the notice related to any business (other than nomination of persons for election as directors) that the shareholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business, and (iii) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•  as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the corporation that are, directly or indirectly, owned beneficially and of record by such shareholder or such beneficial owner, (iii) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (iv) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (A) to deliver a proxy statement and/or form of proxy to

Columbia board of directors or by a shareholder who has given timely written notice to the secretary of his or her intention to bring such business before such meeting.

Notice of a shareholder nomination or other business to be brought before an annual meeting will be timely only if it is delivered to Columbia no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice shareholder’s capacity as a proponent of a shareholder proposal must be delivered not earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, within ten days after the first public disclosure of the date of the annual meeting.

A shareholder’s notice proposing to nominate a person for election as a director must contain specified information, including, without limitation:

•  the identity and address of the nominating shareholder;

•  the identity and address of each person to be nominated;

•  a representation that such shareholder is a holder of record of shares of Columbia entitled to vote at such meeting and intends to appear at the meeting in person or by proxy to nominate the person or persons specified in the notice as directors;

•  a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons pursuant to which the nomination or nominations are to be made by such shareholder;

•  a description of ownership of shares and derivative securities and any transactions related to such shares and derivative securities;

BOCH	Columbia

holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (B) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

•  such other information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee;

•  a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made; and

•  the consent of each proposed nominee to serve as a director of the corporation if so elected.

A shareholder’s notice relating to the conduct of business other than the nomination of directors must contain specified information about that business and about the proposing shareholder, including, without limitation:

•  a brief description of the business the shareholder proposes to bring before the meeting;

•  the name and address of the shareholder;

•  a description of ownership of shares and derivative securities and any transactions related to such shares and derivative securities; and

•  any material interest of the shareholder in the business so proposed.

Voting Rights in an Extraordinary Transaction
In addition to the provisions described below in “Anti-Takeover Provisions and Other Shareholder Protections,” California law requires that a plan of merger be approved by a majority of votes entitled to be cast by shareholders.	In accordance with the WBCA, the Columbia articles impose heightened shareholder requirements for certain Business Combinations (as defined in the Columbia articles). These provisions are described below under “Anti-Takeover Provisions and Other Shareholder Protections.”

Anti-Takeover Provisions and Other Shareholder Protections
Section 1101 of the CGCL requires that, in a merger of a corporation with a shareholder (or its affiliate) who holds more than 50% but less than 90% of the corporation’s common stock, the other shareholders of the corporation must receive common stock in the transaction, unless all the corporation’s shareholders consent to the transaction.	Washington law prohibits corporations that have a class of voting stock registered under the Exchange Act, such as Columbia, from engaging in any “Significant Business Transaction” (defined to include mergers or consolidations, certain sales, termination of 5% or more of a corporation’s employees, sales of assets, liquidation or dissolution and other specified transactions) with a person or

BOCH	Columbia

Section 1203 of the CGCL also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or sale of assets is made by an interested party (generally a controlling or managing party of the corporation), the interested party must provide the other shareholders with a written opinion as to the fairness of the consideration to be paid to the shareholders. Furthermore, if a tender of shares or a vote is sought pursuant to an interested party’s proposal and a later proposal is made by another party at least 10 days prior to the date of acceptance of the interested party’s proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw their vote, consent or proxy, and to withdraw any tendered shares.

BOCH’s restated articles of incorporation contain a provision requiring that a “Business Combination” (as defined in the restated articles of incorporation) be approved by the affirmative vote of not less than 66 2/3% of the total shares attributable to persons other than an “Interested Stockholder” (as defined in the restated articles of incorporation) unless certain conditions are met. This requirement does not apply if the Business Combination has been approved by 66 2/3% of the “Disinterested Directors” (as defined in the restated articles of incorporation).

In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defensive measure against takeovers, may potentially be used by BOCH’s board of directors to make more difficult uninvited attempts to acquire control of BOCH, as it could be issued easily and quickly, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of BOCH or make removal of the members of its board of directors or management more difficult.

The “supermajority” approval requirement for certain business transactions and the availability of BOCH’s preferred stock for issuance without shareholder approval, may have the effect of lengthening the time required for a person to acquire control of BOCH through a tender offer, proxy contest or otherwise, and may deter any potentially unfriendly offers or other efforts to obtain control of BOCH.

group that beneficially owns ten percent or more of a corporation’s outstanding voting stock, which we refer to as an acquiring person, for a period of five years after such person or group becomes an acquiring person, unless the Significant Business Transaction or the acquisition by which such person became an acquiring person is approved prior to the time the person became an acquiring person by a majority vote of the board of directors, or the Significant Business Combination is approved by a majority vote of the board of directors and approved at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting shares (excluding shares beneficially owned by or under the voting control of the acquiring person).

The Columbia articles include certain provisions that could make more difficult the acquisition of Columbia by means of a tender offer, a proxy contest, merger or otherwise. These provisions include: (i) certain non-monetary factors that the Columbia board of directors may consider when evaluating a takeover offer, and (ii) a requirement that any “Business Combination” (as defined in the Columbia articles) be approved by the affirmative vote of not less than 66 2/3% of the total shares attributable to persons other than a “Control Person” (as defined in the Columbia articles), unless certain conditions are met, including that a majority of the Continuing Directors (as defined in the Columbia articles) has approved the transaction or certain other conditions concerning (among other things) non-discrimination among shareholders and receipt of fair value are satisfied.

In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defensive measure against takeovers, may potentially be used by management to make more difficult uninvited attempts to acquire control of Columbia (for example, by diluting the ownership interest of a substantial shareholder, increasing the amount of consideration necessary for a shareholder to obtain control or selling authorized but unissued shares to friendly third parties).

The Columbia articles allow the Columbia board of directors to consider non-monetary factors in evaluating certain takeover bids. Specifically, the Columbia articles allow the board of directors, in

BOCH	Columbia

determining what is in the best interests of Columbia and its shareholders, to consider all relevant factors, including the social and economic effects on its employees, customers, suppliers and other constituents of Columbia and its subsidiaries and on the communities in which Columbia and its subsidiaries operate or are located.

The matters described above may have the effect of increasing the amount of time required for a person to acquire control of Columbia through a tender offer, proxy contest or otherwise, and may deter any potentially unfriendly offers or other efforts to obtain control of Columbia. This could deprive Columbia’s shareholders of opportunities to realize a premium for their Columbia common shares, even in circumstances where such action was favored by a majority of Columbia shareholders.

Indemnification of Directors and Officers

Under California law, a corporation may indemnify a director for actions taken in good faith and which the director reasonably believed to be in the best interests of the corporation. In the case of a criminal proceeding, the director must not have had any reasonable cause to believe the conduct was unlawful. A director may not be indemnified (i) in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine, (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval, or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. A corporation may indemnify officers to the same extent as directors.

BOCH’s articles limit the liability of directors of BOCH to the fullest extent permissible under the CGCL. BOCH’s articles further provide that the BOCH board of directors may by bylaw, agreement or otherwise provide for the indemnification of agents to the fullest extent permissible under the CGCL. BOCH’s bylaws provide for such rights of indemnification. BOCH has entered into indemnification agreements with each of its

Sections 23B.08.500 through 23B.08.603 of the WBCA contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (i) the individual acted in good faith; and (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful.

A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. Washington law provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers to the same extent as directors.

BOCH	Columbia
directors, and has entered into employment agreements with certain of its executive officers that provide that BOCH and Merchants Bank will indemnify each such executive to the maximum extent permitted under the CGCL and BOCH’s bylaws.

Washington law permits a director of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. Washington law further provides that a corporation may, if authorized by its articles of incorporation or a bylaw or resolution adopted or ratified by the shareholders, provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

The Columbia articles provide, among other things, for the indemnification of directors, and authorize the board of directors to pay reasonable expenses incurred by, or satisfy a judgment or fine against, a current or former director in connection with any legal liability incurred by the individual while acting for Columbia within the scope of his or her employment and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined to include intentional misconduct, a knowing violation of law, conduct violating Section 23B of the WBCA or participation in any transaction from which the person will receive a benefit in money, property or services to which that person is not legally entitled.

The Columbia articles also include a provision that limits the liability of directors from any personal liability to Columbia or its shareholders for conduct not to have been found egregious.

Amendments to Articles of Incorporation and Bylaws

The CGCL authorizes a corporation’s board of directors to make specified changes to its articles of incorporation without shareholder approval. Other amendments to a corporation’s articles of incorporation must be approved by a majority of all votes entitled to be cast by each voting group that has a right to vote on the amendment.

The BOCH board of directors may, by a majority vote, amend BOCH’s amended and restated bylaws. BOCH’s amended and restated bylaws also may be amended by the vote or written consent of the holders of a majority of the outstanding shares entitled to vote.

Under the WBCA, the Columbia articles may be amended if (subject to certain exceptions if the board of directors determines that it has a conflict of interest) the amendment is recommended by the board of directors to the shareholders and approved upon the affirmative vote of the holders of a majority of Columbia’s outstanding voting stock. The provisions of the Columbia articles relating to Business Combinations (as defined in the Columbia articles) may not be amended or repealed without the affirmative vote of 66 2/3% of Columbia’s outstanding voting stock (excluding any shares owned by a Control Person). The Columbia board of directors may make certain amendments, as listed in the WBCA, to the Columbia articles without shareholder approval.

BOCH	Columbia

Under the WBCA, a corporation’s board of directors may amend or repeal the corporation’s bylaws unless the corporation’s articles of incorporation or Washington law reserves the power to amend the bylaws exclusively to the shareholders in whole or in part, or the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. A corporation’s shareholders may also amend or repeal the bylaws.

The Columbia articles provide that the board of directors may, by a majority vote of the whole board of directors, amend the Columbia bylaws.

Dissenters’ Rights
Under California law, if the approval of the outstanding shares of a corporation entitled to vote on the transaction is required for a reorganization, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder, if: (i) the shares were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight, and the notice of meeting of shareholders to act upon the reorganization summarizes certain sections of the CGCL. Notwithstanding the foregoing, such limitation does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation, nor does it apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (a) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight; (b) cash in lieu of fractional shares described in the foregoing (a); or (c) any combination of the shares and cash in lieu of fractional shares described in the foregoing (a) and (b); (ii) the shares were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (a) were not voted in favor of the reorganization or, (b) if described in (i), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that (a) rather than (b) applies in any case	Under Washington law, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares only in the event of, any of the following corporate acts: (i) consummation of a plan of merger to which the corporation is a party if shareholder approval is required and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, unless the sale is pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year; (iv) an amendment of the articles of incorporation if the amendment effects the redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; (v) an election by a corporation to become or cease to become a social purpose corporation, which has become effective, to which the corporation is a party if shareholder approval was required for the election; (vi) an amendment of a social purpose corporation’s articles of incorporation that would materially change a purpose of the corporation; (vii) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting

BOCH	Columbia
where the approval required is sought by written consent rather than at a meeting; (iii) that the dissenting shareholder has demanded that the corporation purchase at their fair market value; and (iv) that the dissenting shareholder has submitted for endorsement.	shareholders are entitled to dissent and obtain payment for their shares; or (viii) a plan of entity conversion in the case of a conversion of a domestic corporation to a foreign corporation, which has become effective, to which the domestic corporation is a party as the converting entity, if: (a) the shareholder was entitled to vote on the plan, and (b) the shareholder does not receive shares in the surviving entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding shares of the surviving entity as the shares held by the shareholder before the conversion.

INFORMATION CONCERNING COLUMBIA

Headquartered in Tacoma, Washington, Columbia is the holding company of Columbia Bank, a Washington state-chartered full service commercial bank. As of July 22, 2021, Columbia had 145 banking offices, including 70 branches in Washington State, 60 branches in Oregon and 15 branches in Idaho. As of March 31, 2021, Columbia had total assets of approximately $17.34 billion, total net loans receivable and loans held for sale of approximately $9.53 billion, total deposits of approximately $14.77 billion and approximately $2.2 billion in shareholders’ equity.

Columbia’s principal office is located at 1301 “A” Street, Tacoma, Washington 98402, and its telephone number at that location is (253) 305-1900. Columbia’s internet address is www.Columbiabank.com. The information provided on the Columbia website is not part of this proxy statement/prospectus and is not incorporated herein by reference. Additional information about Columbia is included in documents incorporated by reference in this document. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Columbia’s goal is to be a leading Western regional community banking company while consistently increasing earnings and shareholder value. Its business strategy is to provide customers with the financial sophistication and product depth of a regional banking company while retaining the appeal and service level of a community bank. Columbia continually evaluates its existing business processes while focusing on maintaining asset quality and balanced loan and deposit portfolios, building a strong core deposit base, expanding total revenue and controlling expenses in an effort to increase its return on average equity and gain operational efficiencies. Columbia believes that, as a result of its strong commitment to highly personalized, relationship-oriented customer service, its varied products, its strategic branch locations and the long-standing community presence of its managers, banking officers and branch personnel, it is well positioned to attract and retain new customers and to increase its market share of loans, deposits, investments and other financial services. Columbia is committed to increasing market share in the communities it serves by continuing to leverage its existing branch network, adding new branch locations and considering business combinations that are consistent with its expansion strategy throughout the West.

Columbia’s common shares are traded on the Nasdaq Global Select Market under the symbol “COLB”. Financial and other information relating to Columbia is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020 and in its Quarterly Report on Form 10-K for the quarter ended March 31, 2021. Information regarding the names, ages, positions, and business backgrounds of the executive officers and directors of Columbia, as well as additional information, including executive compensation, and certain relationships and related person transactions, is set forth in or incorporated by reference in Columbia’s 10-K and in its proxy statement for its 2021 annual meeting of shareholders. See “Documents Incorporated by Reference.”

INFORMATION CONCERNING BOCH

Headquartered in Sacramento, California, BOCH is the holding company of Merchants Bank, a California state-chartered commercial bank, with deposits insured by the FDIC. At July 22, 2021, Merchants Bank had ten full service facilities, one internet banking branch, one limited service facility, and one loan production office in northern California. Merchants Bank provides a wide range of financial services and products for business and retail customers that are competitive with those traditionally offered by banks of similar size in California. At December 31, 2020, BOCH had $1.76 billion in total assets, $1.12 billion in net loans, and $1.54 billion in total deposits.

BOCH common shares are traded on the Nasdaq Global Market under the symbol “BOCH.” Financial and other information relating to BOCH is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020. Information regarding the names, ages, positions, and business backgrounds of the executive officers and directors of BOCH, as well as additional information, including executive compensation, and certain relationships and related person transactions, is included in BOCH’s Definitive Proxy Statement on Schedule 14A for BOCH’s 2021 Annual Meeting of Shareholders.

BOCH’s principal office is located at 555 Capitol Mall, Suite 1255, Sacramento, California 95814, and its telephone number at that location is (800) 421-2575. BOCH’s internet address is www.bankofcommerceholdings.com. The information provided on the BOCH website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Additional information about BOCH is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” and “Documents Incorporated by Reference” included elsewhere in this proxy statement/prospectus.

BOCH SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

The BOCH board of directors is using this proxy statement/prospectus to solicit proxies from the holders of BOCH common shares for use at the BOCH special meeting of shareholders.

Together with this proxy statement/prospectus, BOCH is also sending you a notice of the BOCH special meeting and a form of proxy that is solicited by the BOCH board of directors. The BOCH special meeting will be held at 1015 7th Street, Sacramento, California, at                , Pacific Time, on                , 2021. On or about                 , 2021, BOCH commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the BOCH special meeting.

Purpose

At the BOCH special meeting, BOCH shareholders will be asked to:

•	approve the principal terms of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus;

•

approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to BOCH’s named executive officers that is based on or otherwise relates to the mergers, discussed under the section entitled “The Mergers—Interests of BOCH’s Directors and Executive Officers in the Mergers” beginning on page 39; and

•	approve one or more adjournments of the BOCH special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal.

Solicitation of Proxies

The expense of printing and mailing proxy materials for the BOCH special meeting will be borne by BOCH. In addition to the solicitation of proxies by mail, certain directors, officers and other employees of BOCH may solicit proxies in person, by telephone, or by email. No additional compensation will be paid to such persons for such solicitations. BOCH will reimburse brokers and others for their reasonable expenses in forwarding solicitation material to beneficial owners of BOCH common shares.

Additional Information

For additional information concerning the BOCH special meeting of shareholders, see “Questions and Answers” above.

BOCH PROPOSALS

Merger Proposal

As discussed throughout this document, BOCH is asking its shareholders to approve the principal terms of the merger agreement. Holders of BOCH common shares should read this document carefully in its entirety, including the appendices, for more detailed information concerning the merger agreement and the mergers. In particular, holders of BOCH common shares are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

The BOCH board of directors unanimously recommends a vote “FOR” the merger proposal.

Merger-Related Named Executive Officer Compensation Proposal

As required by applicable laws and regulations, BOCH is submitting to a non-binding, advisory shareholder vote the compensation of BOCH’s named executive officers that is based on or otherwise relates to the mergers as described in “The Mergers—Interests of BOCH’s Directors and Executive Officers in the Mergers” beginning on page 39 and “Merger-Related Compensation for BOCH’s Named Executive Officers” beginning on page 42. The proposal gives BOCH’s shareholders the opportunity to express their views on the merger-related compensation of BOCH’s named executive officers. Accordingly, BOCH is requesting that shareholders approve the following resolution, which approval will be on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to BOCH’s named executive officers in connection with the mergers, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘The Mergers—Interests of BOCH’s Directors and Executive Officers in the Mergers’ and ‘Merger-Related Compensation for BOCH’s Named Executive Officers,’ are hereby APPROVED.”

The vote on this proposal is a vote separate and apart from the vote to approve the principal terms of the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related named executive officer compensation and vote to approve the principal terms of the merger agreement, or vice versa. You also may abstain from this proposal and vote on the merger proposal, or vice versa. Because the vote is advisory in nature, the outcome will not be binding on BOCH, regardless of whether the merger agreement is approved. Approval of the non-binding, advisory proposal with respect to the compensation that may be paid or become payable to BOCH’s named executive officers in connection with the mergers is not a condition to completion of the mergers, and failure to approve this advisory matter will have no effect on the vote to approve the principal terms of the merger agreement. The merger-related named executive officer compensation that may be paid or become payable in connection with the mergers is based on contractual arrangements with the named executive officers and, accordingly, the outcome of this advisory vote will not affect any contractual obligation to make these payments.

The BOCH board of directors unanimously recommends a vote “FOR” the merger-related named executive officer compensation proposal.

Adjournment Proposal

The BOCH special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if, at the time of the BOCH special meeting, the votes received in favor of the merger proposal are insufficient to approve the proposal in accordance with applicable law and BOCH’s governing documents.

If, at the BOCH special meeting, the number of BOCH common shares present or represented and voting in favor of the merger proposal is insufficient to approve the principal terms of the merger agreement, BOCH intends to move to adjourn the BOCH special meeting in order to enable the BOCH board of directors to solicit additional proxies for approval of the merger proposal. In that event, BOCH will ask its shareholders to vote only upon the adjournment proposal at that time, and not on the merger proposal or the merger-related named executive officer compensation proposal.

In this proposal, BOCH is asking its shareholders to authorize the holder of any proxy solicited by the BOCH board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the BOCH special meeting to another time and place for the purpose of soliciting additional proxies. If the BOCH shareholders approve the adjournment proposal, BOCH may adjourn the BOCH special meeting and use the additional time to solicit more proxies, including the solicitation of proxies from BOCH shareholders who have previously voted.

The BOCH board of directors unanimously recommends a vote “FOR” the adjournment proposal.

Other Matters to Come Before the BOCH Special Meeting

No other matters are intended to be brought before the BOCH special meeting by BOCH, and BOCH does not know of any matters to be brought before the BOCH special meeting by others. If, however, any other matters properly come before the BOCH special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

LEGAL OPINIONS

Sullivan & Cromwell LLP and Miller Nash LLP will deliver at the effective time of the parent merger their opinions to Columbia and BOCH, respectively, as to certain United States federal income tax consequences of the parent merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences of the Parent Merger” beginning on page 59. The validity of the Columbia common shares to be issued in the parent merger will be passed upon for Columbia by Kumi Y. Baruffi, Executive Vice President and General Counsel of Columbia.

EXPERTS

The consolidated financial statements, incorporated in this proxy statement/prospectus by reference from Columbia’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Columbia’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

BOCH’s consolidated financial statements appearing in its Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report included therein, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

BOCH 2022 ANNUAL MEETING SHAREHOLDER PROPOSALS

BOCH intends to hold an annual meeting of shareholders in 2022 only if the mergers are not completed. In the event that the mergers are not completed in early 2022, or at all, any proposals by shareholders to transact business at BOCH’s 2022 annual meeting of shareholders must be delivered in writing to BOCH at its principal administrative office located at 1901 Churn Creek Road, Redding, California 96002 no later than December 7, 2021 in order to be considered for inclusion in the proxy statement and proxy card. Such proposals must comply with the provisions of BOCH’s bylaws and the SEC’s regulations regarding the inclusion of shareholder proposals in BOCH’s sponsored proxy materials. If a proposal is presented at the 2022 annual meeting of shareholders in compliance with this paragraph, your proxy holder will vote in accordance with the recommendation of the BOCH board of directors or, if no recommendation is given, in accordance with his or her best judgment.

Notice of any business item proposed to be brought from the floor by a shareholder at BOCH’s 2022 annual meeting of shareholders, including the nomination of directors, must be received in writing by the Corporate Secretary of BOCH no earlier than January 18, 2022 and no later than February 17, 2022, must include a brief description of the business desired to be brought before the meeting, and must comply with the provisions of BOCH’s bylaws. If BOCH does not receive timely notice, such proposal will not be considered a business item at the annual meeting of shareholders, and the Chairman of the meeting will refuse to acknowledge any proposal not made in compliance with the foregoing procedures.

If the mergers are completed, BOCH shareholders will become shareholders of Columbia. Any shareholder nominations or proposals which a shareholder wishes to have included in Columbia’s proxy statement and form of proxy relating to its 2022 annual meeting of shareholders must be received by the date, and must otherwise comply with the requirements, described in the Definitive Proxy Statement on Schedule 14A for Columbia’s 2021 Annual Meeting of Shareholders.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Columbia and BOCH to “incorporate by reference” information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately by them with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus.

This document incorporates by reference the following documents that have previously been filed with the SEC by Columbia:

•	Annual Report on Form 10-K, for the year ended December 31, 2020;

•	Quarterly Report on Form 10-Q, for the quarter ended March 31, 2021;

•	Proxy Statement on Schedule 14A for Columbia’s 2021 annual meeting; and

•	Current Reports on Form 8-K filed April 30, 2021, May 28, 2021, June 24, 2021 and July 29, 2021 (other than the portions of those documents deemed not to be filed).

This document also incorporates by reference the following documents that have previously been filed with the SEC by BOCH:

•	Annual Report on Form 10-K for the year ended December 31, 2020;

•	Quarterly Report on Form 10-Q, for the quarter ended March 31, 2021; and

•

Current Reports on Form 8-K and Form 8-K/A filed March  5, 2021, March 17, 2021, April 16, 2021, May 19, 2021, June  16, 2021, June 24, 2021 and June 25, 2021 (other than the portions of those documents deemed not to be filed).

In addition, Columbia and BOCH are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the BOCH special meeting; provided, however, that Columbia and BOCH are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Both Columbia and BOCH file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Columbia or BOCH file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document.

Neither Columbia nor BOCH has authorized anyone to give any information or make any representation about the mergers or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

EXECUTED

AGREEMENT AND PLAN OF MERGER

by and between

COLUMBIA BANKING SYSTEM, INC.

AND

BANK OF COMMERCE HOLDINGS

Dated as of June 23, 2021

A-i

A-ii

Exhibit A-1 – Form of BOCH Voting Support Agreement

A-iii

INDEX OF DEFINED TERMS

Section
Affiliate	3.15
Agreement	Preamble
Aggregate Merger Consideration	1.4(f)(ii)
Approvals	6.1(b)
Bank Merger	Recitals
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.1(a)
BOCH Trust II	6.14
BOCH Voting Agreements	Recitals
Book-Entry Share	1.4(e)
Business Day	9.4
California Merger Filings	1.2
California Secretary	1.2
Certificate	1.4(e)
CFC	3.4
CGCL	1.2
Closing	9.1
Closing Date	9.1
Closing Price Ratio	8.1(e)
Code	Recitals
Columbia Bank	Recitals
Company	Preamble
Company Acquisition Proposal	6.9(d)
Company Adverse Change of Recommendation	8.1(c)
Company Articles	3.1(b)
Company Board	Recitals
Company Board Recommendation	6.4
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Common Stock	3.2(a)
Company Disclosure Schedule	9.12(a)
Company Equity Awards	1.7
Company Leased Properties	3.21
Company Licensed Intellectual Property	3.20(e)(iii)
Company Owned Intellectual Property	3.20(e)(iv)
Company Owned Properties	3.21
Company Real Property	3.21
Company Record Date	6.4
Company SEC Reports	3.5(b)
Company Shareholder Approval	3.3(a)
Company Special Meeting	3.4
Company Stock Option	1.6
Company Stock Plans	1.5
Company Superior Proposal	6.9(d)
Company Termination Fee	8.3(b)(i)
Confidentiality Agreement	6.3(b)
Continuing Employee	6.6(a)
D&O Insurance	6.7(b)
D&O Tail Policy	6.7(b)

A-iv

Section
Determination Date	1.4(d)
Determination Period	1.4(d)
DFPI	3.4
Effect	3.8
Effective Time	1.2
Employee Benefit Plan	3.11(a)
End Date	8.1(b)(ii)
Environmental Laws	3.17
Equity Award Cashout Price	1.6
ERISA	3.11(a)
ERISA Affiliate	3.11(e)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	1.4(d)
Exchanged Shares	2.2(a)
FDIC	3.1(c)
Federal Reserve	3.4
Final Index Price	1.4(d)
Final Transaction Expenses Statement	6.16(b)
Form S-4	3.4
GAAP	3.6(a)
Governmental Entity	3.4
Hazardous Substances	3.17
Indemnified Parties	6.7(a)
Index	1.4(d)
Index Change Ratio	8.1(e)
Initial Index Price	1.4(d)
Intellectual Property	3.20(e)(i)
Interim Transaction Expenses Statement	6.16(a)
IRS	3.18(b)
IT Assets	3.20(e)(ii)
Knowledge of Parent	9.4
Knowledge of the Company	9.4
Law	3.3(b)
Lease	3.21
Letter of Transmittal	2.2(a)
Liens	3.2(d)
Loans	3.25(a)
Material Adverse Effect	3.8
Material Contract	3.16(a)
Materially Burdensome Regulatory Condition	6.1(d)
Merchants Bank	Recitals
Merger Consideration	1.4(a)
Mergers	Recitals
Multiemployer Plan	3.11(e)
Multiple Employer Plan	3.11(e)
Nasdaq	3.4
Notice of Superior Proposal	6.9(c)(ii)(B)
Parent	Preamble

A-v

Section
Parent Articles	1.8
Parent Average Closing Price	1.4(d)
Parent Board	1.9
Parent Bylaws	1.8
Parent Capitalization Date	4.2(a)
Parent Common Stock	4.2(a)
Parent Disclosure Schedule	9.12(b)
Parent Preferred Stock	4.2(a)
Parent SEC Reports	4.5(b)
Parent Stock Plans	4.2(a)
Per Share Value	1.4(d)
Permitted Encumbrances	3.21
Person	9.4
Previously Disclosed	9.12(c)
Proxy Statement/Prospectus	3.4
RCW	1.2
Reduction Amount	1.4(f)(ii)
Regulatory Agencies	3.5(a)
Regulatory Agreement	3.9(d)
Requisite Regulatory Approvals	7.2(c)
Sarbanes-Oxley Act	3.5(b)
SEC	3.4
Securities Act	3.2(b)
Subordinated Debentures	6.14
Subsidiary	3.1(c)
Surviving Corporation	Recitals
Takeover Laws	3.10
Tax	3.18
Tax Return	3.18
Taxes	3.18
Threshold Amount	1.4(f)(ii)
Trade Secrets	3.20(e)(i)
Transaction Expenses	6.16(a)
Treasury Department	3.9(e)
Treasury Shares	1.4(b)
Trustee	6.14
Voting Debt	3.2(b)
Washington Articles of Merger	1.2
Washington Secretary	1.2

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 23, 2021 (this “Agreement”), is by and between Columbia Banking System, Inc., a Washington corporation (“Parent”) and Bank of Commerce Holdings, a California corporation (the “Company”).

RECITALS

A.    The respective Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement and have adopted this Agreement.

B.    On the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

C.    Promptly following the Merger, Merchants Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of the Company (“Merchants Bank”), will merge with and into Columbia State Bank, a Washington state-chartered bank and wholly-owned subsidiary of Parent (“Columbia Bank”), with Columbia Bank as the surviving bank (the “Bank Merger,” and together with the Merger, the “Mergers”).

D.    The parties intend that the Mergers, taken together, shall be treated as a single integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

E.    As an inducement for Parent to enter into this Agreement, each of the members of the board of directors of the Company (the “Company Board”) has simultaneously herewith entered into a Voting Support Agreement (collectively, the “BOCH Voting Agreements”), each dated as of the date hereof and substantially in the form attached hereto as Exhibit A-1.

F.    As an inducement for Parent to enter into this Agreement concurrently with the execution of this Agreement, Randall S. Eslick has entered into a new employment agreement with Parent and Columbia Bank, which employment agreement is conditioned upon Closing to be effective on the Closing Date.

G.    The parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

MERGERS

1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable Laws of the State of Washington and the applicable laws of the State of California at the Effective Time, the Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger and shall continue its existence under the Laws of the State of Washington. As of the Effective Time, the separate corporate existence of the Company shall cease.

1.2    Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties will execute and cause articles of merger (“Washington Articles of Merger”) to be filed with the Secretary of State of the State of Washington (“Washington Secretary”) as provided in Section 23B.11.050 of the Revised Code of Washington (“RCW”) and a copy of an officers’ certificate and other necessary documents (“California Merger Filings”) relating to the Merger to be filed with the Secretary of State of the State of California (“California Secretary”) as provided in Section 1108 of the California General Corporation Law (“CGCL”). The Merger shall become effective at such time as such certificates of merger have been filed, or at such other time as may be specified therein. The term “Effective Time” shall be the date and time when the Merger becomes effective in accordance therewith.

1.3    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable Laws of the State of Washington and applicable Laws of the State of California.

1.4    Conversion of Stock At the Effective Time, by virtue of the Merger and without any action on the part of the Company or Parent or the shareholders of any of the foregoing:

(a)    Company Common Stock. Each share of Company Common Stock excluding Treasury Shares, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, subject to any adjustments pursuant to Sections 1.4(f)(ii) and 8.1(e) (the “Merger Consideration”) and subject to the payment of any cash in lieu of fractional shares pursuant to Section 2.2(f). At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(b)    Cancellation of Treasury Shares. Any shares of Company Common Stock owned by the Company as treasury stock or owned, directly or indirectly, by Parent or the Company or any of their respective wholly-owned Subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) (“Treasury Shares”), shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(c)    Outstanding Parent Stock.

(i)    Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger.

(ii)    Each share of Parent Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Preferred Stock and shall not be affected by the Merger.

(d)    For purposes of this Agreement:

“Determination Date” means the fifth (5th) Business Day immediately prior to the Closing Date.

“Determination Period” means the period beginning on the day that is twenty (20)  consecutive Nasdaq trading days prior to the Determination Date and ending on the Determination Date.

“ Exchange Ratio” means, subject to any adjustments pursuant to Sections 1.4(f)(ii) and 8.1(e), 0.40 of a share of Parent Common Stock per each share of Company Common Stock;

“Final Index Price” means the average closing prices of the Index as quoted on Nasdaq.com (KRX) during the Determination Period.

“Index” means the KBW Regional Banking Index.

“Initial Index Price” means $125.44.

“Parent Average Closing Price” means the average daily closing price of Parent Common Stock on Nasdaq during the Determination Period.

“Per Share Value” means the Parent Average Closing Price multiplied by the Exchange Ratio.

(e)    Effect of Conversion. All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) and each non-certificated share of Company Common Stock represented by book-entry (“Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Company Common Stock represented by such Certificate or Book-Entry Share have been converted pursuant to this Section 1.4 and Section 2.2(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.2(c).

(f)    Adjustments to Exchange Ratio.

(i)    If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(ii)    If, immediately prior to the Effective Time, the Transaction Expenses exceed the Threshold Amount, there shall be an adjustment made to the Exchange Ratio such that the Exchange Ratio shall be equal to the product of (A) the Exchange Ratio pursuant to Section 1.4(d) multiplied by (B) the quotient obtained by dividing (1) the Aggregate Merger Consideration minus the Reduction Amount by (2) the Aggregate Merger Consideration. For the purposes hereof, “Threshold Amount” means $10,500,000, provided that the Threshold Amount shall be $10,750,000 if the Closing Date is in calendar year 2022; “Aggregate Merger Consideration” shall equal the product of (A) the Per Share Value multiplied by (B) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Closing (other than Treasury Shares), and “Reduction Amount” shall mean, to the extent the Transaction Expenses exceed the Threshold Amount, an amount equal to (A) the Transaction Expenses minus (B) the Threshold Amount plus (C) any Tax benefits estimated to result from the Transaction Expenses exceeding the Threshold Amount, as reasonably estimated by Parent; provided, however, that in the event of a transaction or series of related transactions in which a Person, or more than one Person acting as a group, acquires record or beneficial ownership of Parent Common Stock that, together with stock held by such Person or group, constitutes greater than 50% of the outstanding shares of Parent Common Stock, the Reduction Amount shall be zero.

1.5    Company Restricted Stock Awards. At the Effective Time, any vesting conditions applicable to each outstanding share of restricted stock (a “Company Restricted Share”) under the Company’s Amended and Restated 2010 Equity Incentive Plan and the Company’s 2019 Equity Incentive Plan (together, the “Company Stock Plans”) shall, automatically and without any action on the part of the holder thereof, accelerate in full and each Company Restricted Share shall be cancelled and shall only entitle the holder of such Company Restricted Share to receive the Merger Consideration (less applicable Taxes required to be withheld), pursuant to Article II.

1.6    Company Stock Options. At the Effective Time, each outstanding option award to purchase shares of Company Common Stock (a “Company Stock Option”) granted under the Company Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest), no later than the first payroll period following the Effective Time and in any event no later than thirty (30) calendar days following the Closing Date, an amount in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Equity Award Cashout Price over (B) the exercise price per share of Company Common Stock of such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Stock Option which has an exercise price per share of Company Common Stock that is greater than or equal to the Equity Award Cashout Price shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, the term “Equity Award Cashout Price” means an amount equal to the product of (x) the Exchange Ratio as it may be adjusted pursuant to Sections 1.4(g)(ii) and 8.1(e) multiplied by (y) the Parent Average Closing Price for the Determination Period.

1.7    Company Actions. Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to (x) effectuate the treatment of the Company Restricted Shares and Company Stock Options (the “Company Equity Awards”) pursuant to Sections 1.5 through 1.6, including delivering written notice to each holder of a Company Equity Award of the treatment of such award not less than 20 days prior to the expected time of the Closing and (y) cause the Company Stock Plans to terminate at or prior to the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

1.8    Articles of Incorporation and Bylaws. At the Effective Time, the Amended and Restated Articles of Incorporation of Parent (the “Parent Articles”), as then in effect, will be the Articles of Incorporation of the Surviving Corporation, and the Amended and Restated Bylaws of Parent (the “Parent Bylaws”), as then in effect, will be the Bylaws of the Surviving Corporation.

1.9    Parent Board of Directors and Officers. From and after the Effective Time, the Board of Directors of Parent (the “Parent Board”) shall consist of the persons serving on the Board of Directors of Parent immediately prior to the Effective Time. From and after the Effective Time, the officers of Parent shall be the officers of Parent immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.10    Bank Merger. Promptly following the Effective Time of the Merger, in accordance with the applicable Laws of Washington and the applicable Laws of California, Merchants Bank will be merged with and into Columbia Bank in the Bank Merger, with Columbia Bank surviving the Bank Merger and continuing its existence under the Laws of the State of Washington, and the separate corporate existence of Merchants Bank ceasing as of the effective time of the Bank Merger. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to make the Bank Merger effective promptly following the Effective Time.

1.11    Change in Structure. Subject to the proviso in the first sentence of Section 8.4, Parent may at any time, but with the prior written consent of the Company, which consent shall not be unreasonably withheld, change the method of effecting the combination contemplated by this Agreement; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences to shareholders of the Company of the transactions contemplated by this Agreement or (iii) impede or delay in any material respect consummation of the transactions contemplated by this Agreement.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1     Delivery of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent, which Person shall be a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the Effective Time, (a) shares of Parent Common Stock issuable pursuant to Section 1.4(a) and Section 1.5, plus, (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f) (such amount in cash and Parent Common Stock, the “Exchange Fund”).

2.2    Exchange Procedures.

(a)    As soon as reasonably practicable after the Effective Time, but in any event within five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of Certificate(s) or Book-Entry Shares which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 or Section 1.5 (“Exchanged Shares”), along with, in each case, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) or Book-Entry Shares to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”)) and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

(b)    Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s) accompanied by a properly completed Letter of Transmittal, a holder of Exchanged Shares will be entitled to receive promptly after such surrender, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the Exchanged Shares represented by its Certificate(s) or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Share, in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)    No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate or Book-Entry Share and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d)    In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Exchanged Shares that are not registered in the stock transfer records of the Company, the shares of Parent Common Stock plus any cash in lieu of fractional shares of Parent Common Stock comprising the Merger

Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Exchanged Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Parent that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from any cash otherwise payable pursuant to this Agreement to any holder of Exchanged Shares such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. If, prior to the Closing Date, the Exchange Agent or Parent determines that any such deduction or withholding is so required as of the Effective Time, the Exchange Agent or Parent, as the case may be, shall notify the Company and the parties shall cooperate in good faith to reduce or eliminate such deduction or withholding. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Exchanged Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of such Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing any such shares of Company Common Stock are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f)    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates or Book-Entry Shares for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the one (1) year anniversary of the Effective Time will be transferred to Parent. In such event, any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

No representation or warranty of the Company contained in Article III (other than the representations and warranties in Sections 3.2, 3.3(b) and 3.8, which shall be true and correct in all respects with respect to it) shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached any representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with such representation or warranty contained in Article III, would cause the representation or warranty not to be true in all material respects. Subject to the foregoing, except (a) as disclosed in any report, schedule, form or other document filed with or furnished to the SEC by the Company prior to the date hereof which is publicly available (without giving effect to any amendment thereof filed with or furnished to the SEC after the date hereof, and disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) or (b) as Previously Disclosed, the Company hereby represents and warrants to Parent as follows:

3.1    Corporate Organization.

(a)    Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956 (“BHC Act”).

(b)    Articles and Bylaws. True, complete and correct copies of the Restated Articles of Incorporation of the Company (the “Company Articles”), and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by the Company and made available to Parent. The Company Articles and Company Bylaws made available to Parent are in full force and effect.

(c)    Subsidiaries. Section 3.1(c) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company (which, for the avoidance of doubt, includes any Subsidiaries of such Subsidiaries), the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary (other than with respect to the preferred securities of BOCH Trust II), and a description of the business of each Subsidiary (or, in the case of a Subsidiary that the Company considers to be “inactive,” a statement to that effect and a description of the business previously conducted by such Subsidiary). Each Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions to the Company, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. As used in this Agreement, the term “Subsidiary” has the meaning ascribed to it in

Section 2(d) of the BHC Act, except that when such term is used with respect to an entity that is not a bank holding company, the meaning shall nonetheless be deemed to apply to such entity. The deposit accounts of each of its Subsidiaries that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of the Company, threatened. True, complete and correct copies of the articles of incorporation, bylaws and similar governing documents of each Subsidiary of the Company as in full force and effect as of the date of this Agreement have been provided to Parent. Other than the Subsidiaries of the Company, and shares or interests acquired pursuant to security interests owned by or in favor of a Subsidiary created in the ordinary course of business thereof, the Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any entity or any interests of any entity or any interest in a partnership or joint venture of any kind.

3.2     Capitalization.

(a)    The authorized capital stock of the Company consists of: (i) 50,000,000 shares of common stock, no par value (the “Company Common Stock”), of which, as of June 21, 2021 (the “Company Capitalization Date”), 16,895,783 shares were issued and outstanding, of which 146,267 shares were Company Restricted Shares issued under the Company Stock Plans. As of the Company Capitalization Date, 25,000 shares of Company Common Stock were reserved and available for issuance upon exercise of outstanding Company Stock Options.

(b)    All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (“Voting Debt”) are issued or outstanding. There are no contractual obligations of the Company or any of its Subsidiaries (1) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries, other than rights to tender Company Restricted Shares to satisfy the tax withholding and payroll tax obligations of the holders thereof, or (2) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of the capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Except for the BOCH Voting Agreements, there are no voting trusts or other agreements or understandings to which the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any of their respective officers or directors, is a party with respect to the voting of any Company Common Stock, Voting Debt or other equity securities of the Company. Except as set forth above in Section 3.2(a), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock, Company Preferred Stock, Voting Debt of the Company or any other equity securities of the Company. Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Options and Company Restricted Shares as of the Company Capitalization Date, specifying on a holder-by-holder basis (A) the name of such holder, (B) the number of shares subject to each such award, or the number of Company Stock Options or Company Restricted Shares held by such holder, (C) as applicable, the grant date of each such award, (D) as applicable, the vesting schedule of each such award and (E) the exercise price for each such Company Stock Option.

(c)    Other than awards under the Company Stock Plans that are outstanding as of the Company Capitalization Date and listed in Section 3.2(b) of the Company Disclosure Schedule, no other equity-based awards are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not (i) issued or repurchased any shares of Company Common Stock, Voting Debt or other equity securities of the Company or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company capital stock or any other equity-based awards. With respect to each grant of Company Stock Options and Company Restricted Shares, (1) each such grant was made in accordance with the terms of any Company Stock Plan, the Securities Act and all other applicable Laws, (2) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws and (3) each such grant of a Company Stock Option was made with a per share exercise price at least equal to the fair market value of the underlying stock on the date of grant and has a grant date identical to the date on which the Company Board or compensation committee of the Company Board approved such Company Stock Option. Upon issuance of any Company Common Stock in accordance with the terms of the applicable Company Stock Plan, such Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. From January 1, 2020 through the date of this Agreement, neither the Company nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any Company Stock Plan.

(d)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3    Authority; No Violation.

(a)    The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and this Agreement duly adopted by the Company Board. The Company Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Company Common Stock (the “Company Shareholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)    Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Mergers or the other transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles, the Company Bylaws, or similar documents of the Company’s Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, statute, rule, regulation, judgment, order, injunction or decree issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4    Consents and Approvals. Except for (a) any applicable filing with the Nasdaq Global Market (the “Nasdaq”), (b) the filing with the Securities and Exchange Commission (“SEC”) of a proxy statement/prospectus in definitive form (the “Proxy Statement/Prospectus”) relating to the special meeting of the Company’s shareholders (the “Company Special Meeting”), contemplated by this Agreement and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Form S-4, (c) the filing of a notice to and/or an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) pursuant to the Bank Holding Company Act of 1956, as amended, or regulations promulgated by the Federal Reserve thereunder, (d) filings of applications, notices, plans and certificates to the Washington State Department of Financial Institutions pursuant to Sections 30A.49.040, 30A.49.125 and 30A.04.405 of the RCW, as applicable, and approval of or non-objection to such applications, filings, certificates and notices, (e) the filing of a bank merger application with the FDIC pursuant to the Bank Merger Act (12 U.S.C. Section 1828(c)), as amended, (f) the filing of a request for exemption pursuant to Section 1260 of the California Financial Code (“CFC”) with the California Department of Financial Protection and Innovation (“DFPI”) and the filing of the report of merger and other documents and filings required by Section 4904 of the CFC with the DFPI, as applicable, (g) the filing of the Washington Articles of Merger and the other documents and filings required by Section 23B.11.050 of the RCW with the Washington Secretary and the filing of the documents and filings required by Section 1108 of the CGCL with the California Secretary, as applicable and (h) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any foreign, federal or state banking or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”), are necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement.

3.5    Reports.

(a)    The Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2018 with (i) the Federal Reserve, (ii) the FDIC, (iii) the DFPI and any other state banking or other state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any applicable industry self-regulatory organizations (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2018, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, have paid all fees and assessments due and payable in connection therewith, and there are no violations or exceptions in any such report or statement that are unresolved as of the date hereof.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since

December 31, 2018 (“Company SEC Reports”) is publicly available. No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC and the Company and its Subsidiaries occurring since December 31, 2018 and prior to the date hereof. None of the Subsidiaries of the Company is required to file periodic reports with the SEC or any other Governmental Entity pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F or 13H).

(c)    The Company is in compliance in all respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

3.6    Financial Statements.

(a)    The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present the consolidated statements of operations, statements of comprehensive income, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Moss Adams LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Neither the Company nor any of its Subsidiaries has incurred or is subject to any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020 which have been Previously Disclosed, or (iii) in connection with this Agreement and the transactions contemplated hereby.

3.7    Broker’s Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Raymond James & Associates, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Parent.

3.8    Absence of Changes. Since December 31, 2019, and through the date of this Agreement: (1) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary and usual course of business consistent with past practice (except with respect to this Agreement and discussions, negotiations and transactions related thereto), and (2) no state of facts, circumstance, condition, event, change, development, occurrence, result, or effect (each an “Effect”) has occurred that has had or would reasonably be expected to have, either individually or in the aggregate with any one or more other Effects, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (a) the business, assets or deposit liabilities, properties, operations, condition (financial or otherwise), or results of operations of such party and its Subsidiaries, taken as a whole or (b) the ability of such party to consummate the transactions contemplated by this Agreement on a timely basis and in any event on or before the End Date; provided, however, that, with respect to clause (a) only, a Material Adverse Effect shall not be deemed to include Effects to the extent arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements generally affecting other companies in the banking industries in which such party and its Subsidiaries operate, (B) changes after the date hereof in Laws of general applicability to companies of similar size in the banking industries in which such party and its Subsidiaries operate or interpretations thereof, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting financial institutions generally, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and not specifically relating to such party or its Subsidiaries, (E) a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof, (F) the entry into or announcement of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement; provided, further, that any Effect attributable to or resulting from any of the changes, events, conditions or trends described in clauses (A), (B), (C), (D), (E) and (G) may constitute, and may be taken into account in determining the occurrence of, a Material Adverse Effect if and only to the extent they have a disproportionate adverse impact on such party and its Subsidiaries, taken as a whole, as compared to other companies of similar size in the banking industry in which such party and its Subsidiaries operate.

3.9    Compliance with Applicable Law.

(a)    The Company and each of its Subsidiaries hold, and have at all times since December 31, 2018 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith). The Company and each of its Subsidiaries have complied with, and each are not in default or violation of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act of 2001, the Volcker Rule, Regulation W of the Federal Reserve Board or the regulations implementing such statutes, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all regulations, orders or guidance with respect to economic or trade sanctions issued by the Office of Foreign Assets Control, and (ii) any posted or internal privacy policies relating to data protection or privacy, including, the protection of personal information.

(b)    No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries received any notification or communication from any Governmental Entity (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the Laws which such Governmental Entity enforces or (ii) threatening to revoke, suspend, or cancel any license, franchise, permit or authorization.

(c)    The Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d)    Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since January 1, 2019 has adopted any board resolutions at the request of, any Governmental Entity (each a “Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2019 and prior to the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. The Company and each of its Subsidiaries are in compliance with each Regulatory Agreement to which it is party or subject, and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that either the Company or any of its Subsidiaries is not in compliance with any such Regulatory Agreement.

(e)    None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in, or been advised in writing of any governmental or regulatory concerns regarding, noncompliance with any export restrictions, money laundering Law, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (the “Treasury Department”).

3.10    State Takeover Laws. No “business combination,” “fair price,” “affiliate transaction,” “moratorium,” “control share,” “takeover” or “interested shareholder” Law or other similar anti-takeover statute or regulation (collectively, the “Takeover Laws”) is applicable to this Agreement or the transactions contemplated hereby. The Company does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

3.11    Employee Benefit Plans.

(a)    Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each material Employee Benefit Plan. For purposes of this Agreement, “Employee Benefit Plan” means each employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any equity purchase plan, option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), deferred compensation, excess benefit, incentive compensation, severance, change in control or termination pay, hospitalization or other medical or dental, life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan or any other agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other benefits (whether qualified or nonqualified, funded or unfunded). No Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(b)    With respect to each material Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including, all plan documents, benefit schedules and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent actuarial report, if any; and (v) the most recent determination letter or opinion letter from the IRS, if any.

(c)    Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to each such Employee Benefit Plan as to its qualified status under the Code, and to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(d)    Each Employee Benefit Plan (including any related trusts) has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code. None of the Company or any of its Subsidiaries has engaged in a transaction with respect to any applicable Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would be reasonably likely to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section  502(i) of ERISA in an amount that would be material to the Company or any Subsidiary of the Company.

(e)     All contributions required to be made to any material Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any material Employee Benefit Plan, for any period through the date hereof have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued on the financial statements set forth in the Company SEC Reports to the extent required under GAAP.

(f)    (i) No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company or its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA that has not been satisfied in full; and (iv) none of the Company or its Subsidiaries nor any of their respective ERISA Affiliates has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV

of ERISA. “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(g)    None of the Company and its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law and at no expense to the Company and its Subsidiaries. The Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for post-retirement welfare benefits.

(h)    There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Employee Benefit Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries. No audit or other proceeding by a Governmental Entity is pending or threatened with respect to any Employee Benefit Plan.

(i)    Each Employee Benefit Plan that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has been operated in compliance with, and is in documentary compliance with, Section 409A of the Code and IRS regulations and guidance thereunder in all material respects.

(j)    None of the execution and delivery of this Agreement, the Company Shareholder Approval, or the consummation of the transactions contemplated hereby, either alone or together with any other event or events, will (i) result in any payment (including, severance, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Employee Benefit Plan, whether or not such payment is contingent, (ii) increase any payments or benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any equity awards, whether or not contingent, (iv) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust, (v) require the funding of any trust or other funding vehicle, (vi) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, the Surviving Corporation, to merge, amend or terminate any of the Employee Benefit Plans to the extent permitted by applicable Law or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Employee Benefit Plan or other contract provides for the gross-up or reimbursement of Taxes under Section  4999 or 409A of the Code, or otherwise.

3.12    Approvals. As of the date of this Agreement, the Company knows of no reason relating to the Company why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13    Opinion. The Company Board has received the opinion of Raymond James & Associates, Inc. that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

3.14    Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy Statement/Prospectus and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement/Prospectus relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

3.15    Legal Proceedings. There is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of the Company, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against the Company or any of its Subsidiaries. There is no outstanding injunction, order, writ, award, judgment, settlement, arbitration ruling, decree or regulatory restriction imposed upon or entered into by the Company, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to Parent or any of its Affiliates). For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

3.16    Material Contracts.

(a)    Except for those agreements and other documents filed as exhibits or incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 or filed or incorporated in any of its other Company SEC Reports filed since January 1, 2019 and prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (in the case of subsections (iv), (v), (vi), (ix) and (x), only those involving the payment of more than $100,000 over the life of the agreement) (each, whether or not filed with the SEC, a “Material Contract”):

(i)    that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(ii)    that contains a non-compete or client or customer non-solicit requirement or any other provisions that materially restricts the conduct of, or the manner or location of conducting, any line of business of the Company or any of its Affiliates (or, upon consummation of the Mergers, of Parent or any of its Affiliates);

(iii)    that obligates the Company or any of its Affiliates (or, upon consummation of the Mergers, Parent or any of its Affiliates) to conduct business with any third party on an exclusive or preferential basis;

(iv)    that requires referrals of business or requires the Company or any of its Affiliates to make available investment opportunities to any Person on a priority or exclusive basis;

(v)    that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(vi)    that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or any of its Subsidiaries;

(vii)    that limits the payment of dividends by the Company or any of its Subsidiaries;

(viii)    that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or to the formation, creation or operation, management or control of any partnership or joint venture with any third party, except in each case that relates to merchant banking investments by the Company or its Subsidiaries in the ordinary course of business;

(ix)    that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(x)    that provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof;

(xi)    that was not negotiated and entered into on an arm’s-length basis;

(xii)    that provides for indemnification by the Company or any of its Subsidiaries of any Person, except for contracts entered into in the ordinary course of business providing for customary and immaterial indemnification and provisions of the Company Articles and the Company Bylaws providing for indemnification;

(xiii)    that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $150,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice);

(xiv)    that grants to a Person any right, license, covenant not to sue or other right in Company Owned Intellectual Property or grants to the Company or any of its Subsidiaries a license or other right to any Company Licensed Intellectual Property (excluding licenses to shrink-wrap or click-wrap software), in each case that involves the payment of more than $150,000 per annum or is material to the conduct of the businesses of the Company;

(xv)    to which any Affiliate, officer, director, employee or consultant of such party or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposit or asset management accounts of, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

(xvi)    that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger, the Bank Merger or the other transactions contemplated hereby;

(xvii)    that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xviii)    that is a lease of real or personal property providing for annual rentals of $50,000 or more;

(xix)    that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another party or any of its Affiliates;

(xx)    that is between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Company Common Stock; or

(xxi)    that is otherwise not entered into in the ordinary course of business or that is material to the Company or any Subsidiary of the Company or their financial condition or results of operations. The Company has Previously Disclosed or made available to Parent prior to the date hereof true, correct and complete copies of each Material Contract.

(b)    (i) Each Material Contract is a valid and legally binding agreement of the Company or one of its Subsidiaries, as applicable, and, to the Knowledge of the Company, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect, (ii) the Company and each of its Subsidiaries has duly performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, any counterparty or counterparties, is in breach of any provision of any Material Contract, (iv) each Material Contract can be readily fulfilled or performed by the Company and its Subsidiaries without undue or unusual expenditure of money or effort or any preparation, action or arrangement outside of the ordinary and usual course of business and (v) no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of (A) all Material Contracts pursuant to which consents or waivers are or may be required and (B) all notices which are required to be given, in each case, prior to the performance by the Company of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby.

3.17    Environmental Matters. (a) The Company and its Subsidiaries are in compliance, and have at all times in the past complied, with all applicable Environmental Laws; (b) to the Knowledge of the Company, no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries is or has been contaminated with, or has or has had any release of, any Hazardous Substance at any time in violation of any applicable Environmental Laws or requiring remediation under any Environmental Law; (c) to the Knowledge of the Company, neither the Company nor its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (d) neither the Company nor its Subsidiaries has received any written notice, demand, letter, claim or request for information concerning any alleged violation of, or liability under, any Environmental Law which has not been fully resorbed; (e) there are no proceedings, claims, actions, or, to the Knowledge of the Company, investigations of any kind, pending, or threatened, by any Person, court, agency, or other Governmental Entity or any arbitral body, against the Company or its Subsidiaries relating to liability under any Environmental Law and, to the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation; (f) there are no agreements, orders, judgments, injunctions or decrees by or with any court, Regulatory Agency or other Governmental Entity, or any agreements, indemnities or settlements with any Person that impose any liabilities or obligations on the Company or its Subsidiaries under, relating to or in respect of any Environmental Law or any Hazardous Substance; (g) to the Knowledge of the Company, there are no circumstances or conditions involving the Company, or its Subsidiaries, or any currently or formerly owned or operated property that could reasonably be expected to result in any claim, liability, investigations, cost or restriction under any Environmental Law against the Company or its Subsidiaries, or result in an restriction on the ownership, use, or transfer of any property pursuant to any applicable Environmental Law, or adversely affect the value of any currently owned property pursuant to any applicable Environmental Law; (h) the Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings with Governmental Entities and other environmental information in its possession or control relating to the Company, its Subsidiaries and any currently or formerly owned or operated property; and (i) there are no reasonably anticipated future events, conditions, circumstances, practices, plans or legal requirements (in each case, of the Company or its Subsidiaries) (including foreclosures by the Company or its Subsidiaries which are pending in the ordinary course of business consistent with past practice) that could reasonably be expected to give rise to obligations or liabilities under any Environmental Law. For purposes of this Agreement, (i) “Environmental Laws” means any federal, state or local Law, permit, authorization, common Law or agency requirement relating to: (x) the protection, investigation or restoration of the environment, health, safety or natural resources; (y) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; or (z) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to Persons or property from exposure to any Hazardous Substance; and (ii) “Hazardous Substances” means any substance in any concentration that is: (x) listed, classified or regulated pursuant to any Environmental Law, (y) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials radon or (z) any other substance which has been, is or may be the subject of regulatory action by any Governmental Entity in connection with Environmental Law.

3.18    Taxes.

(a)    The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all Taxes (as defined below) that are due and payable or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of the Company.

(b)    None of the Tax Returns or matters described in Section 3.18(a) are currently under any audit, suit, proceeding, examination or assessment by the U.S. Internal Revenue Service (“IRS”) or the relevant state, local or foreign Tax authority and neither the Company nor any of its Subsidiaries has received notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened.

(c)    No deficiencies have been asserted or assessments made against the Company or any of its Subsidiaries that have not been paid or resolved in full.

(d)    No written claim has been made against the Company or any of its Subsidiaries by any Tax authorities in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(e)    The Company is not, and during the past five years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(f)    No liens for Taxes exist with respect to any of the assets of the Company or any of its Subsidiaries, except for liens for Permitted Encumbrances. Neither the Company nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect.

(g)    Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing, affiliated, combined, consolidated or unitary Tax Returns, a group of which the Company was the common parent, (ii) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (iii) is a party to or bound by any Tax sharing or allocation agreement (other than any such agreement exclusively between or among the Company and its Subsidiaries) or to any other contract to indemnify any other Person with respect to Taxes (in each case, other than ancillary provisions in commercial agreements not primarily related to Taxes), (iv) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (v) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(h)    None of the Company or any of its Subsidiaries has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provisions of state, local or foreign Law by reason of a change in accounting method, has any knowledge that any taxing authority has proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations.

(i)    Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

(j)    The Company has made available to Parent true and correct copies of the United States federal consolidated income Tax Returns filed by the Company and its Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.

(k)    None of the Company or its Subsidiaries has been a “distributing corporation” or “controlled corporation” (i) in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (ii) to the Knowledge of the Company, in any distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) of which the Mergers are a part.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes, whether disputed or not, (A) any and all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) any liability for the payment of any amounts of the type described in clause (A) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, by contract or otherwise by operation of Law; and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax authority relating to Taxes.

3.19    Reorganization. The Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20    Intellectual Property.

(a)    Each of the Company and its Subsidiaries (A) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Company Owned Intellectual Property, and (B) to the Knowledge of the Company, has valid and sufficient rights and licenses to all of the Company Licensed Intellectual Property. The Company Owned Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. Each of the Company and its Subsidiaries owns or has the right to use all Intellectual Property used in or necessary for the conduct each of their respective businesses as presently conducted and as currently planned to be conducted.

(b)    To the Knowledge of the Company, the operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and no Person has asserted that the Company or any of its Subsidiaries has infringed, diluted, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To the Knowledge of the Company, no third Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s or any of its Subsidiary’s rights in the Company Owned Intellectual Property.

(c)    The Company and each of its Subsidiaries has taken reasonable measures to protect (i) their rights in their respective Company Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Knowledge of the Company, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets since December 31, 2018.

(d)    The Company’s and each of its Subsidiary’s respective IT Assets operate and perform substantially as required by the Company and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. The Company and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. The Company and each of its Subsidiaries is compliant with all applicable Laws, rules and regulations, and their own privacy and security policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e)    For purposes of this Agreement,

(i)    “Intellectual Property” means any and all: (A) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (B) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (C) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (D) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) other intellectual property rights.

(ii)    “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii)    “Company Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted.

(iv)    “Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

3.21    Properties. Each of the Company and its Subsidiaries (a) has good and marketable and indefeasible title to all the properties, assets and premises owned by the Company or any of its Subsidiaries (the “Company Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established and reflected on the financial statements of the Company, (iii) easements, rights of way, and other similar encumbrances that do not adversely affect the value or affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as bank facilities and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee or sublessee of all properties, assets and premises leased or subleased by the Company or one of its Subsidiaries (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or sublessee or, to the Knowledge of the Company, the lessor. None of the Company or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part. Section 3.21 of the Company Disclosure Schedule contains a complete and correct list of (i) all Company Owned Properties, including real property designated as “other real estate owned” by the Company and other real property or premises operated by the Company or any of its Subsidiaries as of the date hereof and (ii) all Company Leased Properties and together with a list of all applicable leases or subleases (each, a “Lease”) and the name of the lessor or sublessor.

(a)    All buildings, structures, improvements and fixtures on the Company Real Property and the equipment located thereon are in good operating condition and repair, ordinary wear and tear excepted, and are collectively sufficient to carry on the respective businesses of the Company and its Subsidiaries in the ordinary course consistent with past practice. All Company Owned Properties and, to the Knowledge of the Company, all Company Leased Properties conform to all applicable Laws.

(b)    As to the Company and its Subsidiaries, none of the Company Real Property has been condemned or otherwise taken by any Governmental Entity and, to the Knowledge of the Company, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or Law which might adversely affect its use or value for the purposes now made of it. None of the Company Real Property is subject to any current interests of third parties or other restrictions or limitations that would impair or be inconsistent with the current use of such Company Real Property by the Company or such Subsidiary.

(c)    The Company has delivered to Parent true, accurate and complete copies of each of the following to the extent in the possession or control of the Company or its Subsidiaries and in any way related to any of the Company Real Property: (i) title commitments together with legible copies of all underlying exceptions, (ii) title policies, (iii) environmental reports, (iv) zoning reports and zoning letters, (v) licenses and permits, and (vi) Leases and any amendments or renewals thereof.

(d)    Neither the Company nor any of its Subsidiaries has leased, subleased, licensed or granted occupancy rights in any portion or any parcel of Company Real Property, and, to the Knowledge of the Company, no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any Lease, license, occupancy or other agreement.

(e)    Since December 31, 2018, there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or its Subsidiaries, whether or not covered by insurance.

(f)    Neither the Company nor any of its Subsidiaries has granted any options or rights of first refusal to purchase any Company Owned Property (or any portion thereof or interest therein).

(g)    The Company Owned Property is occupied under a valid certificate of occupancy or similar permit. The Mergers will not require the issuance of any new or amended certificate of occupancy and, to the Knowledge of the Company, there are no facts that would prevent the Company Owned Property from being occupied by Parent after the Closing in the same manner as occupied by the Company immediately prior to the Closing.

(h)    Neither the Company nor any of its Subsidiaries has received written notice from a Governmental Entity that a Company Owned Property is not in material compliance with applicable health and safety related requirements, including those requirements under the American with Disabilities Act of 1990, as amended.

(i)    The buildings, driveways and all other structures and improvements upon the Company Owned Properties are all wholly within the boundary lines and lot limits of such Company Owned Property or have the benefit of valid easements or similar property rights and do not encroach on any adjoining premises or easement or similar property right benefiting such Company Owned Property that would affect the use thereof. There are no encroachments on any Company Owned Property or any easement of property, right or benefit appurtenant thereto by any improvements located on any adjoining property which detract from the use thereof. There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering the Company Owned Properties, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any such property.

(j)    Each of the Leases is valid and existing and in full force and effect and constitutes a valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms (in each case, subject to the Bankruptcy and Equity Exception), and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company or one of its Subsidiaries, the foregoing representation is based on the Knowledge of the Company.

(k)    Since December 31, 2018, neither the Company nor any of its Subsidiaries has received or sent any written notice of termination, cancellation, breach or default from another party under any of the Leases that has not since been rescinded.

(l)    None of the Leases referred to in the Company Disclosure Schedule will expire prior to the Effective Time pursuant to their terms.

(m)    Neither the Company nor any of its Subsidiaries has (i) assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in any of the Leases or (ii) collaterally assigned or granted any other security interests in any Lease or any interest therein.

3.22    Insurance. (a) The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.23    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom). The Company and its Subsidiaries have devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is and has been effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are and were recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are and were being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on their respective financial statements. The Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is or was, as the case may be, made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and such disclosure controls and procedures are effective.

(b)    The Company’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. The

Company has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Company Board: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. The Company has made available to Parent (A) a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2018 and (B) any communication since December 31, 2018 made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(c)    Since January 1, 2019, (i) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries, as applicable, has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation to the Company Board or any committee thereof or to any of its directors or officers. The Company has made available to Parent a summary of all complaints or concerns relating to other matters made since December 31, 2018 through the Company’s whistleblower hot-line or equivalent system for receipt of Company employee concerns, as applicable regarding possible violations of Law.

3.24    Derivatives. Neither the Company nor any of its Subsidiaries has or is a party to any swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar derivative transactions outstanding nor do any of them own any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

3.25    Loan Matters.

(a)    Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which the Company or any Subsidiary of the Company is a creditor (collectively, “Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries.

(b)    Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and the Company’s written underwriting standards, in each case, with all applicable requirements of applicable Law.

(c)    None of the agreements pursuant to which the Company or any of its Subsidiaries has sold or is servicing (i) Loans or pools of Loans or (ii) participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against the Company or any of its Subsidiaries solely on account of a payment default by the obligor on any such Loan.

(d)    The Company has Previously Disclosed to Parent all claims for repurchases by the Company or any of its Subsidiaries of home mortgage loans that were sold to third parties by the Company and its Subsidiaries that are outstanding or threatened (in writing), in each case, as of the date hereof and since December 31, 2018.

(e)    Section 3.25(e) of the Company Disclosure Schedule sets forth a list of (i) each Loan that as of March 31, 2021 (A) was contractually past due 90 days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by the Company, any of its Subsidiaries or any Governmental Entity (D) a specific reserve allocation existed in connection therewith, (E) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (ii) each Loan that, as of March 31, 2021, (A) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than 90 days past due, (B) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (C) where a specific reserve allocation exists in connection therewith, and (iii) each asset of the Company or any of its Subsidiaries that, as of March 31, 2021, was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 3.25(e) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2021.

(f)    Section 3.25(f) of the Company Disclosure Schedule sets forth a list of all Loans outstanding as of the date of this Agreement by the Company or any of its Subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

(g)    Neither the Company nor any of its Subsidiaries is now nor has it ever been since December 31, 2018 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)    Since December 31, 2018, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by the Company or any of its Subsidiaries satisfied: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such mortgage loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, loan investor or insurer, on the other hand; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(i)    Since December 31, 2018, the Company and each of its Subsidiaries have not engaged in, and, to the Knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by the Company or by any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

(j)    Since December 31, 2018, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

3.26    Community Reinvestment Act Compliance. The Company and each of its Subsidiaries that is an insured depositary institution is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of at least “satisfactory” in its most recently completed exam, and to the Knowledge of the Company, there does not exist any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in the Company or any such Subsidiary having its current rating lowered.

3.27    Investment Securities.

(a)    Each of the Company and its Subsidiaries has good and valid title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to the Company and its Subsidiaries. Such securities are valued on the books of the Company and its Subsidiaries in accordance with GAAP.

(b)    The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, the Company has made available to Parent each of such policies, practices and procedures.

3.28    Related Party Transactions. Except for ordinary course loans and deposit, trust, and asset management services on arms’ length terms, and “compensation” as used in Item 402 of the SEC’s Regulation S-K, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the Company Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of the Company) on the other hand.

3.29    Labor. Neither the Company nor any of its Subsidiaries is, nor at any time since January 1, 2018 was, a party to or bound by any labor or collective bargaining agreement and to the Knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such labor union, workers’ council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of the

Company, threatened (in writing) and neither the Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage since January 1, 2018. Each of the Company and its Subsidiaries is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices. There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

3.30    No Additional Representations.

(a)    Except for the representations and warranties made by the Company in this Article III and representations and warranties contained in any certificates or other documents delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its or their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article III and representations and warranties contained in any certificates or other documents delivered pursuant to this Agreement, any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 3.30 shall limit Parent’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by the Company in this Article III.

(b)    Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent or any other Person has made or is making any representations or warranties relating to Parent whatsoever, express or implied, beyond those expressly given by Parent in Article IV hereof and those contained in any certificates or other documents delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy of any information made available to the Company or any of its representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

No representation or warranty of Parent contained in Article IV (other than the representations and warranties in Sections 4.2, 4.3(b) and 4.8, which shall be true and correct in all respects with respect to them) shall be deemed untrue or incorrect, and Parent shall not be deemed to have breached any representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with such representation or warranty contained in Article IV, would cause the representation or warranty not to be true in all material respects. Subject to the foregoing, except as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent prior to the date hereof which is publicly available (without giving effect to any amendment thereof filed with or furnished to the SEC after the date hereof, and disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1    Corporate Organization.

(a)    Parent is a corporation duly incorporated and validly existing under the Laws of the State of Washington. Columbia Bank is a commercial bank duly formed and validly existing under the Laws of the State of Washington. Each of Parent and Columbia Bank has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the BHC Act.

(b)    True, complete and correct copies of the Parent Articles, and Parent Bylaws, as in effect as of the date of this Agreement, have previously been publicly filed by Parent and made available to the Company. The Parent Articles and Parent Bylaws made available to the Company are in full force and effect.

4.2    Capitalization.

(a)     The authorized capital stock of Parent consists of (i) 115,000,000 shares of common stock, with no par value per share (the “Parent Common Stock”), of which, as of June 21, 2021 (the “Parent Capitalization Date”), 73,927,238 were issued and 71,743,885 were outstanding, and (ii) 2,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”), none of which were issued and outstanding as of the Parent Capitalization Date. As of the Parent Capitalization Date, 2,210,216 shares of Parent Common Stock were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or a Subsidiary of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and, are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Upon issuance of any Parent Common Stock in accordance with the terms of Parent Stock Plans, such stock will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. Except pursuant to this Agreement and the options described in this Section 4.2, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. There are no contractual obligations of Parent or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent or its Subsidiaries or (ii) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent capital stock or other securities under the Securities Act. There are no voting trusts or other agreements or understandings to which Parent, any Subsidiary of Parent or, to the Knowledge of Parent, any of their respective officers or directors, is a party with respect to the voting of any Parent Common Stock, Parent Preferred Stock, Voting Debt or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)    Parent directly owns all of the outstanding stock of Columbia Bank.

4.3    Authority; No Violation.

(a)    Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved and this Agreement duly adopted by the Parent Board, and the Parent Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders. No other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)    Neither the execution and delivery of this Agreement, nor the consummation by Parent of the Mergers or the other transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Articles, Parent Bylaws or similar documents of Parent’s Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), for any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

4.4    Consents and Approvals. Except for (a) any applicable filing with Nasdaq, (b) the filing with the SEC of the Proxy Statement/Prospectus and the Form S-4 in which the Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Form S-4, (c) the filing of a notice and/or an application with the Federal Reserve pursuant to the Bank Holding Company Act of 1956, as amended, or regulations promulgated by the Federal Reserve thereunder, (d) filings of applications, notices, plans and certificates to the Washington State Department of Financial Institutions pursuant to Sections 30A.49.040, 30A.49.125 and 30A.04.405 of the RCW, as applicable, and approval of or non-objection to such applications, filings, certificates and notices, (e) the filing of a bank merger application with the FDIC pursuant to the Bank Merger Act of 1960, as amended, (f) the filing of a request for exemption pursuant to Section 1260 of the CFC with the DFPI and the filing of the report of merger and other documents and filings required by Section 4904 of the CFC with the DFPI, as applicable, (g) the filing of the Washington Articles of Merger and the other documents and filings required by Section 23B.11.050 of the RCW with the Washington Secretary and the filing of the documents and filings required by Section 1108 of the CGCL with the California Secretary, as applicable, and (h) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity, are necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement.

4.5    Reports.

(a)    Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2018 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2018, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, and there are no violations or exceptions in any such report or statement that are unresolved as of the date hereof.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since December 31, 2018 and prior to the date of this Agreement (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent SEC Reports. None of the Subsidiaries of Parent is required to file periodic reports with the SEC or any other Governmental Entity pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

(c)    Parent is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

4.6    Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present the consolidated statements of income, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Deloitte & Touche LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7    Broker’s Fees. None of Parent, any of its Subsidiaries or any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or any other transactions contemplated by this Agreement other than to Keefe, Bruyette & Woods, Inc.

4.8    Absence of Changes. Since December 31, 2019, and through the date of this Agreement, no event or events has occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9    Compliance with Applicable Law.

(a)    Parent and each of its Subsidiaries hold, and have at all times since December 31, 2018 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith). Parent and each of its Subsidiaries has complied with, and are not in default or violation of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act of 2001, the Volcker Rule, Regulation W of the Federal Reserve Board or the regulations implementing such statutes, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all regulations, orders or guidance with respect to economic or trade sanction issued by the Office of Foreign Assets Control, and (ii) any posted or internal privacy policies relating to data protection or privacy, including, the protection of personal information,

(b)    No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has Parent or any of its Subsidiaries received an notification or communication from any Governmental Entity (i) asserting that the Parent or any of its Subsidiaries is not in compliance with any of the Laws which such Governmental Entity enforces or (ii) threatening to revoke, suspend, or cancel any license, franchise, permit or authorization.

4.10    Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.11    Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement/Prospectus and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement/Prospectus relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

4.12    Legal Proceedings. There is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Parent, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against Parent or any of its Subsidiaries. There is no outstanding injunction, order, writ, award, judgment, settlement, arbitration ruling, decree or regulatory restriction imposed upon or entered into by Parent, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

4.13    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom). Parent and its Subsidiaries have devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and such disclosure controls and procedures are effective.

(b)    Parent’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. Parent has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c)    Since January 1, 2019, (i) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to the Parent Board or any committee thereof or to any of its directors or officers.

4.14    Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or executive officer of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the Parent Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Parent) on the other hand, that are required to be disclosed in a proxy statement pursuant to Section  14 of the Exchange Act and are not so disclosed.

4.15    Reorganization. None of Parent or any of its Subsidiaries has taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16    No Additional Representations.

(a)    Except for the representations and warranties made by Parent in this Article IV and representations and warranties contained in any certificates or other documents delivered pursuant to this Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Parent in this Article IV and representations and warranties contained in any certificates or other documents delivered pursuant to this Agreement, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 4.16 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by Parent in this Article IV.

(b)    Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties relating to the Company whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof and those contained in any certificates or other documents delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy of any information made available to Parent or any of its representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Businesses Prior to the Effective Time. Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Law, or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, (a) the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, officers and employees and business associates and keep available the services of the Company and its Subsidiaries’ present employees and agents and (b) each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either the Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2    Company Forbearances. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement, or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld):

(a)    (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, or (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become subject to new grants, in each case except as required pursuant to the exercise or settlement of Company Stock Options outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan in effect on the date hereof.

(b)    (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) authorized dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (B) regular quarterly dividends on shares of Company Common Stock in an amount not to exceed $0.06 per share of Company Common Stock) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(c)    Amend or modify the terms of, waive, release or assign any rights under, terminate, renew or allow to renew automatically, make any payment not then required under, knowingly violate the terms of or enter into (i) any Material Contract, Lease, Regulatory Agreement, any contract that would be a Material Contract if it were in existence on the date hereof or other binding obligation that is material to the Company and its Subsidiaries, taken as a whole, (ii) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted or (iii) any contract governing the terms of the Company Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness.

(d)    Sell, transfer, mortgage, lease, guarantee, encumber, license, let lapse, cancel, abandon or otherwise create any Lien on or otherwise dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations pursuant to Section 5.2(p), which Section 5.2(p) will exclusively govern such sales of loans and loan participations hereunder), except for sales, transfers, mortgages, leases, guarantees, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e)    Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity (other than purchases of loans and loan participations pursuant to Section 5.2(p), which Section 5.2(p) will exclusively govern such purchases of loans and loan participations hereunder), except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(f)    Amend the Company Articles or the Company Bylaws, or similar governing documents of any of its Subsidiaries.

(g)    Except as required under applicable Law or the terms of this Agreement or any Employee Benefit Plan in effect as of the date hereof (i) increase in any manner the compensation, bonus or pension, welfare, severance or other benefits of any of the current or former directors, officers, employees or other service providers of the Company or its Subsidiaries, except for ordinary course merit-based increases in the base salary and target bonus of employees (other than directors or executive officers of, or individuals who are party to an employment agreement or change of control agreement with, the Company or its Subsidiaries) consistent with past practice and in no event representing an increase of 5% or more, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any Employee Benefit Plan or plan that would be an Employee Benefit Plan if in effect as of the date hereof, (iii) grant any new equity award, (iv) grant, pay or increase (or commit to grant, pay or increase) any severance, retirement or termination pay, (v) accelerate the payment or vesting of, or lapsing of restrictions with respect to, any stock-based compensation, long-term incentive compensation or any bonus or other incentive compensation, (vi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan, (vii) terminate the employment or services of any officer or employee other than for cause, (viii) enter into any collective bargaining or other agreement with a labor organization, (ix) forgive any loans to any current or former officer, employee or director of the Company or its Subsidiaries, or (x) hire any officer, employee or other service provider except in the ordinary course of business for non-executive officer positions for an annual base salary not in excess of $180,000.

(h)    Incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(i)    Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Law or requested by a Regulatory Agency.

(j)    (i) Other than in accordance with the investment policies of the Company or any of its Subsidiaries in effect on the date hereof or in securities transactions, as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities the Company may purchase investment securities if, within two (2) Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to the making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

(k)    Enter into any settlement, compromise or similar agreement with respect to, any action, suit, claim, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action, suit, claim, proceeding, order or investigation is settled in an amount and for consideration not in excess of $500,000 and that would not (i) impose any material restriction on the business of it or its Subsidiaries or (ii) create adverse precedent for claims that are reasonably likely to be material to it or its Subsidiaries.

(l)    Other than as determined to be necessary or advisable by the Company in the good faith exercise of its discretion based on changes in market conditions, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of any of its Subsidiaries or waive any material fees with respect thereto.

(m)    Except as required by applicable Law or by a Regulatory Agency, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or (ii) fail to follow in all material respects, the Company’s or its applicable Subsidiary’s existing policies or practices with respect to managing its exposure to interest rate and other risk.

(n)    Enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients.

(o)    Invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements.

(p)    Except for Loans or commitments for Loans that have been approved by the Company prior to the date of this Agreement, (i) make any Loan or Loan commitment to any Person that would, when aggregated with all outstanding Loans or Loan commitments or any renewals or extensions thereof made to such Person and any Affiliate or immediate family member of such Person, exceed (x) $7,000,000 for loans secured by real estate or (y) $5,000,000 for loans that are unsecured or secured by non-real estate collateral, or (ii) purchase or sell any loan or loan participation in excess of $5,000,000, in each case, without first submitting a copy of the loan write up containing the information customarily submitted to Merchants Bank’s Loan Committee, to the chief credit officer of Parent two (2) full Business Days prior to taking such action; provided, that, if Parent objects in writing to such loan or loan commitment or such purchase or sale within two (2) full Business Days after receiving such loan write up, the Company shall obtain the approval of Merchants Bank’s Loan Committee prior to making such loan or loan commitment or such purchase or sale.

(q)    Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility.

(r)    Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $75,000 individually or $250,000 in the aggregate.

(s)    Pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any Affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than Loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 5.2.

(t)    Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being or becoming not capable of being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

(u)    Make or change any Tax election, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), settle or compromise any Tax liability, claim or assessment, in each case in a material amount, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, surrender any right to claim a refund for Taxes, or file any amended Tax Return.

(v)    Agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.

5.3    Parent Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company (which shall not be unreasonably withheld), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to, except as may be required by applicable Law or policies imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being or becoming not being capable of being satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    Parent and the Company shall use their commercially reasonable efforts to promptly prepare and file with the SEC within forty-five (45) days after the date of this Agreement, and in any event as soon as reasonably practicable thereafter, the Form S-4, in which the Proxy Statement/Prospectus will be included. Each of Parent and the Company shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement/Prospectus to its shareholders. Parent shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b)    The parties shall reasonably cooperate with each other and use their respective commercially reasonable efforts to promptly prepare all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, and to comply with the terms and conditions of all such permits, consents, approvals, and authorizations of all such third parties or Governmental Entities. Parent shall use its commercially reasonable efforts to make all initial requisite regulatory filings within twenty (20) Business Days of the date hereof, and in any event no later than thirty (30) days following the date hereof (other than any notice to the Federal Reserve under its regulations, which will be filed in accordance with the timing contemplated by such regulations). The Company and Parent shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the non-confidential information relating to the Company or Parent (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations (collectively the “Approvals”) of all third parties and Governmental Entities necessary or advisable to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement and each party will keep the other reasonably apprised of the status of matters relating to such Approvals and the completion of the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(c)    Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the

Company’s shareholders and at the time of the Company Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement/Prospectus, as applicable.

(d)    Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to have a Material Adverse Effect on Parent (measured on a scale relative to the Company) or a Material Adverse Effect on the Company or materially restrict or impose a material burden on Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (a “Materially Burdensome Regulatory Condition”).

(e)    Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Mergers, and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof.

6.3    Access to Information.

(a)    Upon reasonable notice and subject to applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, books, contracts, commitments, personnel and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law), (ii) all other information concerning its business, properties and personnel as Parent may reasonably request and (iii) access to the necessary information (including the Company’s own good faith estimates as available and third-party reports, if any, commissioned by the Company at Parent’s request) in order to prepare a good faith estimate of the potential impact of Sections 280G and 4999 of the Code with respect to amounts potentially payable to senior executives of the Company in connection with the consummation of the transactions contemplated by this Agreement. Upon the reasonable request of the Company, Parent shall furnish such reasonable information about it and its business as is reasonably relevant to the Company and its shareholders in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent, nor any of their respective Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In addition to the foregoing, on an every other week basis, the Company shall provide Parent with a listing of all new and renewed loans and loan modifications, loan payoffs and loan purchases in the preceding two weeks.

(b)    All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties dated as of April 16, 2021 (the “Confidentiality Agreement”).

(c)    No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.4    Shareholder Approval. The Company agrees to take, in accordance with applicable Law and the Company Articles and the Company Bylaws, all action necessary to convene as soon as practicable after the Form S-4 is declared effective (but in no event later than forty-five (45) days after the Form S-4 is declared effective), the Company Special Meeting to consider and to obtain the Company Shareholder Approval. Subject to Sections 6.9(b) and (c), the Company Board shall at all times prior to and during such Company Special Meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its shareholders (the “Company Board Recommendation”). Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s shareholders at the Company Special Meeting whether or not (x) the Company Board shall have effected a Company Adverse Change of Recommendation or (y) any Company Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Special Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Special Meeting (A) if on the date on which the Company Special Meeting is originally scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval, the Company shall adjourn the Company Special Meeting until such date as shall be mutually agreed upon by the Company and Parent, which date shall not be less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Company Shareholder Approval, (B) after consultation with Parent, if the failure to adjourn or postpone the Company Special Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement/Prospectus, or (C) after consultation with Parent, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Company Shareholder Approval. Parent may require the Company to adjourn, delay or postpone the Company Special Meeting once for a period not to exceed thirty (30) calendar days (but prior to the date that is two (2) Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Shareholder Approval. Once the Company has established the record date, in respect of the Company Special Meeting (the “Company Record Date”), the Company shall not change such Company Record Date or establish a different Company Record Date for the Company Special Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company Articles or the Company Bylaws.

6.5    Nasdaq Listing. Prior to the Closing Date, Parent shall file with Nasdaq any required notices or forms with respect to the shares of Parent Common Stock to be issued in the Merger.

6.6    Employee Matters.

(a)    During the period commencing at the Effective Time and ending on the one year anniversary of the Effective Time, Parent shall provide each employee who is actively employed by the Company or its Subsidiaries on the Closing Date (each, a “Continuing Employee”) while employed by Parent or any of its Subsidiaries following the Effective Time with: (i) base salary no less favorable than the base salary provided to such Continuing Employees immediately prior to the Effective Time; (ii) annual cash bonus opportunities no less favorable than annual cash bonus opportunities provided by Parent to similarly situated employees of Parent; (iii) employee benefits which, in the aggregate, are no less favorable than employee benefits provided by Parent to similarly situated employees of Parent and (iv) severance terms as provided in the Company Disclosure Schedules; provided, however, that until such time as Parent shall cause Continuing Employees to participate in the benefit plans of Parent, a Continuing Employee’s continued participation in the Employee Benefit Plans shall be deemed to satisfy the foregoing provision of this sentence (it being understood that participation in Parent benefit plans may commence at different times with respect to each Employee Benefit Plan).

(b)    Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c)    If requested in writing by Parent at least fifteen (15) calendar days prior to the Effective Time, the Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate, effective not later than the Business Day immediately prior to the Effective Time, any Employee Benefit Plans that contain a cash or deferred arrangement intended to qualify under Section 401(k) of the Code; provided that such actions are in compliance with applicable Law. In the event that Parent requests that such plan(s) be terminated, the Company shall provide Parent with evidence that such plan(s) has been terminated (the form and substance of which shall be subject to review and approval by Parent, approval of which shall not be unreasonably withheld) not later than the Business Day immediately preceding the Effective Time.

(d)    From and after the date hereof, prior to making any written or oral communications to officers or employees of the Company or any of its Subsidiaries pertaining to compensation, benefit or other employment-related matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication or talking points, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(e)    Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Employee Benefit Plan, (ii) prevent Parent, the Company or any of their Affiliates from amending or terminating any of their benefit plans in accordance their terms, (iii) prevent Parent, the Company or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Company or any of their Affiliates or under any benefit plan which Parent, the Company or any of their Affiliates may maintain.

(f)    Parent agrees to satisfy all amounts duly owed to officers and directors of the Company and its Subsidiaries pursuant to the Company’s Salary Continuation Agreement and Directors Deferred Compensation Plans, as in effect as of the date of this Agreement, in accordance with the provisions or elections as to timing specified therein.

6.7    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, Parent shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the extent they are indemnified by the Company or its Subsidiaries on the date hereof, to the fullest extent permitted under applicable Law; and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)    Subject to the following sentence, for a period of six (6) years following the Effective Time, Parent will provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by the Company; provided, however, that in no event shall the Parent be required to expend in the aggregate for such six (6)-year period, an amount in excess of 250% of the aggregate annual premiums paid as of the date hereof by the Company for any such insurance; provided, further, that if Parent are unable to maintain or obtain the D&O Insurance called for by this Section 6.7(b), Parent shall obtain as much comparable insurance as is available at a cost in the aggregate for such six (6)-year period up to 250% of the current annual premium; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such D&O Insurance. Prior to the Effective Time and in lieu of the foregoing, the Company will use reasonable best efforts to purchase a six (6)-year prepaid “tail” policy for directors’ and officers’ liability insurance (“D&O Tail Policy”) on the terms described in the prior sentence and fully pay for such policy prior to the Effective Time, at an aggregate cost up to, but not exceeding 250% of the current annual premium for such insurance.

(c)    Any Indemnified Party wishing to claim indemnification under Section 6.7(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent thereof; provided that failure to so notify will not affect the obligations of Parent under Section 6.7(a) unless and to the extent that Parent is actually and materially prejudiced as a consequence.

(d)    In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable documented fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (d) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

6.8    Exemption from Liability Under Rule 16(b)-3. Prior to the Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9    No Solicitation; Change in Company Board Recommendation.

(a)    The Company agrees that none of it or any of its Subsidiaries or any of their respective officers, directors and employees will, and will cause its and its Subsidiaries’ officers, directors, agents, representatives, advisors and Affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiries or the making of proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Company Acquisition Proposal or otherwise facilitate any effort to attempt or make or implement a Company Acquisition Proposal.

(b)    Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date hereof and prior to, but not after, obtaining the Company Shareholder Approval the Company receives an unsolicited bona fide Company Acquisition Proposal and the Company Board concludes in good faith that such Company Acquisition Proposal constitutes, or is reasonably expected to result in, a Company Superior Proposal, then the Company and the Company Board may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith (after consultation with outside legal counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable Law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso or engaging in any negotiations, it shall have entered into a confidentiality agreement with such third party on terms no less restrictive in the aggregate to the counterparty than those contained in the Confidentiality Agreement and which expressly permits the Company to comply with its obligations pursuant to this Section 6.9. Subject to the foregoing and Section 6.9(c) below, the Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted on or before the date of this Agreement with any persons other than Parent with respect to any Company Acquisition Proposal and will use its reasonable best efforts, subject to applicable Law, to (i) enforce any confidentiality or similar agreement relating to a Company Acquisition Proposal and (ii) within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Parent and its Affiliates) pursuant to any such confidentiality or similar agreement. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent following receipt of any Company Acquisition Proposal, of any discussions or negotiations that are sought to be initiated or continued or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Company Acquisition Proposal and the substance thereof (including the identity of the Person making such Company Acquisition Proposal), and will keep Parent promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or Company Acquisition Proposal, or all amendments or proposed amendments thereto) on a current basis (it being understood that no such communications to Parent shall be deemed a Company Adverse Change of Recommendation). The Company agrees that it shall contemporaneously provide to Parent any confidential or nonpublic information concerning the Company or any of its Subsidiaries that may be provided to any other Person in connection with any Company Acquisition Proposal which has not previously been provided to Parent.

(c)    (i) None of the Company Board or any committee thereof shall: (A) except as expressly permitted by, and after compliance with, Section 6.9(c)(ii)(B) hereof, make any Company Adverse Change of Recommendation; or (B) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.9(b) entered into in compliance with Section 6.9(b)) relating to any Company Acquisition Proposal made to the Company.

(ii)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, obtaining the Company Shareholder Approval, the Company Board may make a Company Adverse Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d) if the Company receives a Company Acquisition Proposal that is not withdrawn and the Company Board concludes in good faith that such Company Acquisition Proposal constitutes a Company Superior Proposal; provided that:

(A)    the Company Board concludes in good faith (after consultation with outside legal counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable Law;

(B)    the Company provides Parent prior written notice at least five (5) Business Days prior to taking such action, which notice shall state that the Company Board has received a Company Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), as applicable, which notice shall specify the basis for such Company Adverse Change of Recommendation or termination, including the material terms of the Company Superior Proposal (a “Notice of Superior Proposal”) (it being understood that such Notice of Superior Proposal shall not be deemed a Company Adverse Change of Recommendation);

(C)    during such five (5)-Business Day period, the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an improved offer that is at least as favorable to the shareholders of the Company so that such Company Acquisition Proposal would cease to constitute a Company Superior Proposal; and

(D)    at the end of such five (5)-Business Day period (or such earlier time that Parent advises the Company that it no longer wishes to negotiate to amend this Agreement), the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent after receipt of such notice, continues to believe that such Company Acquisition Proposal constitutes a Company Superior Proposal.

(d)    Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Company Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement. As used in this Agreement, “Company Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation, sale of assets or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, the Company or any of its Subsidiaries or any public announcement of a proposed plan or intention to do any of the foregoing or any agreements to engage in any of the foregoing, other than the transactions contemplated by this Agreement and any sale of whole loans and securitizations in the ordinary course. As used in this Agreement, “Company Superior Proposal” means an unsolicited bona fide written Company Acquisition Proposal that the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby and to be reasonably capable of being consummated on the terms proposed, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking or financial advisory firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Law, and after taking into account any amendment or modification to this Agreement agreed to by Parent; provided that for purposes of the definition of “Company Superior Proposal,” the references to “more than 15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “at least 50%.”

6.10    Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. If any Takeover Laws become applicable to this Agreement or the transactions contemplated hereby or thereby, including the Merger, the parties shall take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Law on this Agreement or the transactions contemplated hereby, including the Merger.

6.11    Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than fifteen (15) days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent, (a) consolidated financial statements (including balance sheets and statements of operations) of it and any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan, and (c) to the extent permitted by applicable Law, any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of it or any of its Subsidiaries.

6.12    Notification of Certain Matters. The Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to a failure of a condition in Article VII.

6.13    Pass It On Project. Upon Closing or promptly thereafter, Parent shall extend its Pass It On Project (www.passitonproject.com) to the Northern California market and contribute $500,000 to be paid to small businesses in that market to provide a service for those in need.

6.14     Company Trust Preferred Securities, FHLB Borrowings and Subordinated Debentures. At the Effective Time, Parent agrees that it shall expressly assume all of the Company’s obligations in connection with the (i) trust preferred securities of Bank of Commerce Holdings Trust II, a Delaware trust affiliate of the Company (“BOCH Trust II”), pursuant to the Amended and Restated Declaration of Trust, dated July 29, 2005, by and between the Company, as sponsor, Chase Bank USA, N.A. and J.P. Morgan Chase Bank, N.A., as trustees, and certain individuals, as administrators, and any guarantee agreement(s) relating thereto; (ii) $10.3 million principal amount of the Company’s Floating Rate Junior Subordinated Debentures due 2035, pursuant to the Indenture, dated July 29, 2005 (the “Subordinated Debentures”); (iii) $10.0 million principal amount of the Company’s Fixed-to-Floating Rate Subordinated Notes due 2025 pursuant to the Subordinated Note Purchase Agreement, dated December 10, 2015, between the Company and the purchasers named therein; and (iv) Merchants Bank’s FHLB borrowings, and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, officer’s certificates, opinions of counsel and declarations of trust required by the applicable governing documentation, or as may reasonably be requested by the Trustee thereunder, and thereafter shall perform all of the Company’s obligations with respect to the applicable governing documentation.

6.15    Third-Party Agreements.

(a)    The parties shall use commercially reasonable efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger, the Bank Merger and the other transactions contemplated hereby (in such form and content as mutually agreed by the parties) promptly after the date of this Agreement and (ii) the cooperation of such third parties to effect a smooth transition in accordance with the parties’ timetable at or after the Effective Time, including those items set forth on Schedule 6.15(a). The Company shall cooperate with Parent as requested by Parent in minimizing the extent to which any contracts to which the Company or any of its Subsidiaries are a party will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 5.2.

(b)    Without limiting the generality of Section 6.15(a), the Company shall use commercially reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company and its Subsidiaries to Parent’s production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the parties, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Among other things, the Company shall:(i) reasonably cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

(ii)    use its commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its ongoing needs until the conversion can be established;

(iii)    provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the conversion, as soon as reasonably practicable;

(iv)    provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v)    give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.15(b), of the contracts of outside data, item and other processing contractors or other third-party vendors to which the Company or any of its Subsidiaries are bound when directed to do so by Parent.

(c)    Parent agrees that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and its Subsidiaries.

(d)    The Company shall use its commercially reasonable efforts to obtain the consents to the termination of the Company’s obligations from the agreements set forth in Section  6.15(d) of the Company Disclosure Schedule.

6.16    Transaction Expenses.

(a)    Not later than fifteen (15) days after each calendar month-end during the period from the date of this Agreement until the Closing Date, the Company shall prepare in good faith and deliver to Parent an invoice of Transaction Expenses (each such statement, an “Interim Transaction Expenses Statement”), each of which shall include (i) itemized Transaction Expenses incurred as of such calendar month-end and (ii) itemized

Transaction Expenses reasonably estimated to be incurred during the period from such calendar month-end and the date which the Company estimates in good faith to be the Closing Date as of such date. “Transaction Expenses” means any transaction-related costs and expenses incurred, accrued or reasonably estimated to be incurred by the Company or any of its Subsidiaries as a direct result of the negotiation and execution of this Agreement or after the execution hereof or upon the Closing, including professional advisory fees, management change in control costs, and D&O Tail Policy costs, but excluding filing fees, severance payments, stay bonuses, termination fees for any data processing contracts that will be terminated following the Closing, vendor conversion and de-conversion costs and costs related to the defense or settlement of any litigation seeking damages or injunctive relief relating to the execution of the Agreement, the Merger or the Proxy Statement/Prospectus, in each case, as reasonably determined by Parent and Company based on information provided in accordance with this Section 6.16.

(b)    The Company will cause all third party advisors and vendors providing services relating to the transactions contemplated by this Agreement to provide to the Company an invoice of their (i) transaction-related costs and expenses incurred as of such calendar month-end and (ii) a reasonable estimate of the transaction-related costs and expenses to be incurred during the period from such calendar month-end and the date which the Company estimates in good faith to be the Closing Date as of such date, each of which will be included in each Interim Transaction Expenses Statement. Each such Interim Transaction Expenses Statement shall be certified by the chief financial officer of the Company. The Interim Transaction Expenses Statement delivered to Parent most immediately prior to the Closing Date shall be deemed the “Final Transaction Expenses Statement” and the Transaction Expenses set forth in the Final Transaction Expenses Statement shall be utilized for the calculation of any adjustments to the Exchange Ratio pursuant to Section 1.4(f)(ii).

(c)    Subject to applicable Law and except with respect to documentation that is subject to attorney-client or other applicable privilege, Parent shall have the right to review, and shall have reasonable access to, all relevant work papers, schedules, memoranda and other documents prepared by the Company or its third party advisors or vendors in connection with the Company’s preparation of the Interim Transaction Expenses Statements and the Final Transaction Expenses Statement, as well as to executive, finance and accounting personnel of the Company and any other information which Parent may reasonably request in connection with its review of the Interim Transaction Expenses Statements and the Final Transaction Expenses Statement.

(d)    In the event of any questions or disputes by Parent of any amount included in any Interim Transaction Expenses Statement, the parties will discuss in good faith, and the Company will use reasonable efforts to obtain any additional information reasonably requested by Parent.

6.17    Certain Tax Matters

(a)    Each of Parent and the Company acknowledge and agree that it intends for U.S. federal income tax purposes that the Mergers, taken together, shall be treated as a single integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement for purposes of Section 368(a) of the Code as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b)    Notwithstanding any other provision in this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule to the contrary, none of the parties shall (and each party shall cause its respective Subsidiaries not to) take or agree to take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties shall use its reasonable best efforts to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering customary tax representation letters to the Company’s and/or Parent’s counsel, as applicable, in form and substance reasonably satisfactory to such counsel, in connection with (i) any tax opinion or description of the U.S. federal income tax consequences of the Mergers contained or set forth in the Form S-4 and (ii) the tax opinions referenced in Section 7.3(e) or Section 7.2(e). The parties intend to report and, except to the extent otherwise required, shall report, for U.S. federal income tax purposes, the Mergers, taken together, as a “reorganization” within the mean of Section 368(a) of the Code.

(c)    After the date of this Agreement and prior to the Effective Time, Parent and the Company shall cooperate in good faith with respect to Tax matters relevant to integrating their respective Subsidiaries and operations.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)    Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect.

7.2    Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company (other than the representations and warranties set forth in (i) Section 3.2(a), which shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (ii) Sections 3.1(a), 3.2(c), 3.3(a), 3.3(b), 3.7 and 3.10, which shall be true and correct in all material respects, and (iii) Section 3.8, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company has had or would reasonably be expected to result in a Material Adverse Effect on the Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b)    Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c)    Regulatory Approvals. (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to and in order to effect the consummation of the Merger and the Bank Merger by the Company, Parent or any of their respective Subsidiaries from the Federal Reserve, the FDIC, the DFPI and the Washington State Department of Financial Institutions and (ii) any other regulatory approvals set forth in Sections 3.4 and 4.4 the failure of which to be obtained would reasonably be expected to have a Material Adverse Effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all waiting periods in respect of any such approvals in (i) and (ii) shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and none of such consents, registrations, approvals, permits and authorizations shall contain any Materially Burdensome Regulatory Condition.

(d)    No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

(e)    Tax Opinion. Parent shall have received an opinion of Sullivan & Cromwell LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, for U.S. federal income tax purposes, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section  368(a) of the Code.

7.3    Conditions to Obligations of Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Parent (other than the representations and warranties set forth in (i) Section 4.2(a), which shall be true and correct except to a de minimis extent (relative to Section 4.2(a) taken as a whole), (ii) Sections 4.1(a), 4.3 and 4.7, which shall be true and correct in all material respects, and (iii) Section 4.8, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent has had or would reasonably be expected to result in a Material Adverse Effect on Parent; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b)    Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c)    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect, and all waiting periods in respect thereof shall have expired.

(d)    No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to Parent.

(e)    Tax Opinion. The Company shall have received an opinion of Miller Nash LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, for U.S. federal income tax purposes, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section  368(a) of the Code.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent (except as otherwise set forth below):

(a)    Mutual Consent – by mutual consent of the Company and Parent in a written instrument authorized by the Company Board and the Parent Board;

(b)    Either Party – by either the Company or Parent;

(i)    No Regulatory Approval – if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(ii)    Delay – if the Merger shall not have been consummated on or before March 31, 2022 (the “End Date”); provided, that the End Date may be extended by written agreement between Parent and the Company if the Closing shall not have occurred by such date, and on such date the conditions set forth in Section 7.2(c) have not been satisfied or waived and each of the other conditions to consummation of the Merger set forth in Article VII has been satisfied, waived or remains capable of being satisfied; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to perform or observe the covenants and agreements of such party set forth in this Agreement resulted in the failure of the Merger to be consummated by the End Date;

(iii)    Breach – if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent, in the case of a termination by the Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; provided, however, that a party may not terminate this Agreement pursuant to this Section 8.1(b)(iii) if such party is then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(iv)    No Shareholder Approval – if the Company Shareholder Approval shall not have been obtained at the Company Special Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement; provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(b)(iv) if such party has breached in any material respect any of its obligations under this Agreement, in a manner that caused the failure to obtain the Company Shareholder Approval at the Company Special Meeting, or at any adjournment or postponement thereof;

(c)    No Company Recommendation – by Parent, at any time prior to such time as the Company Shareholder Approval is obtained, in the event (i) the Company shall have breached in any material respect Section 6.9; (ii) the Company or the Company Board shall have submitted this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.9(c), or recommends to its shareholders a Company Acquisition Proposal other than the Merger (a “Company Adverse Change of Recommendation”); (iii) at any time after the end of five (5) Business Days following receipt of a Company Acquisition Proposal, the Company Board shall have failed to reaffirm its Company Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by Parent; or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company Board recommends that its shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend unequivocally against acceptance of such offer;

(d)    Company Superior Proposal - by the Company, prior to such time as the Company Shareholder Approval is obtained, in order to enter into a definitive agreement providing for a Company Superior Proposal; provided that (i) the Company is not in material breach of any of the terms of this Agreement, and (ii) the Company Termination Fee is paid to Parent in advance of or concurrently with such termination in accordance with Section 8.3(b);

(e)    Parent Average Closing Price Decline – by the Company, in the event that (i) the Parent Average Closing Price is less than $35.48 (with a proportionate adjustment in the event that outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date) and (ii) the number obtained by dividing the Parent Average Closing Price by $41.74 (the “Closing Price Ratio”) is less than the number obtained by (A) dividing the Final Index Price by the Initial Index Price (the “Index Change Ratio”) and (B) then subtracting 0.15; provided, however, if the Company elects to exercise its termination right pursuant to this Section 8.1(e), it shall give prompt written notice thereof to Parent no later than one (1) Business Day following the Determination Date, and Parent shall, for a period of two (2) Business Days after its receipt of such notice, have the option of reinstating the Merger and the transactions contemplated hereby by adjusting the Exchange Ratio to a number equal to the lesser of (i) a quotient (rounded to the nearest thousandth), the numerator of which is $35.48 multiplied by the Exchange Ratio, and the denominator of which is the Parent Average Closing Price, or (ii) the product of (A) a quotient (rounded to the nearest thousandth), the numerator of which is $35.48 multiplied by the Exchange Ratio, and the denominator of which is the Parent Average Closing Price, multiplied by (B) the Index Change Ratio. If within such two (2) Business Days period, Parent delivers written notice to the Company that it intends to reinstate the Merger and the transactions contemplated hereby, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 8.1(e) and this Agreement shall remain in full force and effect in accordance with its terms (except for the modifications to the Merger Consideration and the Exchange Ratio set forth in the preceding sentence).

8.2    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.3(b), 8.2, 8.3, and 9.3 through 9.11 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement (which, in the case of the Company, shall include the loss to the Company’s shareholders of the economic benefits of the Merger).

8.3    Fees and Expenses.

(a)    All fees and expenses incurred in connection with the Mergers, this Agreement, and the transactions contemplated by this Agreement (including costs and expenses of printing and mailing the Proxy Statement/Prospectus) shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.3(b).

(b)    Company Termination Fee.

(i)    In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d) (Company Superior Proposal) or Parent pursuant to Section 8.1(c) (No Company Recommendation), then the Company shall pay Parent a fee, in immediately available funds, in the amount of $12,000,000 (the “Company Termination Fee”) by wire transfer to an account specified by Parent promptly, but in any event prior to or concurrently with a termination pursuant to Section 8.1(d) or no later than two (2) Business Days after the date of termination pursuant to Section 8.1(c).

(ii)    In the event that any Person shall have made a Company Acquisition Proposal, which proposal has been publicly announced, disclosed or proposed and not withdrawn, and:

(1)    thereafter this Agreement is terminated:

(a)    by either party pursuant to Section 8.1(b)(ii) (Delay), or Section 8.1(b)(iv) (No Shareholder Approval); or

(b)    by Parent pursuant to Section 8.1(b)(iii) (Breach); and

(2)    within twelve (12) months after such termination of this Agreement, a Company Acquisition Proposal shall have been consummated or any definitive agreement with respect to a Company Acquisition Proposal shall have been entered into (provided that for purposes of the foregoing, the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 6.9(d) except that the references to “more than 15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “at least 50%”);

then the Company shall pay Parent the Company Termination Fee by wire transfer to an account specified by Parent prior to the earlier of the execution of a definitive agreement with respect to, or the consummation of, such Company Acquisition Proposal. In no event shall the Company be obligated to pay Parent the Company Termination Fee on more than one occasion.

(c)    Liquidated Damages. The Company and Parent and acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement. The amounts payable by the Company pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy of Parent in the event of termination of this Agreement under such applicable section. In the event that the Company fails to pay when due any amounts payable under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4    Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by such shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5    Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1    Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific Time, at the offices of Sullivan & Cromwell LLP, counsel to Parent, on the first Business Day of the first calendar month that follows the month in which the last to be satisfied of the conditions set forth in Article VII is satisfied (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), unless extended by mutual agreement of the parties (the “Closing Date”); provided, however, that if the last to be satisfied of the conditions set forth in Article VII is satisfied in the month of November 2021 (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), then the Closing Date shall be January 1, 2022.

9.2    Non-survival of Representations, Warranties and Agreements. This Article IX and the agreements of the Company and Parent contained in Section 6.6 and Section 6.7 shall survive the consummation of the Mergers. All other representations, warranties, covenants and agreements set forth in this Agreement shall not survive the consummation of the Mergers.

9.3    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or by e-mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to Parent to:

Columbia Banking System, Inc.

1301 A Street

Tacoma, Washington

98402-2156

Attention: Clint E. Stein, President & Chief Executive Officer

Facsimile: 253-272-2601

E-mail: cstein@columbiabank.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Attention: Patrick S. Brown

Facsimile: (310) 712-8800

E-mail: brownp@sullcrom.com

and

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Mark J. Menting

Facsimile: (212) 291-9099

E-mail: mentingm@sullcrom.com

(b)    if to the Company, to:

Bank of Commerce Holdings

555 Capitol Mall, Suite 1255

Sacramento, California

95814-4606

Attention: Randall S. Eslick, President & Chief Executive Officer

E-mail: randye@mboc.com

with a copy (which shall not constitute notice) to:

Miller Nash LLP

Pier 70

2801 Alaskan Way – Suite 300

Seattle, WA 98121

Attention: Stephen M. Klein

Facsimile: (206) 340-9599

E-mail: Steve.Klein@millernash.com

9.4    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the phrase “Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of any of the Company’s officers listed on Section 9.4 of the Company Disclosure Schedule, and the phrase “Knowledge of Parent” means the actual knowledge, after reasonable inquiry, of the Chief Executive Officer and Chief Financial Officer of Parent. As used in this Agreement, “Person” or “Persons” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Entity or other entity of any kind or nature. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. As used in this Agreement, “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of Washington or the State of California are authorized or obligated to close. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state Regulatory Agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or Regulatory Agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Washington, without giving effect to its principles of conflicts of Laws; provided, that the laws of the State of California shall apply to the extent mandatorily applicable with respect to any of the Mergers. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8    Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement, and in respect of the transactions contemplated hereby, is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any legal action, directly or indirectly, arising out of, or relating to, this Agreement or any documents referred to in this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9    Publicity. Neither the Company nor Parent shall, and the Company and Parent shall not permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Parent, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Parent; provided, however, that either Parent or the Company may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the Nasdaq.

9.10    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except for Section 6.7, which is intended to benefit each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.11    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at Law or equity.

9.12    Disclosure Schedule.

(a)    Before entry into this Agreement, the Company delivered to Parent a schedule (the “Company Disclosure Schedule”) which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(b)    (a) Before entry into this Agreement, the Parent delivered to Company a schedule (the “Parent Disclosure Schedule”) which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(c)    For purposes of this Agreement, “Previously Disclosed” means information set forth by the Company in the applicable paragraph of the Company Disclosure Schedule or any other paragraph of its Company Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Company Disclosure Schedule is also applicable to the section of this Agreement in question).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COLUMBIA BANKING SYSTEM, INC.

By: /s/ Clint E. Stein

Name: Clint E. Stein

Title: President & Chief Executive Officer

BANK OF COMMERCE HOLDINGS

By: /s/ Randall S. Eslick

Name: Randall S. Eslick

Title: President & Chief Executive Officer

[Signature Page to Merger Agreement]

Appendix B

AGREED FORM

VOTING SUPPORT AGREEMENT

This Voting Support Agreement (the “Agreement”), dated as of [June 24], 2021, is entered into by and among Columbia Banking System, Inc., a Washington corporation (“Parent”), Bank of Commerce Holdings, a California corporation (the “Company”), and the member of the board of directors of the Company (the “Company Board”) whose name appears on the signature page hereto (the “Director”).

RECITALS

A.

Pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of June [23], between Parent and the Company, the Company will merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (sometimes hereafter referred to as the “Surviving Corporation”). Promptly following the Merger, Merchants Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of the Company (“Merchants Bank”), will merge with and into Columbia State Bank, a Washington state-chartered bank and wholly-owned subsidiary of Parent (“Columbia Bank”) with Columbia Bank as the surviving bank (together with the Merger, the “Mergers”).

B.

The parties to this Agreement believe that the future success and profitability of Parent and its Subsidiaries following the Mergers (the “Combined Company”) requires that the Director be subject to the restrictions set forth herein with respect to competitive activities following the Effective Time as set forth herein.

C.

As an inducement and a condition to Parent entering into the Merger Agreement, Parent has required that the Director, in his or her capacity as a shareholder of the Company, enter into this Agreement to make more likely the approval of the Merger Agreement by the requisite vote of the Company’s shareholders, to minimize the risk that Parent will lose the benefit of the goodwill and other assets being acquired by it, and to protect the trade secrets and other confidential and proprietary information of the Company known to the Director and being acquired by Parent.

AGREEMENT

In consideration of each of Parent’s and the Company’s performance under the Merger Agreement, the Director hereby agrees as follows:

1.    Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Agreement:

(a)    Competing Business. “Competing Business” means any depository, wealth management or trust business company or holding company thereof (including without limitation, any start-up bank or bank in formation) operating anywhere within the Covered Area.

(b)    Covered Area. “Covered Area” means the State of California.

(c)    Term. “Term” means the period of time beginning on the Effective Time and ending two (2) years after the Effective Time.

2.    Effectiveness. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement (other than Sections 4 and 5 and Sections 14 through 21) shall automatically terminate and be null and void and of no effect.

3.    No Solicitation. During the Term, the Director will not, directly or indirectly, either for him/her self or any other Person, (a) solicit or induce, or attempt to solicit or induce (i) any employees or independent contractors (or any former employees or independent contractors who were employees or independent contractors of Parent, the Company or the Combined Company within the six months preceding such solicitation) of Parent, the Company or the Combined Company to participate, as an employee or otherwise, in any manner in a Competing Business, (ii) any customers, business partners or joint venturers of Parent, the Company or the Combined Company to transfer their business to a Competing Business or to reduce their business or cease conducting business with Parent, the Company or the Combined Company, or (iii) the termination of an employment or contractual relationship between Parent, the Company or the Combined Company and any employee, independent contractor, customer, business partner or joint venturer, (b) hire any Person then employed by the Combined Company, or who was employed by Parent, the Company, the Combined Company or any of their respective Subsidiaries at any time prior to the Effective Time or during the Term; provided, however, the Director shall not be prohibited from, directly or indirectly, hiring (or engaging as an independent contractor) for him/her self, former employees of the Company, Parent or the Combined Company if such employees were terminated by Parent, the Company or the Combined Company, a period of one-hundred twenty (120) days from the date of such former employee’s termination has passed and whom neither the Director nor any Person acting on behalf of the Director, directly or indirectly solicited following the date hereof or (c) in any other way interfere with or disrupt the Combined Company’s relationship with any of its employees, independent contractors, customers, business partners or joint venturers. Solicitation prohibited under this Section 3 includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications, but shall not include general solicitations of any kind which are not specifically targeted at any Persons described in clauses (a)(i), (ii) and (iii), above.

4.    Confidential Information. From and after the date of this Agreement, the Director shall not at any time, directly or indirectly, divulge, reveal or communicate any Confidential Information of Parent, the Company or their respective Subsidiaries obtained by such Person while serving as a director of the Company or Merchants Bank to any Person, or use any Confidential Information for his or her own benefit or for the benefit of any other Person except in accordance with a judicial or other governmental order in compliance with Section 5. For purposes of this Agreement, “Confidential Information” shall include all secrets and other confidential information, ideas, knowledge, knowhow, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to Parent, the Company, the Combined Company or their respective Subsidiaries, plus any non-public personal information on any present or past customer or client of the Company, Merchants Bank or the Combined Company. For purposes of this Agreement, “Confidential Information” does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Director; (b) information that was in the Director’s possession prior to serving as a director or information received by the Director from another Person without any limitations on disclosure, but only if the Director had no reason to believe that the other Person was prohibited from using or disclosing the information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Director without using any Confidential Information of Parent, the Company, the Combined Company or their respective Subsidiaries.

5.    Legally Required Disclosure. If the Director is requested or required by any tribunal or government agency (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process), to disclose any Confidential Information that would violate the other provisions of this Agreement, the Director shall provide Parent with prompt notice of any such request or requirement and shall provide, at Parent’s expense, such reasonable cooperation as Parent may request so that

Parent may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement as it would apply to such requested or required disclosure. If, in the absence of a protective order or other remedy or the receipt of a written waiver from Parent, the Director is nonetheless legally compelled to disclose Confidential Information to any tribunal or government agency, the Director may, without liability hereunder, disclose to such tribunal or government agency only that portion of Confidential Information which is legally required to be disclosed; provided that the Director exercises his or her reasonable efforts to preserve the confidentiality of such Confidential Information, including, without limitation, by reasonably cooperating with Parent, at Parent’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information by such tribunal or government agency.

6.    Reasonableness of Restrictions. The Director acknowledges and represents that the covenants set forth above represent only a limited restraint and allow the Director to pursue his or her occupation without unreasonable or unfair restrictions. The Director acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company and Parent are engaged in a highly competitive industry, (B) the Director has had unique access to the trade secrets and know-how of the Company and Parent, including the plans and strategy (and, in particular, the competitive strategy) of the Combined Company, and (C) this Agreement provides no more protection than is necessary to protect Parent’s interests in the Company’s goodwill, trade secrets and Confidential Information.

7.    Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (such period, the “Support Period”), the Director agrees that at any shareholder meeting of the Company to approve the principal terms of the Merger Agreement or any related transaction, or any adjournment or postponement thereof, the Director shall be present (in person or by proxy) and shall vote (or cause to be voted) all shares of capital stock of the Company, owned of record or beneficially, directly or indirectly, by the Director, entitled to vote at such meeting (together, “Owned Shares”): (a) in favor of approval of (1) the principal terms of the Merger Agreement and the transactions contemplated thereby, (2) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (3) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the principal terms of the Merger Agreement; and (b) against any action or agreement submitted for approval to the shareholders of the Company that would (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (2) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, (3) be in competition with or opposition to the Merger Agreement or the Merger, (4) be a Company Acquisition Proposal, or (5) impair the ability of Parent to complete the Merger, the ability of the Company to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement; provided, that the foregoing applies solely to the Director in his or her capacity as a shareholder of the Company, and nothing in this Agreement shall prevent the Director from discharging his or her fiduciary duties with respect to his or her role on the Company Board.

8.    Director Representations and Warranties. The Director hereby represents, covenants and agrees that, except for this Agreement, he or she (i) has not entered into, and shall not enter during the Support Period, any pledge, voting agreement or voting trust with respect to any Owned Shares, (ii) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to any Owned Shares except any proxy to carry out the intent of this Agreement, and (iii) has not taken and shall not take any action that would have the effect of preventing or disabling the Director from performing any of his or her obligations under this Agreement. The Director hereby represents that he or she (1) owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) the Owned Shares and has good and valid title thereto free and clear of all Liens (other than restrictions on transfer under applicable securities laws); (2) has sole (or shared with his or her spouse) voting power, sole (or shared with his or her spouse) power of disposition and sole (or shared with his or her spouse) power to agree to all of the matters set forth in this Agreement, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws, community property laws and the terms of this Agreement; and (3) has all requisite power, authority and legal capacity to execute and deliver this

Agreement and to perform his or her obligations hereunder. This Agreement has been duly and validly executed and delivered by the Director and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Director, enforceable against the Director in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. The Director further represents and warrants that the execution, delivery and performance of this Agreement and the compliance with the provisions hereof do not and will not (x) constitute or result in a breach or violation of, a default (or event which, with notice or lapse of time or both, would become a default) under, give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any property or asset of the Director pursuant to any agreement, indenture, instrument, law, rule or regulation, judgment, decree, order, governmental permit, writ, injunction, or applicable license, to which the Director is a party or by which the Director or any property or asset of the Director is bound or affected, or (y) require any permit, authorization, consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

9.    Transfer Restrictions Prior to Merger. The Director will not, directly or indirectly, during the Support Period, except in respect of the Merger and receiving the Merger Consideration: (i) sell, transfer, gift, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic or voting consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (each a “Transfer”), (ii) grant any proxies, or enter into any contract, arrangement or understanding with respect to a Transfer of the Owned Shares, as applicable, or (iii) take any other action, that would materially restrict, limit or interfere with the performance of the Director’s obligations hereunder; provided that nothing herein shall prohibit the Director from (a) Transfers for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of Section 7 and this Section 9 of this Agreement or (b) disposing of or surrendering Owned Shares to the Company in connection with the vesting, settlement or exercise of Company Stock Options or Company Restricted Shares for the payment of taxes thereon or, in respect of Company Stock Options, payment of the exercise or reference price thereof.

10.    Resignation from the Company and Merchants Bank Boards of Directors. The Director hereby tenders his or her resignation from the Company Board and the board of directors of Merchants Bank subject to and effective upon the Effective Time.

11.    Expenses. Except as otherwise may be agreed in writing or otherwise set forth in this Agreement, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses.

12.    Entire Agreement. This Agreement is irrevocable. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

13.    Assignment; Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned or otherwise transferred by operation of law or otherwise without the prior written consent of the other parties hereto and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, however, that the rights under this Agreement are assignable by Parent to a majority-owned affiliate or any successor-in-interest in an internal reorganization or similar transaction. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto.

14.    Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Director of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent may be entitled (including monetary damages), Parent shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The Director further agrees that neither Parent nor any other Person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Director irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

15.    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by a party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that he, she or it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

16.    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.    Reformation. If any court determines that the restrictions set forth in Section 3 of this Agreement are unenforceable, then the parties request such court to reform those provisions to the maximum restrictions, term, scope or geographic area that such court finds enforceable.

18.    Severability. Whenever possible, each provision or portion of any provision of this Agreement, including Section 3, will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

19.    Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent and the Director to be bound by such amendment, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20.    Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

21.    Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

[signature pages follow]

SIGNED as of the date first set forth above:

BANK OF COMMERCE HOLDINGS		COLUMBIA BANKING SYSTEM, INC.

By		By

	Randall S. Eslick		Clint E. Stein
	President & Chief Executive Officer		President & Chief Executive Officer

Additional Signatures on Next Page

[Signature Page to Voting Support Agreement]

DIRECTOR:

[Signature Page to Voting Support Agreement]

Appendix C

June 23, 2021

Board of Directors

Bank of Commerce Holdings

555 Capitol Mall

Suite 1255

Sacramento, CA 95814

Members of the Board of Directors:

We understand that Columbia Banking System, Inc. (“Columbia”) and Bank of Commerce Holdings (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into Columbia with Columbia as the surviving corporation (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, no par value, of the Company (the “Common Shares”), other than Treasury Shares (as defined in the Agreement), will be converted into the right to receive 0.4 shares of Columbia common stock (the “Merger Consideration”), subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares (other than Treasury Shares) in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that (i) the Merger Consideration is $16.70 per share based on Columbia’s 20-day average closing stock price of $41.74 per share as of June 22, 2021 and (ii) there will be no adjustment to the Merger Consideration under Section 1.4 or 8.1(e) of the Agreement.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger dated as of June 22, 2021 (the “Agreement”);

2.

reviewed certain information related to the historical condition and prospects of the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections based on consensus estimates for 2021 and 2022 and long term growth rates thereafter, for the fiscal years ending December 31, 2021 through December 31, 2025, as approved for our use by the Company (the “Projections”);

3.

reviewed the Company’s audited financial statements for years ended December 31, 2020, December 31, 2019 and December 31, 2018 and unaudited financial statements for the quarters ended March 31, 2021, September 30, 2020 and June 30, 2020;

4.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

5.	reviewed the financial and operating performance of the Company and those of other selected public companies that we deem to be relevant;

6.	considered certain publicly available financial terms of certain transactions we deem to be relevant;

Board of Directors

Bank of Commerce Holdings

June 23, 2021

7.

reviewed the current and historical market prices and trading volume for the Common Shares and for Columbia’s common shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.

received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.

discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Columbia is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Columbia is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

As contemplated by the Agreement, we have assumed that the Transaction will qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder.

Board of Directors

Bank of Commerce Holdings

June 23, 2021

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of June 22, 2021 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company nor did we advise the Company with respect to its strategic alternatives. This letter does not express any opinion as to the likely trading range of Columbia stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Columbia at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Common Shares (other than Treasury Shares).

As the Board is aware, there is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals have taken and may take to address the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). Raymond James expresses no opinion or view as to the potential impact of the Pandemic Effects on our analysis, this Opinion, the Transaction, Columbia, the Company or the value of the Merger Consideration after the date hereof.

As the Board is also aware, the credit, financial and stock markets have been experiencing and do experience unusual volatility from time to time and Raymond James expresses no opinion or view as to any potential effects of such volatility on the Transaction, Columbia, or the Company. This Opinion does not purport to address potential developments in any such credit, financial and stock markets on the value of the Merger Consideration after the date hereof.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Board of Directors

Bank of Commerce Holdings

June 23, 2021

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares (other than Treasury Shares) as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Columbia or the ability of the Company or Columbia to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and Columbia for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this opinion letter, Raymond James has provided certain services to the Company, Columbia or their respective subsidiaries for which it has received fees, including: (i) Raymond James has provided services to the Company in connection with a share repurchase program, for which Raymond James was paid commissions and may be paid commissions in the future, (ii) Raymond James has engaged in certain fixed income and other trading activities with Merchants Bank of Commerce, a subsidiary of the Company, for which Raymond James has earned income and (iii) Raymond James has engaged in certain fixed income trading activity with Columbia State Bank, a subsidiary of Columbia, for which Raymond James has earned income. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Columbia or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board or any shareholder of the Company or Columbia regarding how said shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

Board of Directors

Bank of Commerce Holdings

June 23, 2021

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares (other than Treasury Shares) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.603 of the WBCA contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (i) the individual acted in good faith; and (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individuals conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful.

A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. Washington law provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding.

Washington law permits a director of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. Washington law further provides that a corporation may, if authorized by its articles of incorporation or a bylaw or resolution adopted or ratified by the shareholders, provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

The Columbia articles provide, among other things, for the indemnification of directors, and authorize the board of directors to pay reasonable expenses incurred by, or satisfy a judgment or fine against, a current or former director in connection with any legal liability incurred by the individual while acting for Columbia within the scope of his or her employment and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined to include intentional misconduct, a knowing violation of law, conduct violating section 23B of the WBCA or participation in any transaction from which the person will receive a benefit in money, property or services to which that person is not legally entitled.

The Columbia articles also include a provision that limits the liability of directors from any personal liability to Columbia or its shareholders for conduct not to have been found egregious.

Columbia has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements codify procedural mechanisms pursuant to which directors may enforce the indemnification rights that such directors are granted under the Columbia articles and the WBCA.

Item 21.	Exhibits and Financial Statement Schedules
2.1	Agreement and Plan of Merger, dated as of June 23, 2021, by and between Columbia Banking System, Inc. and Bank of Commerce Holdings (contained in Appendix A to the proxy statement/prospectus which is included in the registration statement).*

3.1	Amended and Restated Articles of Incorporation of Columbia Banking System, Inc. (incorporated by reference to Exhibit 3.1 to Columbia Banking System, Inc.’s Form 10-K filed on May 7, 2013).

3.2	Amendment to Amended and Restated Articles of Incorporation of Columbia Banking System, Inc. (incorporated by reference to Exhibit 4.4 to Columbia Banking System, Inc.’s Form S-3 filed on August 6, 2015).

Item 21.	Exhibits and Financial Statement Schedules

3.3	Amended and Restated Bylaws of Columbia Banking System, Inc. (incorporated by reference to Exhibit 3.2 to Columbia Banking System, Inc.’s Form 8-K filed on February 2, 2010).

4.1	Specimen of certificate representing Columbia Banking System, Inc.’s common stock, no par value (incorporated by reference to Columbia Banking System, Inc.’s Form S-3 filed on December 19, 2008)

5.1	Opinion of Kumi Y. Baruffi as to the validity of the securities being issued.

8.1	Opinion of Sullivan & Cromwell LLP regarding certain federal income tax matters (to be filed by amendment).

8.2	Opinion of Miller Nash LLP regarding certain federal income tax matters (to be filed by amendment).

23.1	Consent of Sullivan & Cromwell LLP (to be filed by amendment).

23.2	Consent of Miller Nash LLP (to be filed by amendment).

23.3	Consent of Deloitte & Touche LLP, Columbia Banking System, Inc.’s independent registered public accounting firm.

23.4	Consent of Moss Adams LLP, Bank of Commerce Holdings’s independent registered public accounting firm.

23.5	Consent of Kumi Y. Baruffi (contained in her opinion filed as Exhibit 5.1).

99.1	Form of Voting Support Agreement by and among Columbia Banking System, Inc., Bank of Commerce Holdings and certain directors of Bank of Commerce Holdings, dated June 23, 2021 (attached as Appendix B to the proxy statement/prospectus which is included in this registration statement).

99.2	Form of proxy to be mailed to shareholders of Bank of Commerce Holdings.

99.3	Consent of Raymond James & Associates, Inc., Bank of Commerce Holdings’s Financial Advisor.

*

The disclosure schedules and exhibits have been omitted pursuant to Item 601(b)2 of Regulation S-K. Columbia agrees to furnish as a supplement a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on August 6, 2021.

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ Clint E. Stein
Clint E. Stein, President and Chief Executive Officer

Each person whose individual signature appears below authorizes and appoints Craig D. Eerkes, Clint. E. Stein and Aaron J. Deer and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and to act in his name, place and stead and to execute in the name and on behalf of each person, individually or in each capacity stated below, and to file any amendments to this registration statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on August 6, 2021.

Signature and Title

By:	/s/ Clint E. Stein
Clint E. Stein, Director, President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Aaron J. Deer
Aaron J. Deer, Executive Vice President, Chief Financial Officer
(Principal Financial Officer)

By:	/s/ Brock M. Lakely
Brock M. Lakely, Senior Vice President and Chief Accounting Officer
(Principal Accounting Officer)

By:	/s/ Craig D. Eerkes
Craig D. Eerkes, Chairman of the Board and Director

By:	/s/ Laura Alvarez Schrag
Laura Alvarez Schrag, Director

By:	/s/ Ford Elsaesser
Ford Elsaesser, Director

By:	/s/ Mark A. Finkelstein
Mark A. Finkelstein, Director

By:	/s/ Eric S. Forrest
Eric S. Forrest, Director

By:	/s/ Thomas M. Hulbert
Thomas M. Hulbert, Director

By:	/s/ Michelle M. Lantow
Michelle M. Lantow, Director

By:	/s/ Randal L. Lund
Randal L. Lund, Director

By:	/s/ Tracy Mack-Askew
Tracy Mack-Askew, Director

By:	/s/ S. Mae Fujita Numata
S. Mae Fujita Numata, Director

By:	/s/ Elizabeth W. Seaton
Elizabeth W. Seaton, Director

By:	/s/ Janine T. Terrano
Janine T. Terrano, Director